      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1997

                                                      REGISTRATION NO. 333-22985
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                                 --------------

                        VISTA MEDICAL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          3845                  94-3184035
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

    5451 AVENIDA ENCINAS, SUITE A, CARLSBAD, CALIFORNIA 92008 (760) 603-9120

          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                  JOHN R. LYON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        VISTA MEDICAL TECHNOLOGIES, INC.
                         5451 AVENIDA ENCINAS, SUITE A
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 603-9120
(Name, address, including zip code and telephone number, including area code, of agent for service)

                               ------------------

                                with copies to:

        Craig S. Andrews, Esq.                   Douglas M. Mancino, Esq.
        Faye H. Russell, Esq.                    Mark J. Mihanovic, Esq.
   BROBECK, PHLEGER & HARRISON LLP               McDERMOTT, WILL & EMERY
   550 West "C" Street, Suite 1300                2049 Century Park East
     San Diego, California 92101                        34th Floor
                                              Los Angeles, California 90067

                                 --------------

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                 --------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                                 --------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH
SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 1, 1997


                                3,500,000 SHARES

                                     [LOGO]

                        VISTA MEDICAL TECHNOLOGIES, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                 --------------

    All of the 3,500,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00. For factors to be considered in determining the initial public offering price, see "Underwriting."

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "VMTI."
                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                                                             INITIAL PUBLIC     UNDERWRITING      PROCEEDS TO
                                                             OFFERING PRICE     DISCOUNT (1)      COMPANY (2)
                                                            ----------------  ----------------  ----------------
Per Share.................................................         $                 $                 $
Total (3).................................................         $                 $                 $

--------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $700,000 payable by the Company.

(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 525,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to the Company will be $         ,
    $         and $         , respectively. See "Underwriting."

                                 --------------

    The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York on or about
            , 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                        SALOMON BROTHERS INC
                                   ---------

               The date of this Prospectus is             , 1997.

                               FRONT OUTSIDE FLAP

TEXT IN UPPER RIGHT CORNER:

    VISTA MEDICAL'S 3D HMD FOR MINIMALLY INVASIVE MICROSURGERY

Vista Medical Technologies (Vista Medical) was originally founded by Kaiser Aerospace and Electronics Corporation, a leader in the development and manufacture of heads-up and head mounted displays (HMD) for aerospace applications. Vista Medical's HMD, specifically designed for minimally invasive microsurgery, incorporates the visualization, information and human factors technology developed by Kaiser for its military customers.

(PHOTOGRAPH DESCRIPTION AND CAPTIONS)

1.  Background: Blue with clouds

2.  Top left: Typical aerospace display

3.  Top left (lower and more centered): A flight helmet (head mounted display).

4.  Center: Vista Medical Head Mounted Display (HMD) for surgery.

5. Lower left hand corner: Typical surgical data which will be shown on the HMD.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    The Company intends to furnish to its stockholders annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited interim financial information for the first three fiscal quarters of each fiscal year of the Company.

    THE COMPANY HAS RIGHTS IN THE FOLLOWING TRADEMARKS: 3D
SCOPE-REGISTERED TRADEMARK-, DESIGN OF CONE AND VISTA MEDICAL TECHNOLOGIES & DESIGN. IN ADDITION, THE COMPANY HAS APPLIED TO REGISTER THE FOLLOWING
TRADEMARKS: MIM, STEREOSITE, CARDIOCAMERA, CARDIOZOOM, INFOMATIX, CARDIOVIEW, CARDIOCONTROLLER, CARDIOGUIDE, CARDIOCONSOLE AND CARDIOLIGHT. THIS PROSPECTUS ALSO INCLUDES NAMES AND TRADEMARKS OF COMPANIES OTHER THAN THE COMPANY, INCLUDING HEARTPORT AND PORT-ACCESS WHICH ARE TRADEMARKS OF HEARTPORT, INC.

                                  INSIDE COVER

    Background: Blue with images of a heart

    Text in center right of page: Series 8000 Advanced Visualization and Information System for Cardiac Surgery

    Center right: Cardiac surgeons using the Company's system.

    Lower left: The Series 8000 Advanced Visualization and Information Sytem and the Company's micro-cameras.

    Text in lower right corner: The Series 8000 is a 3D image acquisition and display system developed in consultation with the Company's Clinical Advisory Board to respond to the requirements of minimally invasive cardiac surgical applications. Vista Medical believes that the Series 8000 is the only visualization and information system specifically designed for minimally invasive cardiac surgery. The photograph shows cardiac surgeons wearing the CardioView HMDs and using the miniature 3D CardioCamera. Also shown is the CardioConsole, the central control unit for the Series 8000, and a close-up view of the series 8000 camera options.

    The Series 8000 product has been cleared to market in the U.S. by the FDA with expected commercial availability later this year.

                               FRONT INSIDE FLAP

    Text in upper right corner: StereoSite Systems for Head, Neck and Spine Surgery

    Background: Blue with imprint of the head.

    Center: Two surgeons, with one using the Vista Medical System in a neurological application.

    Right Corner: Diagnostic data.

    Text in lower left corner: Advances in neurosurgery and related specialties are increasingly dependent on the provision of accurate diagnostic and guidance information to the surgeon in real-time. Vista Medical's StereoSite system for microscopic and microendoscopic applications are designed to give the surgeon the ergonomic advantages of an HMD combined with the ability to integrate data into the anatomical view. Illustrated here is an example of information in the form of computer derived 3D reconstructions of the brain used by the neurosurgeon for preoperative surgical planning and intra-operative guidance. The photograph shows a surgeon operating using a surgical microscope for magnified visualization, with a colleague observing the same image on a Vista Medical HMD.

    The StereoSite systems are under development, have not been cleared to market in the U.S. by the FDA and are not commercially available.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND THE COMPANY'S FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE INDICATED HEREIN, ALL INFORMATION CONTAINED IN THIS PROSPECTUS (I) GIVES EFFECT TO A THREE-FOR-FOUR REVERSE SPLIT OF THE COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "COMMON STOCK"), OF THE COMPANY, (II) REFLECTS THE CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S PREFERRED STOCK, PAR VALUE $0.01 (THE "PREFERRED STOCK"), INTO AN AGGREGATE OF 8,680,679 SHARES OF COMMON STOCK AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. THIS PROSPECTUS MAY CONTAIN, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED UNDER THE HEADING "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER SUCH INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

                                  THE COMPANY

    Vista Medical Technologies, Inc. ("Vista Medical" or the "Company") develops, manufactures and intends to market proprietary visualization and information systems that enable minimally invasive surgical solutions in cardiothoracic, head, neck and spine ("HNS") and other selected microsurgical procedures. The Company currently markets endoscopic cameras and related surgical instruments and accessories. Vista Medical's visualization and information systems bring together head-mounted display ("HMD") technology originally developed for applications in military aerospace by Kaiser Aerospace and Electronics Corporation ("Kaiser Aerospace") and three-dimensional ("3-D") imaging capability from its acquisition of Oktas, Inc.

    The development and subsequent widespread adoption of minimally invasive surgical approaches have revolutionized many surgical fields, including general surgery, orthopedics, gynecology and urology. Minimally invasive surgical procedures are performed through strategically placed ports or mini-incisions in a patient's body, thereby avoiding the larger incisions used in traditional open surgery. Minimally invasive procedures are designed to decrease complications, reduce pain and suffering, speed recovery and decrease costs associated with many aspects of patient care. This movement toward minimally invasive surgery has been driven by advances in both device technology and surgical technique, as well as patient demand. Minimally invasive microsurgery ("MIM") is an extension of minimally invasive surgery and is characterized by greater complexity and precision. MIM procedures have been made possible primarily by recent advances in medical technology.

    The application of minimally invasive techniques to cardiothoracic surgery is commonly regarded as a revolutionary development in modern surgery. Minimally invasive cardiac procedures avoid the trauma caused by sternotomy and promise to significantly decrease pain and trauma and shorten recovery times. Cardiothoracic MIM requires the surgeon to perform technically challenging procedures, including working on tiny delicate structures (such as a one millimeter heart vessel) with highly restricted access through small incisions.

    The Company believes that an advanced visualization technology which provides the surgeon with an intuitive and ergonomic solution to the inherent vision restrictions of the MIM approach will enable the use of the MIM technique with increased safety, efficacy and precision. In order to meet this visualization challenge, the Company has developed proprietary visualization and information systems.

    Vista Medical's proprietary technology is based on the following principles which the Company believes are essential in advancing the techniques of MIM: (i) three-dimensional view; (ii) high resolution images; (iii) improved access through miniaturization technology; (iv) optimized surgical ergonomics; and (v) integration of anatomical image with critical monitoring and diagnostic information.

    Based on these principles, Vista Medical develops visualization products and related information systems that are customized for the specific cardiothoracic and HNS procedures to which they are directed. The Company's product lines include the Series 8000 Advanced Visualization and Information System ("Series 8000"), designed for use in cardiothoracic procedures, and StereoSite, designed for use in microscopic and endoscopic procedures in HNS. All 510(k) clearances to market necessary for Series 8000 commercialization have been received, with expected commercial availability later this year. The StereoSite systems are under development, have not been cleared to market in the U.S. by the U.S. Food and Drug Administration ("FDA") and are not commercially available. The Company anticipates filing a required 510(k) pre-market notification for the processor component of the HMD for the StereoSite system in third quarter 1997. All other required 510(k) clearances to market for the StereoSite system have been received. The Company also offers surgical instruments and accessories designed for use in both cardiothoracic and HNS MIM procedures.

BUSINESS STRATEGY

    The Company's business strategy is to become the leading developer and marketer of advanced visualization and information systems for MIM applications in cardiothoracic, HNS and other selected surgical specialties. Key elements of the Company's strategy include:

    - Establish advanced visualization technologies as standard practice in minimally invasive cardiac surgery.

    - Promote Vista Medical's visualization solution for use in all types of cardiac surgery.

    - Develop MIM applications through specialty-focused business units by leveraging the Company's technology platform.

    - Accelerate adoption of the Series 8000 Advanced Visualization and Information System in the cardiac market by implementing a per-procedure pricing strategy.

    - Increase the surgeon's real-time access to critical data.

    - Enter into strategic relationships which complement Company resources.

    To assist in implementing its business strategy, the Company has established two Clinical Advisory Boards made up of leading surgeons, one focused on minimally invasive cardiac surgery, the other focused on HNS microsurgery and a number of other specialties. Members of the Clinical Advisory Boards consult with the Company exclusively in the field of visualization. The Clinical Advisory Boards are intended to act as a clinical reference for the Company and to provide access to potential training sites for the Company's visualization products.

RECENT DEVELOPMENTS

    In November 1996, Vista Medical and Medtronic, Inc. ("Medtronic"), a leading cardiac company, entered into a strategic alliance providing for the distribution and co-promotion of the Company's current and future visualization and information systems for cardiac surgery, including the Series 8000 (the "Vista Systems"). Medtronic will act as Vista Medical's exclusive distributor for the Vista Systems for use in cardiothoracic surgical procedures in Europe, the Middle East (excluding Afghanistan and Pakistan) and Africa and will co-promote the Vista Systems in North America. Vista Medical retains direct distribution rights in North America as well as the worldwide right to distribute its systems for use in all other procedures. In conjunction with entering into the agreement, Medtronic made a $10.0 million equity investment in the Company.

    The Company believes that the control and processing of information is a key component in the development of advanced visualization systems. As a result, in February 1997, the Company obtained from GDE Systems, Inc. ("GDE"), a leading military electronics and information management company, an exclusive worldwide license to software and documentation and trademarks of GDE for use in the medical field. Since 1993, GDE's subsidiary, Healthcom, has been adapting the software licensed to Vista Medical to provide high-speed, image-based information processing and networking capabilities specifically for medical applications. In connection with the license, Vista Medical will issue to GDE Common Stock with a value (based on the initial public offering price) of $250,000.

    In February 1997, the Company entered into an agreement with Heartport, Inc. ("Heartport"), a leading company developing minimally invasive technology for heart surgery. Vista Medical will sell four Series 8000 systems to Heartport, for use in the Heartport Research and Training Center in Salt Lake City, Utah. Heartport has agreed to use the Series 8000 in its training centers, to promote that its training courses utilize the Series 8000 and to endorse the Series 8000 as the preferred 3-D video visualization and information solution for minimally invasive heart surgery. In connection with the agreement, the Company issued to Heartport a warrant to purchase up to 100,000 shares of Common Stock, exercisable at any time after this Offering and prior to March 31, 2001, at a price per share equal to the initial public offering price. If an initial public offering is not completed by June 30, 1997, the price will be $6.67 per share.

    Since February 1997, Vista Medical's CardioThoracic Surgery division has exhibited the Series 8000 at two major cardiothoracic surgery meetings in the U.S. and at the World Congress on Minimally Invasive Cardiac Surgery in Paris. Surgeons attending these conferences expressed interest in the potential growth of minimally invasive surgeries and the importance of enabling technologies such as visualization. At these conferences, hundreds of surgeons participated in a hands-on demonstration of the Series 8000, expressed interest and requested additional information.

                                  THE OFFERING

Common Stock offered by the Company..........  3,500,000 shares

Common Stock to be outstanding after the
 Offering....................................  12,797,528 shares (1)

Use of proceeds..............................  Fund product introductions, sales and marketing activities, research and
                                               development, acquisition of capital equipment
                                               for manufacturing scale-up and for working
                                               capital and other general corporate purposes.
                                               See "Use of Proceeds."

Nasdaq National Market symbol................  VMTI

--------------

(1) Based on shares outstanding as of March 31, 1997. Does not include (i) 1,282,676 shares of Common Stock issuable upon exercise of options outstanding as of March 31, 1997 at a weighted average exercise price of $0.54 per share pursuant to the Company's stock option plans, (ii) 100,000 shares of Common Stock issuable upon the exercise of warrants granted to Heartport at an exercise price equal to the initial public offering price of the Common Stock offered hereby or, if not completed by June 30, 1997, at an exercise price of $6.67 per share and (iii) a number of shares of Common Stock equal to $250,000 divided by the initial public offering price of the Common Stock offered hereby to be issued to GDE immediately following the closing of this Offering. See "Capitalization," "Management--Benefit Plans" and "Description of Capital Stock."

                                  RISK FACTORS

    The shares offered hereby involve a high degree of risk, and prospective purchasers should carefully consider the factors described under the heading "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          THREE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,              MARCH 31,
                                                     ---------------------------------  -----------------------
                                                       1994       1995        1996         1996        1997
                                                     ---------  ---------  -----------  ----------  -----------
                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

Sales..............................................  $      59  $   1,719  $     2,244  $      241  $       829

Costs and expenses:
  Cost of sales....................................         43      1,272        2,253         184          826
  Research and development.........................      1,328      1,904        3,880         533        1,514
  Sales and marketing..............................        291        834        2,057         313          745
  General and administrative.......................        758      1,034        3,103         399        1,164
                                                     ---------  ---------  -----------  ----------  -----------
    Total costs and expenses.......................      2,420      5,044       11,293       1,429        4,249
                                                     ---------  ---------  -----------  ----------  -----------
Loss from operations...............................     (2,361)    (3,325)      (9,049)     (1,188)      (3,420)

Minority interest in net loss of consolidated
 partnership.......................................        270         --           --          --           --
License income.....................................         --         --        1,493          --           --
Interest income....................................         --         51          117          34          102
                                                     ---------  ---------  -----------  ----------  -----------
Net loss...........................................  $  (2,091) $  (3,274) $   (7,439)  $   (1,154) $    (3,318)
                                                     ---------  ---------  -----------  ----------  -----------
                                                     ---------  ---------  -----------  ----------  -----------
Pro forma net loss per share (1)...................                        $     (0.86)             $     (0.37)

Shares used in computing pro forma net loss per
 share (1).........................................                          8,626,898                9,079,976

                                                                                              MARCH 31, 1997
                                                                                         ------------------------
                                                                                                          AS
                                                                                           ACTUAL    ADJUSTED (2)
                                                                                         ----------  ------------
                                                                                               (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:

  Cash, cash equivalents and short-term investments....................................  $    5,844   $   34,439
  Working capital......................................................................       7,554       36,149
  Total assets.........................................................................      11,226       39,821
  Total debt...........................................................................          --           --
  Accumulated deficit..................................................................     (16,939)     (16,939)
  Total stockholders' equity...........................................................       9,955       38,550

--------------

(1) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.

(2) Gives effect to the sale of 3,500,000 shares of Common Stock offered by the Company in this Offering at the assumed offering price of $9.00 per share (the mid-point of the range set forth on the front cover) and the application of the net proceeds therefrom, after deducting the underwriting discount and offering expenses payable by the Company. See "Use of Proceeds."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW.

DEVELOPMENT STAGE COMPANY; SUBSTANTIAL FUTURE LOSSES AND FUTURE CAPITAL
  REQUIREMENTS

    Since its formation in July 1993, the Company has been engaged in the development of visualization and information systems and related surgical instruments and accessories that enable MIM solutions for applications in cardiothoracic and other selected microsurgical procedures and in manufacturing and marketing limited quantities of camera systems to customers as an original equipment manufacturer ("OEM"). As of March 31, 1997, the Company had incurred cumulative net losses of $16.9 million since its formation. The Company expects to incur substantial and increasing operating losses before it will reach profitability, if at all. Furthermore, the Company expects its expenses in all categories to increase as its marketing and other business activities expand. There can be no assurance that the Company will achieve or sustain profitability in the future. Failure to achieve significant commercial revenues or profitability would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's future liquidity and capital requirements will depend upon numerous factors, including the following: the extent to which the Company's products gain market acceptance; the progress and scope of product evaluations; the timing and costs of filing future regulatory submissions; the timing and costs required to receive both domestic and international governmental approvals; the timing and costs of product introductions; the extent of the Company's ongoing research and development programs; the costs of training physicians to become proficient in the use of the Company's products and procedures; and the costs of developing marketing and distribution capabilities. The Company anticipates that the net proceeds from this Offering and the interest income thereon, together with its existing cash, cash equivalents and short-term investments, will be sufficient to fund its operations through 1998. If, at or prior to such time, the net proceeds of this Offering, together with available funds and cash generated from operations, are insufficient to satisfy the Company's cash needs, the Company may require additional financing. There can be no assurance that such additional financing will be available on terms acceptable to the Company, if at all. The Company's inability to fund its capital and operational requirements would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE UPON AND UNCERTAINTY REGARDING COMMERCIALIZATION OF SERIES 8000

    The Series 8000 for minimally invasive cardiac surgery is the Company's primary near-term product focus and is expected to account for the majority of the Company's revenues over the next several years. In international markets, however, regulatory clearance or approval is required before the system can be widely marketed. There can be no assurance that demand for the Series 8000 will be sufficient to achieve profitable operations.

    Development of certain peripheral components of the Series 8000 has not yet been finalized, and final prototypes have not yet been completed. There can be no assurance that such development efforts will be successful or that the Company's products under development will be shown to be safe or effective, capable of being manufactured in commercial quantities at acceptable costs, cleared or approved by regulatory authorities or successfully marketed.

    Evaluations of the Series 8000 conducted to date have shown that there is a learning process involved for surgeons and other members of the surgery team to become proficient with the use of the system. Based on a limited number of clinical and laboratory procedures performed to date, there can be no assurance that visualization and information system enhancements incorporated, or to be incorporated, in the Series 8000 will prove suitable for use by a substantial number of cardiothoracic surgeons. If the Series 8000 proves unsuitable for a number of surgeons to use, the potential markets and applications for the Company's products would be significantly limited. Widespread use of the Series 8000 will require training of a large number of surgeons, and the time required to institute a training program and to train such surgeons could adversely affect market acceptance. Failure to successfully commercialize the Series 8000 would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Lines," "Business -- Marketing and Sales," "Business -- Manufacturing" and "Business -- Government Regulation."

UNCERTAINTY OF CLINICAL ADOPTION OF MINIMALLY INVASIVE MICROSURGICAL PROCEDURES

    The Company's near-term products are being developed in order to enable cardiothoracic and HNS surgeons to perform MIM surgical procedures using their existing skills coupled with training and complementary equipment being developed by other companies. Accordingly, the Company's success is dependent upon acceptance of these procedures by the medical community as a reliable, safe and cost effective alternative to existing treatments. To date, MIM surgical procedures have only been performed on a very limited basis by a small number of highly skilled surgeons. The Company is unable to predict how quickly, if at all, MIM surgical procedures will be adopted by the medical community or, if they are adopted, the number of procedures that will be performed.

    Most patients with cardiovascular disease first consult with a cardiologist, who then may treat the patient with pharmaceuticals or non-surgical interventions, such as angioplasty and intravascular stents, or refer the patient to a cardiac surgeon for open-chest coronary artery bypass graft ("CABG") surgery. Cardiologists may not recommend MIM procedures until such time, if at all, as such procedures can successfully be demonstrated to be as safe and cost-effective as other accepted treatments. In addition, cardiac surgeons may choose not to recommend MIM procedures until such time, if at all, as such procedures are proven to be as efficacious as conventional, open-chest surgery methods, which have become widely adopted by cardiac surgeons since the initial use of such surgery in the mid-1950s.

    Even if the clinical efficacy of MIM procedures is established in cardiac and other specialties, surgeons, specialists and other physicians may choose not to recommend the procedures for any number of other reasons. Clinical adoption will depend, for example, upon the Company's ability to facilitate training of surgeons to perform MIM surgery and the willingness of such surgeons to perform such procedures. Physicians may similarly elect not to recommend the MIM procedure based on possible unavailability of acceptable reimbursement from health care payors. Health care payor acceptance may require evidence of the cost effectiveness of MIM procedures as compared to other currently available treatments. The Company believes that physician endorsements will be essential for clinical adoption of MIM procedures, and there can be no assurance that any such endorsements will be obtained in a timely manner, if at all. Patient acceptance of the procedure will depend upon such physician recommendations, as well as other factors, including the effectiveness of, and the rate and severity of complications associated with, the procedure as compared to other treatments.

    There can be no assurance that MIM procedures will gain clinical adoption. Failure of these procedures to achieve significant clinical adoption would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Background," "Business -- Product Lines," "Business -- Marketing and Sales," "Business -- Competition" and "Business -- Government Regulation."

LACK OF COMMERCIAL MANUFACTURING EXPERIENCE; SCALE-UP RISK

    The Company lacks experience in manufacturing the products under development, including the Series 8000, in the quantities that would be necessary for the Company to achieve significant commercial sales. The manufacture of the Company's products primarily involves the assembly of a number of sub-assemblies and components. Companies such as Vista Medical often encounter difficulties in scaling up manufacturing of products, which difficulties could include problems involving quality control and assurance, component and service availability, adequacy of control policies and procedures, lack of qualified personnel, compliance with FDA regulations and the need for further FDA approval of new manufacturing processes and facilities and other production constraints. There can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs. The Company will also require additional manufacturing facilities as production volumes increase; acquisition of new manufacturing facilities will likely involve relocation. Any of these factors could have a material adverse effect on the Company's business, financial condition and results of operation.

    The Company has and will continue to consider as appropriate, the internal manufacture of sub-assemblies currently provided by third party subcontractors, as well as the implementation of new production processes. There can be no assurance that manufacturing yields or costs will not be adversely affected by the transition to in-house production or to new production processes when such efforts are undertaken, or that FDA Good Manufacturing Practices ("GMP") requirements can be met and that such a transition would not materially adversely affect the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

LIMITED SALES, MARKETING, DISTRIBUTION AND TECHNICAL SUPPORT EXPERIENCE

    The Company has organized its sales and marketing efforts by the Company's CardioThoracic Surgery and HNS Microsurgery divisions. The Company currently markets its cardiothoracic products in North America through four direct (Company employee) sales representatives and 30 independent sales representatives. The Company is in the process of hiring up to eight additional direct sales representatives to support the introduction of its Series 8000 by the CardioThoracic Surgery division. A similar combination of direct and independent sales representatives will market the products of the Company's HNS Microsurgery division. Establishment of a sales force capable of effectively commercializing the Company's systems will require substantial efforts and significant management and financial resources. There can be no assurance that the Company will be able to establish such a sales capability on a timely basis or at all.

    The Company believes that a critical element of its sales efforts in North America will be the provision of technical support, including training and clinical validation efforts, to its customers. Provision of an adequate level of such support on a timely basis requires significant financial resources. There can be no assurance that the Company will be able to provide an adequate level of technical support on a timely basis, or at all. See "Business -- Strategic Alliances" and "Business -- Marketing and Sales."

POTENTIAL COMPONENT SHORTAGES; DEPENDENCE ON SOLE SOURCES OF SUPPLY

    The Company uses or relies on certain components and services used in its systems that are provided by sole source suppliers. The manufacture of the Company's products in larger commercial quantities will require a substantial increase in component supplies and will likely necessitate the replacement of current suppliers or the addition of new suppliers. The qualification of additional or replacement vendors for certain components or services is a lengthy process. In addition, the substitution of replacement vendors may entail re-engineering time and cost and could delay the supply of the Company's products.

    The Company expects to manufacture its products based on forecasted product orders and intends to purchase subassemblies and components prior to receipt of purchase orders from customers. Lead times for materials and components ordered by the Company vary significantly and depend on factors such as the business practices of the specific supplier, contract terms and general demand for a component at a given time. Certain components used in the Company's products have long lead times. As a result, there is a risk of excess or inadequate inventory if orders do not match forecasts.

    Any significant supply interruption, or inventory shortage or overage, would have a material adverse effect on the Company's ability to manufacture the Company's products and, therefore, a material adverse effect on its business, financial condition and results of operations. See "Business -- Manufacturing."

NO ASSURANCE OF REGULATORY CLEARANCE OR APPROVAL; SIGNIFICANT DOMESTIC AND
  INTERNATIONAL REGULATION

    The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulation in the United States. Medical devices are regulated in the United States primarily by the FDA and, to a lesser extent, by certain state agencies. Generally, medical devices require pre-market clearance or pre-market approval prior to commercial distribution. In addition, certain material changes or modifications to, and changes in intended use of, medical devices also are subject to FDA review and clearance or approval. The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, promotion and distribution of medical devices in the United States and the export of unapproved medical devices from the United States to other countries. Noncompliance with applicable requirements can result in failure of the government to grant pre-market clearance or approval for devices, withdrawal or suspension of approval, total or partial suspension of production, fines, injunctions, civil penalties, refunds, recall or seizure of products and criminal prosecution.

    In the United States, medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. The Company's products to date have either been classified as Class I or Class II devices.

    Class I devices are subject to general controls (e.g., establishment registration and product listing, labeling, adulteration and misbranding provisions and medical device reporting requirements and, unless exempt, to pre-market notification and adherence to GMP standards). Class II devices are subject to general controls and special controls (e.g., performance standards, post-market surveillance, patient registries and FDA guidelines). Generally, Class III devices are those that must receive pre-market approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable or new devices which have not been found to be substantially equivalent to legally marketed devices). Class III devices ordinarily require clinical testing to ensure safety and effectiveness and FDA approval prior to marketing and distribution. The FDA also has the authority to require clinical testing of Class I and Class II devices. A pre-market approval ("PMA") application must be filed if a proposed device is not substantially equivalent to a legally marketed predicate device or if it is a Class III device for which the FDA has called for such application. A PMA typically takes several years to be approved by the FDA.

    Generally, before a new device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance of a 510(k) notification or submission and approval of a PMA application. If a medical device manufacturer or distributor can establish that a device is "substantially equivalent" to a legally marketed Class I or Class II device, or to a Class III device for which the FDA has not called for a PMA, the manufacturer or distributor may market the device upon receipt of an FDA order determining such a device substantially equivalent to a predicate device. The 510(k) notification may need to be supported by appropriate performance, clinical or testing data establishing the claim of substantial equivalence. The FDA requires a rigorous demonstration of substantial equivalence.

    Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution until an FDA substantial equivalence order permitting the marketing of a device is received by the person who submitted the 510(k) notification. At this time, the FDA typically responds to the submission of a 510(k) notification within 90 to 200 days. An FDA letter may declare that the device is substantially equivalent to a legally marketed device and allow the proposed device to be marketed in the United States. The FDA, however, may determine that the proposed device is not substantially equivalent or require further information, including clinical data, to make a determination regarding substantial equivalence. Such determination or request for additional information will delay market introduction of the product that is the subject of the 510(k) notification.

    All clinical investigations involving the use of an unapproved or uncleared device on humans to determine the safety or effectiveness of the device must be conducted in accordance with the FDA's investigational device exemption ("IDE") regulations. If the device presents a "significant risk," the manufacturer or distributor of the device is required to file an IDE application with the FDA prior to commencing human clinical trials. The IDE application must be supported by data, typically the result of animal and bench testing. If the IDE application is approved by the FDA, human clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the FDA. If the device presents a "non-significant risk," approval by an Institutional Review Board prior to commencing human clinical trials is required, as well as compliance with labeling, record keeping, monitoring and other requirements. However, the FDA can disagree with a non-significant risk device finding.

    Any products manufactured or distributed by the Company are subject to continuing regulation by the FDA, which includes record keeping requirements, reporting of adverse experience with the use of the device, GMP requirements and post-market surveillance, and may include post-market registry and other actions deemed necessary by the FDA. A new 510(k), PMA or PMA supplement is also required when a medical device manufacturer makes a change or modification to a legally marketed device that could significantly affect the safety or effectiveness of the device, or where there is a major change or modification in the intended use of the device or a new indication for use of the device. When any change or modification is made to a device or its intended use, the manufacturer is expected to make the initial determination as to whether the change or modification is of a kind that would necessitate the filing of a new 510(k), PMA or PMA supplement.

    Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ from FDA requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. The current regulatory environment in Europe for medical devices differs significantly from that in the United States. Europe is currently in the transitional process of implementing the Medical Device Directive which was adopted on January 1, 1995 with a transition period through June 1998. After June 1998, all medical devices sold in the European Union must bear the CE mark. Devices are now classified by manufacturers according to the risks they represent with a classification system giving Class III as the highest risk devices and Class I as the lowest. Once the device has been classified, the manufacturer can follow one of a series of conformity assessment routes, typically through a registered quality system, and demonstrate compliance to a European Notified Body. After that, the CE mark may be applied to the device. Maintenance of the system is ensured through annual on-site audits by the Notified Body and a post-market surveillance system requiring the manufacturer to submit serious complaints to the appropriate governmental authority.

    Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

RAPID TECHNOLOGICAL CHANGE; SIGNIFICANT COMPETITION

    The medical device market is characterized by intensive development efforts and rapidly advancing technology. The future success of the Company will depend, in large part, upon its ability to anticipate and keep pace with advancing technology and competing innovations. There can be no assurance, however, that the Company will be successful in identifying, developing and marketing new products or enhancing its existing products.

    The Company believes that a number of large companies, with significantly greater financial, manufacturing, marketing, distribution and technical resources and experience than that of the Company, are focusing on the development of visualization products for MIM. Several companies are currently developing and marketing visualization products for MIM which could be applied to cardiac surgery. There can be no assurance that the Company will be successful in competing with any such companies.

    Technological advances with other therapies for heart disease such as drugs, interventional cardiology procedures or future innovations in cardiac surgery techniques could make such other therapies more effective or lower in cost than MIM surgical procedures and could render MIM cardiac surgery obsolete.

    There can be no assurance that physicians will use MIM surgical procedures to replace or supplement established treatments, such as conventional open-chest heart surgery, angioplasty or intravascular stents, or that MIM cardiac surgery will be competitive with current or future technologies. There can be no assurance that the Company will be able to compete successfully against current and future competitors. Failure to do so would have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business -- Competition."

RELIANCE ON STRATEGIC RELATIONSHIPS

    The Company intends to pursue strategic relationships with corporations and research institutions with respect to the research, development, regulatory approval and marketing of certain of its products. The Company's future success may depend, in part, on its relationships with such partners, including, for example, the Company's relationships with Medtronic and Heartport. The Company will have limited or no control over the resources that any partner may devote to the Company's products, or over partners' development and marketing efforts. There can be no assurance that any of the Company's present or future collaborative partners will perform their obligations as expected or will devote sufficient resources to the development or marketing of the Company's potential products. Any parallel development by a partner of alternate technologies, preclusion from entering into competitive arrangements, failure to obtain timely regulatory approvals, premature termination of a collaborative agreement or failure by a partner to devote sufficient resources to the development and commercialization of the Company's products would have a material adverse effect on the Company's business, financial condition and results of operations. The Company anticipates that these partners may have the unilateral right to terminate any such relationship without significant penalty. There can be no assurance that the Company will be successful in establishing or maintaining any such strategic relationships in the future or that any such relationship will be successful. See "Business -- Strategic Alliances."

FLUCTUATIONS IN OPERATING RESULTS

    Results of operations of the Company may vary significantly from quarter to quarter depending upon numerous factors, including the following: timing and results of product evaluations; delays associated with the FDA and other regulatory approval processes; demand for and utilization of the Company's products; changes in pricing policies by the Company or its competitors; changes in third-party payment guidelines; the number, timing and significance of product enhancements and new product announcements by the Company and its competitors; the ability of the Company to develop, introduce and market new and enhanced versions of the Company's products on a timely basis; customer order deferrals in anticipation of enhancements or new products offered by the Company or its competitors; product quality problems; personnel changes; and the level of international sales. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

UNCERTAINTY RELATING TO THIRD-PARTY PAYMENTS

    The Company expects that sales volumes and prices of the Company's products will be directly influenced by the profitability to, or cost-effectiveness for, hospitals of the procedures in which the Company's products are involved. Profitability levels are directly related to the level of payments for these procedures, either by Medicare or private insurance companies, and it is a continuing trend in U.S. health care for such payments to be under continual scrutiny and downward pressure. The Company expects that its products typically will be used by hospitals and surgical centers, which bill various third-party payors, such as governmental programs and private insurance plans, for the health care services provided to their patients. Third-party payors carefully review and increasingly challenge the prices charged for medical products and services or negotiate a flat rate fee in advance. Payment rates from private companies also vary depending on the procedure performed, the third-party payor, the insurance plan and other factors. Medicare compensates hospitals at a prospectively determined fixed amount for the costs associated with an in-patient hospitalization based on the patient's discharge diagnosis and compensates physicians at a prospectively determined fixed amount based on the procedure performed, regardless of the actual costs incurred by the hospital or physician in furnishing the care and unrelated to the specific devices or systems used in that procedure. Medicare and other third-party payors are increasingly scrutinizing whether to cover new products and the level of payment for new procedures. The flat fee reimbursement trend is causing hospitals to control costs strictly in the context of a managed care system in which health care providers contract to provide comprehensive health care for a fixed cost per person. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors. The Company could be adversely affected by changes in payment policies of government or private health care payors, particularly to the extent any such changes affect payment for the procedure in which the Company's products are intended to be used.

    If the Company obtains the necessary foreign regulatory registrations or approvals, market acceptance of the Company's products in international markets would be dependent, in part, upon the acceptance by the prevailing health care financing system in each country. Health care financing systems in international markets vary significantly by country and include both government sponsored health care programs and private insurance. There can be no assurance that these financing systems will endorse use of the Company's technology.

    The Company believes that reimbursement in the future will be subject to increased restrictions such as those described above, both in the United States and in foreign markets. The Company believes that the overall escalating cost of medical products and services has led to and will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including products offered by the Company. There can be no assurance, as to either United States or foreign markets, that funding will be available or adequate, or that future legislation, regulation or reimbursement policies of third-party payors will not otherwise adversely affect the demand for the Company's products or its ability to sell its products on a profitable basis, particularly if the Company's systems are more expensive than competing surgical procedures. The unavailability or inadequacy of third-party payor coverage or reimbursement would have a material adverse effect on the Company's business, financial condition and results of operations.

RISK RELATING TO INTERNATIONAL OPERATIONS

    In the event the Company is successful in developing its products, manufacturing them in commercial quantities and receiving necessary FDA and foreign regulatory registrations or approvals, the Company plans to market its products in international markets, either on its own or with its strategic partners. The Company has limited experience in marketing its products overseas. Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could have a material adverse effect on the Company's business, financial condition and results of operations. The anticipated international nature of the Company's business is also expected to subject it and its representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which they operate or in which the Company's products under development are sold. The regulation of medical devices in a number of such jurisdictions, particularly in the European Union, continues to develop and there can be no assurance that new laws or regulations will not have an adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. See "Business -- Government Regulation" and "Business -- Patents and Proprietary Rights."

PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE

    The Company faces an inherent and significant business risk of exposure to product liability claims in the event that the use of its products results in personal injury or death and there can be no assurance that the Company will not experience any material product liability losses in the future. Also, in the event that any of the Company's products prove to be defective, the Company may be required to recall or redesign such products. The Company's current product liability insurance coverage limit is $4.0 million in the aggregate. There can be no assurance that such coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the development, manufacture and sale of its products. In addition, the Company may require increased product liability coverage if any products are used in clinical evaluations or successfully commercialized. Product liability insurance is expensive and in the future may not be available to the Company on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage or a product recall could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY; RISKS OF
  FUTURE LITIGATION

    Vista Medical relies on a combination of technical leadership, patent, trade secret, copyright and trademark protection and nondisclosure agreements to protect its proprietary rights. As of May 31, 1997, the Company had exclusive ownership rights to seven issued United States patents, 10 pending United States patent applications and eight pending foreign applications covering various aspects of its devices and systems. Furthermore, as of the same date, the Company had exclusive rights in the medical field to four issued United States patents, one pending United States patent application, three issued foreign patents and nine pending foreign applications covering various aspects of its devices and systems. The Company intends to file additional patent applications in the future. The failure of such patents to issue could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's future success will depend, in part, on its ability to continue to develop patentable products, enforce its patents and obtain patent protection for its products both in the United States and in other countries. The patent positions of medical device companies, including the Company, however, are generally uncertain and involve complex legal and factual questions. There can be no assurance that patents will issue from any patent applications owned by or licensed to the Company or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

    The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would result in substantial expense to the Company, may be necessary to enforce any patents issued or licensed to the Company and/or to determine the scope and validity of proprietary rights of third parties or whether the Company's products, processes or procedures infringe any such third-party proprietary rights. The Company may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial expense to the Company, to determine the priority of inventions covered by the Company's issued United States patents or pending patent applications. Furthermore, the Company may have to participate at substantial cost in International Trade Commission proceedings to enjoin importation of products which would compete unfairly with products of the Company. Any adverse outcome of any patent litigation (including interference proceedings) could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require the Company to cease using the technology in dispute.

    Patent applications in the United States are maintained in secrecy until a patent issues, and patent applications in foreign countries are maintained in secrecy for a period of time after filing. After such period of time, and usually before the grant of the patent, patent applications in foreign countries are published. While publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications, such publication may enable the Company's competitors to ascertain what areas of research or development the Company is engaged in prior to the Company's receipt of patent protection in the United States or foreign countries relating to such research or development.

    In general, the development of visualization and information systems and related surgical instruments and accessories is intensely competitive. Patents issued and patent applications filed relating to medical devices are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. There can also be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertions will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block the Company's ability to make, use, sell or otherwise practice its intellectual property (whether or not patented or described in pending patent applications), or to further develop or commercialize its products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could have a material adverse effect on the Company.

    The Company relies on unpatented trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire the same or substantially equivalent technologies or otherwise gain access to the Company's proprietary technology or disclose such technology or that the Company can ultimately protect its rights to such unpatented proprietary technology. No assurance can be given that third parties will not obtain patent rights to such unpatented trade secrets, which patent rights could be used to assert infringement claims against the Company. The Company also relies on confidentiality agreements with its collaborators, employees, advisors, vendors and consultants to protect its proprietary technology. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. In addition, the Company's agreements with its employees and consultants require disclosure to the Company of ideas, developments, discoveries or inventions conceived during employment or consulting, as the case may be, and assignment to the Company of proprietary rights to such matters related to the business and technology of the Company. The extent to which efforts by others will result in patents and the effect on the Company of the issuance of such patents is unknown. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Rights" and "Business -- Competition."

    The Company has in-licensed certain aspects of its technology. In September 1995, Mr. H. McKinley and McKinley Optics, Inc. (collectively, "McKinley") granted to the Company a perpetual, exclusive, worldwide license in the medical field to make, have made, modify, use, lease, market, sell and otherwise distribute certain endoscopes and other medical products incorporating a stereo objective lens and/or a relay lens configuration. Under the terms of this license agreement, Vista Medical is obligated to pay McKinley an annual maintenance royalty, additional royalties upon the sale of certain numbers of systems incorporating the McKinley technology and royalties on net sales of products incorporating the McKinley technology. The exclusive license granted under this agreement becomes a non-exclusive license (or, under certain circumstances, the license terminates) in the event Vista Medical fails to pay any royalties following receipt of notice of such failure to pay. In addition, Vista Medical has the right to terminate the agreement with limited notice.

    In June 1996, Fuji Film Co. and Fuji Photo Optical Co., Ltd. (collectively, "Fuji") granted to the Company a non-exclusive license to certain optical zoom technology for use in endoscopes. Vista Medical is obligated to pay royalties on net sales of products in the United States which incorporate Fuji's technology. Fuji may terminate the agreement if Vista Medical does not cure any violation of the agreement within a limited period of time. Failure of the Company to retain rights to these technologies could have a material, adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL AND ADVISORS

    The Company's future business and operating results depend in significant part upon the continued contributions of its key technical and senior management personnel, many of whom would be difficult to replace and certain of whom perform important functions for the Company beyond those functions suggested by their respective job titles or descriptions. The Company's business and future operating results also depend in significant part upon its ability to attract and retain qualified management, manufacturing, technical, marketing and sales and support personnel for its operations. The Company has not entered into any employment contracts or arrangements with any of its employees. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or the Company's inability to attract and retain skilled employees, as needed, could materially adversely affect the Company's business, financial condition and results of operations. See "Management -- Executive Officers and Directors."

    The Company has established two Clinical Advisory Boards made up of leading surgeons, one focused on minimally invasive cardiac surgery, the other focused on a number of HNS microsurgery and other specialties. Members of the Clinical Advisory Boards consult with the Company exclusively in the field of visualization, but are free to consult with other instrumentation companies and are employed elsewhere on a full-time basis. As a result, they only spend a limited amount of time on the Company's affairs. Although the Company has entered into consulting agreements, with terms ranging from 12 months to two years, including confidentiality provisions with each of the members of the Clinical Advisory Boards, there can be no assurance that the consulting and confidentiality agreements between the Company and each of the members of the Clinical Advisory Boards will not be terminated or breached. In addition, there can be no assurance that any of such agreements will be renewed upon termination. See "Business -- Clinical Advisory Boards."

NEED TO MANAGE A CHANGING BUSINESS

    In order to compete effectively against current and future competitors, prepare additional products for potential commercialization and develop future products, the Company believes that it must continue to expand its operations, particularly in the areas of development and manufacturing. If the Company were to experience significant growth in the future, such growth would likely result in new and increased responsibilities for management personnel and place significant strain upon the Company's management, operating and financial systems and resources. To accommodate such growth and compete effectively, the Company must continue to implement and improve information systems, procedures and controls, and to expand, train, motivate and manage its work force. The Company is in the final stages of implementing an integrated financial, manufacturing and inventory information system. Implementing such a system can be time-consuming and expensive and requires significant management resources. There can be no assurance that such system will be implemented on a timely basis. All of the foregoing demands will require the addition of new management personnel. The Company's future success will depend to a significant extent on the ability of its current and future management personnel to operate effectively, both independently and as a group. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Human Resources" and "Management."

NO PRIOR TRADING MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

    Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this Offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this Offering. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, changes in financial estimates by securities analysts, announcements of technological innovations, new products or new contracts by the Company or its competitors, regulatory announcements, developments with respect to patents or proprietary rights, conditions and trends in the medical device and other technology industries, adoption of new accounting standards affecting the medical device industry, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for shares of early stage companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Such litigation, if brought against the Company, could result in substantial costs and a diversion of management's attention and resources. See "Underwriting."

CONTROL BY EXISTING STOCKHOLDERS, OFFICERS AND DIRECTORS

    Upon completion of this Offering, the present directors, executive officers and principal stockholders of the Company and their affiliates will beneficially own approximately 71.1% of the outstanding Common Stock. As a result, these stockholders will be able to exercise control over all matters requiring stockholder approval (including the election of directors and approval of significant corporate transactions) irrespective of how other stockholders may vote. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company and thereby adversely affect the market price of the Common Stock. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

    Sales of a substantial number of shares of Common Stock in the public market following this Offering could adversely affect the market price for the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and by lock-up agreements under which the Company's officers, directors and certain stockholders of the Company (who hold an aggregate of approximately 9,139,000 shares of Common Stock, including shares issued or issuable upon the exercise of vested options and warrants outstanding as of May 31, 1997) have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. Goldman, Sachs & Co. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. As a result of restrictions under the Securities Act and the lock-up agreements, the following shares of Common Stock (including shares issued or issuable upon the exercise of vested options and warrants outstanding as of May 31, 1997) will be eligible for future sale: on the date of this Prospectus, 3,500,750 shares (including the 3,500,000 shares offered hereby) will be eligible for sale; an additional approximately 9,039,000 shares will be eligible for sale 180 days after the date of this Prospectus; the remaining 100,000 shares of Common Stock will become eligible for sale under Rule 144 at various dates thereafter as the holding period provisions of Rule 144 are satisfied. In addition, the Company intends to register on the effective date of this Offering a total of 2,820,000 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1997 Stock Option/Stock Issuance Plan and 200,000 shares of Common Stock reserved for issuance under its 1997 Employee Stock Purchase Plan. Further, upon expiration of such lock-up agreements, holders of approximately 8,780,679 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock.

    The Company cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. Sales of significant amounts of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."

HAZARDOUS MATERIALS

    The Company's research and development may involve the controlled use of hazardous materials and chemicals. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resultant damages, and any such liability could exceed the resources of the Company. The Company may incur substantial cost to comply with environmental regulations.

NO DIVIDENDS

    The Company currently intends to retain any future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTITAKEOVER EFFECTS OF SECOND RESTATED
CERTIFICATE OF   INCORPORATION, BYLAWS AND DELAWARE LAW

    Upon completion of this Offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights of such shares, without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company.

    In addition, the Company's Second Restated Certificate of Incorporation provides for a classified Board of Directors such that approximately one-third of the members of the Company's Board of Directors are elected at each annual meeting of stockholders. Such classification of the Company's Board of Directors may have the effect of delaying, deferring or discouraging changes in control of the Company.

    Making more difficult or discouraging a change in control of the Company may adversely affect the market price of the Common Stock. See "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Possible Antitakeover Effect of Certain Charter Provisions."

SUBSTANTIAL DILUTION

    Investors participating in this Offering will incur immediate, substantial dilution. To the extent outstanding options to purchase the Common Stock are exercised, there will be further dilution. If the net proceeds of this Offering, together with available funds and cash generated from operations, are insufficient to satisfy the Company's cash needs, the Company may be required to sell additional equity or convertible debt securities. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                  THE COMPANY

    Vista Medical Technologies, Inc. ("Vista Medical" or the "Company") develops, manufactures and intends to market proprietary visualization and information systems that enable minimally invasive surgical solutions in cardiothoracic, head, neck and spine ("HNS") and other selected microsurgical procedures. The Company currently markets endoscopic cameras and related surgical instruments and accessories. Vista Medical's visualization and information systems bring together head-mounted display ("HMD") technology originally developed for applications in military aerospace by Kaiser Aerospace and Electronics Corporation ("Kaiser Aerospace") and three-dimensional ("3-D") imaging capability from its acquisition of Oktas, Inc.

    The development and subsequent widespread adoption of minimally invasive surgical approaches have revolutionized many surgical fields, including general surgery, orthopedics, gynecology and urology. Minimally invasive surgical procedures are performed through strategically placed ports or mini-incisions in a patient's body, thereby avoiding the larger incisions used in traditional open surgery. Minimally invasive procedures are designed to decrease complications, reduce pain and suffering, speed recovery and decrease costs associated with many aspects of patient care. This movement toward minimally invasive surgery has been driven by advances in both device technology and surgical technique, as well as patient demand. Minimally invasive microsurgery ("MIM") is an extension of minimally invasive surgery and is characterized by greater complexity and precision. MIM procedures have been made possible primarily by recent advances in medical technology.

    The application of minimally invasive techniques to cardiothoracic surgery is commonly regarded as a revolutionary development in modern surgery. Minimally invasive cardiac procedures avoid the trauma caused by sternotomy and promise to significantly decrease pain and trauma and shorten recovery times. Cardiothoracic MIM requires the surgeon to perform technically challenging procedures, including working on tiny delicate structures (such as a one millimeter heart vessel) with highly restricted access through small incisions.

    The Company believes that an advanced visualization technology which provides the surgeon with an intuitive and ergonomic solution to the inherent vision restrictions of the MIM approach will enable the use of the MIM technique with increased safety, efficacy and precision. In order to meet this visualization challenge, the Company has developed proprietary visualization and information systems.

    Vista Medical's proprietary technology is based on the following principles which the Company believes are essential in advancing the techniques of MIM: (i) three-dimensional view; (ii) high resolution images; (iii) improved access through miniaturization technology; (iv) optimized surgical ergonomics; and (v) integration of anatomical image with critical monitoring and diagnostic information.

    Based on these principles, Vista Medical develops visualization products and related information systems that are customized for the specific cardiothoracic and HNS procedures to which they are directed. The Company's product lines include the Series 8000 Advanced Visualization and Information System ("Series 8000"), designed for use in cardiothoracic procedures, and StereoSite, designed for use in microscopic and endoscopic procedures in HNS. All 510(k) clearances to market necessary for Series 8000 commercialization have been received, with expected commercial availability later this year. The StereoSite systems are under development, have not been cleared to market in the U.S. by the U.S. Food and Drug Administration ("FDA") and are not commercially available. The Company anticipates filing a required 510(k) pre-market notification for the processor component of the HMD for the StereoSite system in third quarter 1997. All other required 510(k) clearances to market for the StereoSite system have been received. The Company also offers surgical instruments and accessories designed for use in both cardiothoracic and HNS MIM procedures.

BUSINESS STRATEGY

    The Company's business strategy is to become the leading developer and marketer of advanced visualization and information systems for MIM applications in cardiothoracic, HNS and other selected surgical specialties. Key elements of the Company's strategy include:

    - Establish advanced visualization technologies as standard practice in minimally invasive cardiac surgery.

    - Promote Vista Medical's visualization solution for use in all types of cardiac surgery.

    - Develop MIM applications through specialty-focused business units by leveraging the Company's technology platform.

    - Accelerate adoption of the Series 8000 Advanced Visualization and Information System in the cardiac market by implementing a per-procedure pricing strategy.

    - Increase the surgeon's real-time access to critical data.

    - Enter into strategic relationships which complement Company resources.

    To assist in implementing its business strategy, the Company has established two Clinical Advisory Boards made up of leading surgeons, one focused on minimally invasive cardiac surgery, the other focused on HNS microsurgery and a number of other specialties. Members of the Clinical Advisory Boards consult with the Company exclusively in the field of visualization. The Clinical Advisory Boards are intended to act as a clinical reference for the Company and to provide access to potential training sites for the Company's visualization products.

RECENT DEVELOPMENTS

    In November 1996, Vista Medical and Medtronic, Inc. ("Medtronic"), a leading cardiac company, entered into a strategic alliance providing for the distribution and co-promotion of the Company's current and future visualization and information systems for cardiac surgery, including the Series 8000 (the "Vista Systems"). Medtronic will act as Vista Medical's exclusive distributor for the Vista Systems for use in cardiothoracic surgical procedures in Europe, the Middle East (excluding Afghanistan and Pakistan) and Africa and will co-promote the Vista Systems in North America. Vista Medical retains direct distribution rights in North America as well as the worldwide right to distribute its systems for use in all other procedures. In conjunction with entering into the agreement, Medtronic made a $10.0 million equity investment in the Company.

    The Company believes that the control and processing of information is a key component in the development of advanced visualization systems. As a result, in January 1997, the Company obtained from GDE Systems, Inc. ("GDE"), a leading military electronics and information management company, an exclusive worldwide license to software and documentation and trademarks of GDE for use in the medical field. Since 1993, GDE's subsidiary, Healthcom, has been adapting the software licensed to Vista Medical to provide high-speed, image-based information processing and networking capabilities specifically for medical applications. In connection with the license, Vista Medical will issue to GDE Common Stock with a value (based on the initial public offering price) of $250,000.

    In February 1997, the Company entered into an agreement with Heartport, Inc. ("Heartport"), a leading company developing minimally invasive technology for heart surgery. Vista Medical will sell four Series 8000 systems to Heartport, for use in the Heartport Research and Training Center in Salt Lake City, Utah. Heartport has agreed to use the Series 8000 in its training centers, to promote that its training courses utilize the Series 8000 and to endorse the Series 8000 as the preferred 3-D video visualization and information solution for minimally invasive heart surgery. In connection with the agreement, the

Company issued to Heartport a warrant to purchase up to 100,000 shares of Common Stock, exercisable at any time after this Offering and prior to March 31, 2001, at a price per share equal to the initial public offering price. If an initial public offering is not completed by June 30, 1997, the price will be $6.67 per share.

    Since February 1997, Vista Medical's CardioThoracic Surgery division has exhibited the Series 8000 at two cardiothoracic surgery meetings in the U.S. and at the World Congress on Minimally Invasive Cardiac Surgery in Paris. Surgeons attending these conferences expressed interest in the potential growth of minimally invasive surgeries and the importance of enabling technologies such as visualization. At these conferences, hundreds of surgeons participated in a hands-on demonstration of the Series 8000, expressed interest and requested additional information.

    The Company was incorporated in the State of California in July 1993 and reincorporated in the State of Delaware in November 1996. Unless the context indicates otherwise, the "Company" or "Vista Medical" refers to Vista Medical Technologies, Inc. The Company's principal executive offices are located at 5451 Avenida Encinas, Suite A, Carlsbad, California 92008, and its telephone number is (760) 603-9120.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered hereby are estimated to be approximately $28,595,000 ($32,989,250 if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $9.00 per share (the mid-point of the range set forth on the front cover) and after deducting the estimated underwriting discounts and commissions and other estimated offering expenses.

    From the anticipated $28.6 million net proceeds of this Offering, the Company intends to use approximately $9.5 million to fund product introductions, approximately $5.9 million for sales and marketing activities, approximately $4.3 million for research and development, approximately $2.3 million for the acquisition of capital equipment for manufacturing scale-up and the balance of approximately $6.6 million for working capital and general corporate purposes. The Company may also use a portion of the net proceeds for the acquisition of products and technologies complementary to those of the Company. There are no present arrangements or agreements for any such acquisitions.

    The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the progress of the Company's product development, the regulatory status of such products, the timing of regulatory approvals, technological advances, the commercial potential of the Company's products and the status of competitive products. In addition, expenditures will also depend upon the establishment of collaborative agreements with other companies, the availability of additional financing and other factors. The Company anticipates that the net proceeds from this Offering and the interest income thereon, together with its existing cash, cash equivalents and short-term investments, will be sufficient to fund its operations through 1998. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of this Offering in short-term investment-grade securities.

                                DIVIDEND POLICY

    The Company has never declared or paid dividends on its capital stock. The Company does not anticipate paying any cash dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth as of March 31, 1997 (i) the actual capitalization of the Company, after giving effect to the three-for-four reverse split of the Common Stock, (ii) the pro forma capitalization of the Company, after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock at the closing of this Offering and (iii) as adjusted to give effect to the sale by the Company of 3,500,000 shares of Common Stock offered hereby, assuming a public offering price of $9.00 per share (the mid-point of the range set forth on the front cover) less estimated underwriting discounts and commissions and other expenses of this Offering.

                                                                                        MARCH 31, 1997
                                                                              -----------------------------------
                                                                                                           AS
                                                                                ACTUAL     PRO FORMA    ADJUSTED
                                                                              ----------  -----------  ----------
                                                                                    (DOLLARS IN THOUSANDS)
Cash, cash equivalents and short-term investments...........................  $    5,844   $   5,844   $   34,439
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------

Long-term obligations less current portion..................................  $       --   $      --   $       --

Stockholders' equity:

  Convertible preferred stock, $.01 par value; 18,000,000 shares authorized actual; 5,000,000 authorized pro forma and as adjusted; 11,574,252 issued and outstanding actual; and no shares issued and outstanding pro
    forma and as adjusted...................................................         116          --           --

  Common stock, $.01 par value; 25,000,000 shares authorized actual;
    35,000,000 authorized pro forma and as adjusted; 616,849 shares issued and outstanding actual; 9,297,528 shares pro forma; and 12,797,528
    shares as adjusted (1)..................................................           6          93          128

  Additional paid-in capital................................................      29,413      29,442       58,002

  Notes receivable stockholders.............................................         (93)        (93)         (93)

  Deferred compensation.....................................................      (2,548)     (2,548)      (2,548)

  Accumulated deficit.......................................................     (16,939)    (16,939)     (16,939)
                                                                              ----------  -----------  ----------

    Total stockholders' equity..............................................       9,955       9,955       38,550
                                                                              ----------  -----------  ----------

    Total capitalization....................................................  $    9,955   $   9,955   $   38,550
                                                                              ----------  -----------  ----------
                                                                              ----------  -----------  ----------

--------------

(1) Based on shares outstanding as of March 31, 1997. Does not include (i) 1,282,676 shares of Common Stock issuable upon exercise of options outstanding as of March 31, 1997 at a weighted average exercise price of $0.54 per share pursuant to the Company's stock option plans, (ii) 100,000 shares of Common Stock issuable upon the exercise of warrants granted to Heartport at an exercise price equal to the initial public offering price of the Common Stock offered hereby or, if not completed by June 30, 1997, at an exercise price of $6.67 per share and (iii) a number of shares of Common Stock equal to $250,000 divided by the initial public offering price of the Common Stock offered hereby to be issued to GDE immediately following the closing of this Offering. See "Management--Benefit Plans" and "Description of Capital Stock."

                                    DILUTION

    The net tangible book value of the Company at March 31, 1997 was $9,645,187, or $1.04 per share (after giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock upon the consummation of this Offering). Net tangible book value per share of Common Stock represents the amount of total tangible assets of the Company less total liabilities divided by the number of shares of the Common Stock outstanding. After giving effect to the sale of the 3,500,000 shares of Common Stock offered hereby at an assumed public offering price of $9.00 per share (the mid-point of the range set forth on the front cover), and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's net tangible book value as of March 31, 1997 would have been $38,240,187 or $2.99 per share of Common Stock. This represents an immediate increase in net tangible book value per share of Common Stock of $1.95 to existing stockholders and immediate dilution in net tangible book value of $6.01 per share to new investors purchasing Common Stock in this Offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.............             $    9.00
  Net tangible book value per share of Common Stock at March
    31, 1997................................................       1.04
  Increase per share attributable to new investors..........       1.95
Net tangible book value per share of Common Stock after this
  Offering..................................................                  2.99
                                                                         ---------
Dilution per share to new investors (1).....................             $    6.01
                                                                         ---------
                                                                         ---------

--------------

(1) If the Underwriters' over-allotment option is exercised in full, dilution per share to new investors would be $5.80.

    The following table summarizes, on a pro forma basis as of March 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new investors purchasing shares in this Offering (before deduction of underwriting discounts and commissions and estimated offering expenses):

                                     SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                --------------------------  ---------------------------   PRICE PER
                                   NUMBER        PERCENT        AMOUNT        PERCENT       SHARE
                                -------------  -----------  --------------  -----------  -----------
Existing stockholders.........      9,297,528         73%   $   26,395,504         46%    $    2.84
New investors.................      3,500,000         27%       31,500,000         54%    $    9.00
                                -------------       -----   --------------       -----
  Total.......................     12,797,528        100%   $   57,895,504        100%
                                -------------       -----   --------------       -----
                                -------------       -----   --------------       -----

    All of the above computations assume no exercise of outstanding options or warrants to purchase Common Stock. As of March 31, 1997, options to purchase 1,282,676 shares of Common Stock were outstanding at a weighted average exercise price of approximately $0.54 per share under the Company's stock option plan. To the extent these options become vested and are exercised, there will be further dilution to new investors. As of March 31, 1997, the Company had also (i) issued warrants to Heartport to purchase 100,000 shares of Common Stock at an exercise price equal to the initial public offering price of the Common Stock offered hereby or, if not completed by June 30, 1997, with an exercise price of $6.67 per share and (ii) agreed to issue to GDE immediately following the closing of this Offering a number of shares of Common Stock equal to $250,000 divided by the initial public offering price of the Common Stock offered hereby. As of March 31, 1997, the Company also had an additional 1,537,324 shares of Common Stock available for grant pursuant to the Company's stock option plan. Further dilution may result from the exercise of such outstanding options. See "Management -- Benefit Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below with respect to the Company's consolidated statements of operations for each of the three years in the period ended December 31, 1996, and with respect to the Company's consolidated balance sheets at December 31, 1995 and 1996, are derived from the financial statements of the Company that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere herein and are qualified by reference to such financial statements. The statement of operations data for the period from July 19, 1993 (inception) to December 31, 1993, and the balance sheet data at December 31, 1993 and 1994 have been derived from financial statements audited by Ernst & Young LLP, independent auditors, which are not included herein. The unaudited statement of operations data for the three months ended March 31, 1996 and 1997 and the unaudited balance sheet at March 31, 1997 have been derived from unaudited financial statements also appearing herein which, in the opinon of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for the unaudited interim periods. The operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 1997 or for any subsequent period. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and notes thereto appearing elsewhere in this Prospectus.

                                                                                                          THREE MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,                    MARCH 31,
                                                        ---------------------------------------------  ------------------------
                                                         1993 (1)      1994       1995        1996         1996         1997
                                                        -----------  ---------  ---------  ----------  ------------  ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Sales...............................................   $      73   $      59  $   1,719     $ 2,244   $      241   $      829
  Costs and expenses:
    Cost of sales.....................................          50          43      1,272       2,253          184          826
    Research and development..........................         310       1,328      1,904       3,880          533        1,514
    Sales and marketing...............................          48         291        834       2,057          313          745
    General and administrative........................         562         758      1,034       3,103          399        1,164
                                                        -----------  ---------  ---------  ----------  ------------  ----------
  Total costs and expenses............................         970       2,420      5,044      11,293        1,429        4,249
                                                        -----------  ---------  ---------  ----------  ------------  ----------
  Loss from operations................................        (897)     (2,361)    (3,325)     (9,049)      (1,188)      (3,420)
  Minority interest in net loss of consolidated
    partnership.......................................          80         270         --          --           --           --
  License income......................................          --          --         --       1,493           --           --
  Interest income.....................................          --          --         51         117           34          102
                                                        -----------  ---------  ---------  ----------  ------------  ----------
  Net loss............................................   $    (817)  $  (2,091) $  (3,274)    $(7,439) $    (1,154 ) $   (3,318)
                                                        -----------  ---------  ---------  ----------  ------------  ----------
                                                        -----------  ---------  ---------  ----------  ------------  ----------
  Pro forma net loss per share (2)....................                                        $ (0.86)                  $ (0.37)
                                                                                           ----------                ----------
                                                                                           ----------                ----------
  Shares used in computing pro forma net loss per
    share (2).........................................                                      8,626,898                 9,079,976
                                                                                           ----------                ----------
                                                                                           ----------                ----------


                                                                        DECEMBER 31,
                                                        ---------------------------------------------   MARCH 31,
                                                           1993        1994       1995        1996         1997
                                                        -----------  ---------  ---------  ----------  ------------
                                                                       (IN THOUSANDS)                  (UNAUDITED)
BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments...   $     442   $       9  $   3,399  $   10,285   $    5,844
  Working capital.....................................         409         (76)     4,224      10,805        7,554
  Total assets........................................         855         475      5,208      14,316       11,226
  Total debt..........................................       1,293       3,243         --          --           --
  Accumulated deficit.................................        (817)     (2,907)    (6,181)    (13,620)     (16,939)
  Total stockholders' equity (deficit)................        (816)     (2,906)     4,707      12,961        9,955

----------------

(1) July 19, 1993 (inception) to December 31, 1993.

(2) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share and shares used in computing pro forma net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

    The Company develops, manufactures and intends to market proprietary visualization and information systems that enable minimally invasive surgical solutions in cardiothoracic, head, neck and spine ("HNS") and other selected microsurgical procedures. The Company currently markets endoscopic cameras and related surgical instruments and accessories.

    The Company has generated minimal revenues, principally from the sale of its endoscopic cameras, and has been unprofitable since its formation in July 1993. For the period from the Company's formation to March 31, 1997, the Company has incurred cumulative net losses of approximately $16.9 million. The Company expects to continue to incur substantial losses for at least the next 18 months. There can be no assurance that the Company's development efforts will result in commercially available products, that the Company will be successful in introducing its products under development, or that required regulatory approval of products will continue to be obtained in a timely manner, if at all.

    The Company has increased its staffing each year to support its research and development, manufacturing and sales and marketing activities. At December 31, 1994, 1995, 1996 and at March 31, 1997, the Company had 11, 21, 49 and 59
employees, respectively. The Company expects to continue to increase staffing levels significantly in future periods in support of its research and development, manufacturing scale up, service and support, sales and marketing and general and administrative activities related to new products. The Company expects that its increased staffing needs will negatively impact operating income, which in turn may impact the Company's ability to achieve profitability.

    The Company recorded noncash deferred compensation of approximately $2.5 million in connection with the grant of certain stock options during 1996, of which approximately $447,000 was recognized as an expense in 1996. The Company recorded an additional $743,000 of deferred compensation for stock options granted in January and February 1997. The unamortized balance of the deferred compensation will be expensed over the vesting periods of the options (typically four or five years) and, therefore, will continue to impact the Company's operating results through 2001.

    The Company plans to adopt a per-procedure pricing strategy for the Series 8000 in the United States market. This strategy, designed to accelerate adoption of the Series 8000, would require a payment to the Company every time the Series 8000 is used in a procedure. Therefore, revenues are directly related to usage. In return, customers would receive an integrated equipment and service package, including installation, in-service training, on-going technical support and system upgrades, for a single charge which can be clearly related to a specific procedure. The Company believes that adoption of such a strategy, based upon a service contract rather than an upfront capital payment, will allow more rapid penetration of the available market. The Company intends to amortize the cost of the Series 8000 over the term of the service contract. Under the per-procedure pricing strategy, the Company is required to allocate adequate capital resources to fund such investment, as the customer does not purchase the system with an upfront capital payment.

    This discussion may contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

RESULTS OF OPERATIONS

  QUARTERS ENDED MARCH 31, 1996 AND 1997

    SALES. The Company had revenues from product sales of $241,000 in the quarter ended March 31, 1996 and $829,000 in the quarter ended March 31, 1997. The increase was primarily attributable to the sales of surgical instruments and sutures for which the Company acquired distribution rights during the second half of 1996 and to the increased sales of the Company's endoscopic cameras to new and existing customers. Sales to individual customers exceeding 10% or more of revenues for the three months ended March 31, 1996 and 1997 were as follows: for the three months ended March 31, 1996, three customers accounted for 62%, 20% and 12% of revenues; for the three months ended March 31, 1997, four customers accounted for 27%, 18%, 17% and 10% of revenues, three of whom were greater than 10% customers for the three months ended March 31, 1996. The Company believes that the loss of any of these customers would not have a material adverse effect on the Company's business, operating results or financial condition and that concentration of revenues to individual customers will likely decrease in future periods as the Company introduces new products.

    COST OF SALES. Cost of sales consist primarily of purchased parts and supplies, labor, facilities-related expenses and equipment depreciation. The Company's cost of sales were $184,000 for the quarter ended March 31, 1996 and $826,000 for the quarter ended March 31, 1997. The increase in these expenses was related to the growth in revenue between the periods and to investment in manufacturing infrastructure the Company is making to accommodate the scale-up for new product introductions in 1997.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses consist primarily of personnel expenses, fees paid to independent contractors, certain purchased technology and development, and equipment and facilities costs to support product development, prototyping and product evaluation. The Company's research and development expenses were $533,000 for the quarter ended March 31, 1996 and $1,514,000 for the quarter ended March 31, 1997. The increase was primarily attributable to increases in staffing, contract research and development expense and consulting fees related to development, prototyping and evaluation of future products.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of the cost of sales and marketing personnel and independent contractors, commissions, office facilities, travel and promotional events such as trade shows, seminars and technical conferences, as well as the costs associated with marketing programs necessary to support the expansion of the Company's business. Sales and marketing expenses were $313,000 for the quarter ended March 31, 1996 and $745,000 for the quarter ended March 31, 1997. The increase was primarily attributable to increases in staffing and related expenses, professional and consulting fees in connection with marketing programs related to new products and commissions.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of salaries and other related expenses of the administrative and executive, finance and accounting, and information systems departments of the Company and expenses associated with legal and accounting requirements. General and administrative expenses were $399,000 for the quarter ended March 31, 1996 and $1,164,000 for the quarter ended March 31, 1997. The increase was primarily attributable to increases in staffing and related expenses associated with development of the Company's administrative infrastructure, increases in legal and professional fees related to patents and other business development efforts, and the amortization of deferred compensation. The Company recorded noncash deferred compensation of $743,000 in connection with stock options granted in January and February 1997. The unamortized balance of the deferred compensation will be expensed over the five-year vesting periods of the options and, therefore, will continue to impact the Company's operating results through 2001.

    INTEREST INCOME. Interest income was $34,000 in the quarter ended March 31, 1996 and $102,000 in the quarter ended March 31, 1997, with the increase due to increasing average investment balances.

  YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

    SALES. The Company had revenues from product sales of $59,000, $1,719,000 and $2,244,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The increase in revenues from 1994 to 1995 was primarily attributable to the introduction of endoscopic cameras by the Company. The increase in revenue from 1995 to 1996 was attributable to the increased sales of the Company's endoscopic cameras and the sale of surgical instruments and sutures for which the Company acquired distribution rights during 1996. Sales to individual customers exceeding 10% or more of revenues for the years ended December 31, 1994, 1995 and 1996 were as follows: during 1994, two customers accounted for 82% and 18% of revenues; during 1995, one customer accounted for 85% of revenues; during 1996, three customers accounted for 30%, 27% and 25% of revenues. For the years ended December 31, 1994, 1995 and 1996, the same customer accounted for 18%, 85% and 25% of revenues, respectively. The Company believes that the loss of any of these customers would not have a material adverse effect on the Company's business, operating results or financial condition and that concentration of revenues to individual customers will likely decrease in future periods as the Company introduces new products.

    COST OF SALES. The Company's cost of sales were $43,000, $1,272,000 and $2,253,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The increase in cost of sales from 1994 to 1995 was related to the growth in revenue from 1994 to 1995. The increase in cost of sales from 1995 to 1996 was attributable to the increase in revenues from 1995 to 1996 as well as the investment the Company made in its manufacturing infrastructure to accommodate the scale-up for new product introductions. This investment includes personnel expenses, consulting fees and facilities-related costs and was approximately $208,000. The Company anticipates it will continue to make significant investments in manufacturing infrastructure in 1997 and 1998 and expects this investment to increase cost of sales during such time period.

    RESEARCH AND DEVELOPMENT EXPENSES. The Company's research and development expenses were $1,328,000, $1,904,000 and $3,880,000 for the years ended December 31, 1994, 1995 and 1996, respectively. The increase in research and development expenses from 1994 to 1995 was primarily attributable to acquired in-process research and development, increased staffing and contract research and development expense performed by third parties. The increase in research and development expenses from 1995 to 1996 was attributable to significant increases in staffing, contract research and development expense, and consulting fees related to development, prototyping and evaluation of future products. The Company anticipates it will continue to devote substantial resources to research and development and that research and development expenses, particularly the costs associated with increased staffing, prototyping and product evaluation will increase substantially in 1997 and beyond.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $291,000 in 1994 to $834,000 in 1995 and to approximately $2,057,000 in 1996.
The increase from 1994 to 1995 was primarily attributable to increased staffing and consulting fees related to the introduction of new products and expansion of the Company's product line. The increase from 1995 to 1996 was related to significant increases in staffing and related expenses, commissions and professional and consulting fees as the Company continued to build its sales operations and expand its marketing activities in relation to future products. The Company believes that its sales and marketing expenses will increase substantially in 1997 and 1998 as it continues to build its sales force and expand its marketing efforts in connection with commercialization of new products.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $758,000, $1,034,000 and $3,103,000 for the years ended December 31, 1994,
1995 and 1996, respectively. The increase from 1994 to 1995 was primarily attributable to increased staffing and related costs associated with the growth of the Company's business during this period. The increase from 1995 to 1996 was primarily attributable to the continued development of corporate management and related support functions, the addition of new facilities and expansion of current facilities, expansion of the Company's information systems and the amortization of deferred compensation. The Company recorded noncash deferred compensation of approximately $2.5 million in connection with the grant of certain stock options during 1996, of which approximately $447,000 was recognized as an expense in 1996. The unamortized balance of the deferred compensation will be expensed over the vesting periods of the options (typically four or five years) and, therefore, will continue to impact the Company's operating results through 2001. The Company also expects that its general and administrative expenses will increase in the future as it expands its staffing, information systems and other related infrastructure and as a result of increases in expenses associated with being a public company.

    LICENSE INCOME. License income of $1,493,000 in 1996 represents the net amount received by the Company from a perpetual license to certain of its technology and patents unrelated to the Company's main products and markets. The license to Urohealth was a unique, non-recurring transaction that involved a license of only that component of the Company's technology that it did not want to pursue. For this reason, the license fees were treated as non-operating income. Prior to 1996, the Company had no license income. No other technology is being developed with the purpose of being licensed and the Company does not anticipate any future licensing arrangements of any of its core technology for medical applications.

    INTEREST INCOME. Interest income represents the net amount of interest earned by the Company on its cash and short-term investments and interest expense on debt. Interest income increased from approximately $51,000 for the year ended December 31, 1995 to approximately $117,000 for the year ended December 31, 1996 due primarily to increasing average investment balances. The Company had immaterial amounts of interest income prior to 1995.

    TAXES. At December 31, 1996, the Company had federal and state tax net loss carryforwards of approximately $8,494,000 and $5,146,000, respectively. The federal and state tax loss carryforwards will expire in 2010 and 2000, respectively, unless previously utilized. At December 31, 1996, the Company also had federal and state research tax credit carryforwards of approximately $135,000 and $143,000, respectively, which will expire in 2010 unless previously utilized. The Company has provided a full valuation allowance on the deferred tax assets as realization of such assets is uncertain.

LIQUIDITY AND CAPITAL RESOURCES

    At March 31, 1997, the Company had approximately $5,844,000 in cash, cash equivalents and short-term investments. Since formation, the Company has financed its operations and investments in equipment and inventories through advances from Kaiser Aerospace totaling $5,379,000, net proceeds from licensing of certain of the Company's technology for $1,000,000 and from the private sale of common and preferred stock totaling approximately $23,055,000, of which $3,004,000 was used to repay advances from Kaiser Aerospace (with the remaining $2,375,000 in outstanding advances being satisfied by the issuance of Series A-1 Preferred Stock).

    Net cash used in operating activities was approximately $2,288,000, $3,567,000 and $6,937,000 for 1994, 1995 and 1996, respectively, and $1,603,000 and $4,123,000 for the quarters ended March 31, 1996 and 1997, respectively. The increase in net cash used from operating activities each year and for the quarterly periods has resulted primarily from increasing net losses during such periods and investments in inventories associated with expansion of the Company's product line.

    Net cash used in investing activities was approximately $94,000, $298,000 and $1,239,000 for 1994, 1995 and 1996, respectively, and $92,000 and $353,000 for the quarters ended March 31, 1996 and 1997, respectively. The increase in net cash used in investing activities each year and for the quarterly periods has resulted primarily from the purchase of short-term investments and the purchase of property and equipment related to increased staffing, expansion of manufacturing capabilities and marketing demonstrations.

    Cash flows from financing activities in 1994, 1995 and 1996 were $1,950,000, $7,090,000 and $15,061,000, respectively and $3,000 and $36,000 for the quarters ended March 31, 1996 and 1997, respectively. The increase in cash flows from financing activities resulted primarily from increased advances from Kaiser Aerospace in 1994 and primarily from the private sale of common and preferred stock in 1995 and 1996. The increase in the quarter ended March 31, 1997 from that of the quarter ended March 31, 1996 was due to increased exercises of options to purchase common stock.

    Capital expenditures for equipment to support the Company's expanded operations were approximately $57,000, $81,000 and $1,221,000 for 1994, 1995 and 1996, respectively, and $92,000 and $353,000 for the quarters ended March 31, 1996 and 1997, respectively. The Company expects its capital expenditures to continue to grow as it expands its manufacturing base and scope of operations in future periods. At March 31, 1997, the Company had commitments for capital expenditures of approximately $1,250,000 relating primarily to custom injection molded tooling required for certain of the Company's products and for prototype systems to be used for evaluation and demonstration purposes.

    The Company is currently negotiating with a lender to secure a $10.0 million credit line. There can be no assurances that the Company will be successful in negotiating such a credit line on favorable terms, if at all.

    The Company expects it will continue to incur substantial expense in additional research and development activities, production scale up, continued establishment of its sales force and marketing organization and administrative support activities. The Company anticipates that the net proceeds from this Offering and the interest income thereon, together with its existing cash, cash equivalents and short-term investments, will be sufficient to fund its operations through 1998. Certain circumstances, however, including slow rate of market acceptance of the Company's products, the Company's inability to scale up manufacturing or delay in further regulatory approvals, would accelerate the Company's use of proceeds from the Offering. Therefore the Company may require additional funds to support its operating requirements or for other purposes. Accordingly, the Company may, from time to time, seek to raise such additional funds through public or private equity financings, debt financings or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing would be obtainable on terms acceptable to the Company.

                                    BUSINESS

OVERVIEW

    Vista Medical develops, manufactures and intends to market proprietary visualization and information systems that enable minimally invasive surgical solutions in cardiothoracic, head, neck and spine and other selected microsurgical procedures. The Company currently markets endoscopic cameras and related surgical instruments and accessories. Vista Medical's visualization and information systems bring together the head-mounted display technology originally developed for applications in military aerospace by Kaiser Aerospace and Electronics Corporation ("Kaiser Aerospace") and three-dimensional imaging capability from its acquisition of Oktas, Inc. The Company was founded as a wholly-owned subsidiary of Kaiser Aerospace in July 1993, and became an independent entity in July 1995 with the addition of several venture capital funds as investors.

BACKGROUND

  MINIMALLY INVASIVE SURGERY

    The development and subsequent widespread adoption of minimally invasive surgical approaches have revolutionized many surgical fields, including general surgery, orthopedics, gynecology and urology. Minimally invasive surgical procedures are performed through strategically placed ports or mini-incisions in a patient's body thereby avoiding the larger incisions used in traditional open surgery. A minimally invasive approach is most advantageous in cases in which significant trauma results from gaining surgical access to an affected organ or site. Notable examples of minimally invasive surgical procedures include laparoscopic procedures in the field of general surgery and arthroscopic procedures in the field of orthopedic surgery, many of which have become the standard of care and have achieved significant procedure volumes rapidly. For example, according to Medical Data International, an independent research organization, the number of laparoscopic surgical procedures performed annually in the United States increased from approximately 84,000 in 1990 to more than an estimated 2.4 million in 1995. Minimally invasive procedures are designed to be as efficacious as conventional surgery, but with substantially reduced trauma. Minimally invasive procedures are designed to reduce pain and suffering, speed recovery, shorten the length of hospital stays and decrease many of the costs associated with patient care. This movement toward minimally invasive surgery has been driven by advances in both device technology and surgical technique, as well as patient demand.

  MINIMALLY INVASIVE MICROSURGERY

    Minimally invasive microsurgery ("MIM") is an extension of minimally invasive surgery, characterized by greater complexity and precision. MIM procedures have been made possible primarily by recent advances in medical technology. MIM is usually performed in very confined areas of the body, involves critical anatomical structures, and often requires dissection and reconstruction as well as excision. As a result, the Company believes that in order for MIM procedures to be extensively adopted, surgeons must have access to enhanced visualization and specialized instruments. Examples of MIM are emerging procedures in cardiothoracic surgery and head, neck and spine ("HNS") surgery.

  CARDIOTHORACIC SURGERY

    CONVENTIONAL TREATMENTS. Cardiovascular disease, the leading cause of death in the United States, is typically treated with drugs, various surgical procedures or both. The two principal types of cardiovascular disease are coronary artery disease and valvular heart disease. Methods of accessing the heart for treatment include surgically opening the chest, threading a balloon-tipped catheter through a major artery or, most recently, gaining surgical access via a small incision in the chest. Conventional cardiology procedures include angioplasty, atherectomy and inserting coronary stents; conventional surgical procedures include coronary artery bypass graft ("CABG") and valve replacement or repair.

Angioplasty, atherectomy and inserting coronary stents involve the use of a balloon-tipped catheter which is threaded into the heart through an artery in a patient's leg. Although these procedures are less invasive than conventional CABG, a major drawback is the high rate of restenosis or renarrowing of the blood vessel at the treatment site. Traditional CABG and valve replacement or repair procedures typically involve a sternotomy, whereby a surgeon makes a 12 to 18 inch incision in the patient's chest, the sternum is cut in half with a bone saw, and the rib cage is then spread open with a steel retractor to perform the grafting procedures or to replace or repair the heart valves. According to the results of a recent study, approximately one-third of all angioplasties experience restenosis or renarrowing of the blood vessel at the treatment site within seven months while the Company believes most traditional CABG procedures remain effective for more than a decade.

    According to the most recent data published by the American Heart Association, there were approximately 628,000 open heart surgical procedures performed in the United States in 1994. Of these, 501,000 were CABG procedures, 60,000 were valve procedures and 67,000 were other procedures including congenital and pediatric repairs. The Company believes that worldwide there are approximately 800,000 CABG procedures and approximately 100,000 valve replacement or repair procedures performed each year.

    CARDIOTHORACIC MIM. The application of minimally invasive techniques to cardiothoracic surgery is commonly regarded as a revolutionary development in modern surgery. Minimally invasive CABG and valve replacement or repair procedures avoid the trauma caused by sternotomy and promise to significantly decrease pain and trauma and shorten recovery times. The minimally invasive approaches to surgical intervention are evolving and include methods performed on either a beating or arrested heart. While few agree on the ultimate form of the emerging techniques and practices, nearly all of those involved believe that minimally invasive procedures will change the future practice of cardiothoracic surgery, just as laparoscopy has revolutionized general surgery. However, cardiothoracic MIM requires the surgeon to perform technically challenging procedures, including working on tiny delicate structures (such as a one millimeter heart vessel) with highly restricted access through small incisions. The Company believes that a current limitation to widespread adoption of cardiothoracic MIM is the restricted visibility through the minimal incisions currently used. While new retractor systems are being introduced to open the incision and therefore improve the surgeon's access and ability to visualize the anatomy directly, restricted visibility, particularly for more complex cases, remains an issue. In addition, the objective of minimizing the incision size ("keyhole" access) to reduce trauma can only be achieved effectively with visualization, as has been demonstrated in other minimally invasive applications. As a result of these factors, the development of cardiothoracic MIM will require enhanced visualization, as well as specialized instruments and surgeon training in the new techniques.

    THE VISTA MEDICAL SOLUTION. The Company believes that an advanced visualization technology which provides the surgeon with an intuitive and ergonomic solution to the inherent vision restrictions of the MIM approach will enable the use of the MIM technique with increased safety, efficacy and precision. In the cardiothoracic MIM area, the Company's proprietary technologies are equally applicable whether the surgeon elects to use either a beating or arrested heart approach. In addition, the enhanced visualization provided by the Company's products is expected to enable a significant number of surgeons, who otherwise might be reluctant to perform MIM, to adopt the procedures, thereby accelerating the rate of conversion towards a standard of care. Finally, there is growing evidence of patient interest and demand for cardiothoracic MIM procedures.

  HEAD, NECK AND SPINE (HNS) SURGERY

    CONVENTIONAL HNS TREATMENTS. Conventional head, neck and spine procedures are often invasive and involve a lengthy and painful recovery. Neurosurgical procedures involving the brain and spinal cord have traditionally been performed under microscopic visualization to facilitate the delicate manipulations and extreme precision which are required. More recently, the visualization system often includes neuroendoscopes in combination with microscopes. The Company estimates there were approximately 315,000 neurosurgical and skull base procedures, 430,000 surgical sinus procedures and 650,000 spinal procedures performed in the United States in 1995.

    HNS MIM. The Company believes that there are significant opportunities to advance MIM techniques in HNS procedures which involve manipulation in close proximity to critical anatomical structures. The visualization techniques currently available for these procedures are limited. Existing fiberoptic neuroendoscopes have inferior resolution, do not provide depth perception and require a surgeon to view the procedure on a video monitor. The position required for both the principal and assistant surgeon to utilize a surgical microscope is both ergonomically awkward and physically uncomfortable. In addition, many of these procedures require the simultaneous monitoring of multiple information sources, including the images used in the emerging technique of image guided surgery. Image guided surgery converts the output from digital imaging modalities, such as magnetic resonance imaging (MRI) and computerized tomography (CT) into highly precise 3-D and volumetric computer models which help the surgeon with pre-operative planning. In addition, image guided surgery helps the surgeon choose the least destructive path when operating close to critical anatomy and to locate and remove tissue with the highest degree of safety and accuracy.

    THE VISTA MEDICAL SOLUTION. In the HNS MIM area, the Company's products incorporate 3-D visualization into a small diameter endoscope which provides the surgeon with the critical element of depth perception missing from conventional endoscopes. In addition, the endoscopic image in the head-mounted display worn by an assistant surgeon who is operating directly across from the principal surgeon can be electronically reversed in order to align the assistant's movements with those of the principal surgeon. The Company can also retrofit surgical microscopes, so that both the principal surgeon and assistants can view the case simultaneously on their head-mounted displays in 3-D, with superior comfort and ergonomic positioning.

BUSINESS STRATEGY

    The Company's business strategy is to become the leading developer and marketer of advanced visualization and information systems for MIM applications in cardiothoracic, HNS and other selected surgical specialties. Key elements of the Company's strategy include:

    ESTABLISH ADVANCED VISUALIZATION TECHNOLOGIES AS STANDARD PRACTICE IN MINIMALLY INVASIVE CARDIAC SURGERY. The Company believes that it has the only visualization system specifically designed for minimally invasive cardiac surgery. The Company is currently working with its Cardiac Clinical Advisory Board and other leading surgeons to develop operating protocols which incorporate advanced visualization technologies as standard practice. The Company then intends to provide training in these protocols, including the use of the Company's visualization system, to other cardiac surgeons to accelerate the general rate of conversion to MIM procedures, whether performed on a beating or arrested heart.

    PROMOTE VISTA MEDICAL'S VISUALIZATION SOLUTION FOR USE IN ALL TYPES OF CARDIAC SURGERY. The Company believes that its technology is applicable to all types of cardiac surgery, whether minimally invasive or conventional open heart, especially where enhancement of the surgeon's view is particularly critical. The Company believes that use of its advanced visualization product in open heart surgeries will enhance visualization, improve the quality of procedures and result in shorter operating times and reduced costs.

    DEVELOP MIM APPLICATIONS THROUGH SPECIALTY-FOCUSED BUSINESS UNITS BY LEVERAGING THE COMPANY'S TECHNOLOGY PLATFORM. The Company approaches its target markets via its focused business units, the CardioThoracic Surgery division and the HNS Microsurgery division. The business units concentrate on the specific requirements of their target markets, with dedicated clinical marketing programs, clinical advisory boards, sales forces and customer support teams for the introduction and support of the Company's products. The Company's strategy is to optimize its fundamental technology platform for each of these medical specialties and to develop appropriate partnership and distribution systems both in the United States and international markets.

    ACCELERATE ADOPTION OF THE SERIES 8000 ADVANCED VISUALIZATION AND INFORMATION SYSTEM IN THE CARDIAC MARKET BY IMPLEMENTING A PER-PROCEDURE PRICING STRATEGY. The Company believes that it can accelerate the adoption of its Series 8000 advanced visualization and information system by implementing a per-procedure pricing strategy. This strategy would offer the Series 8000 on a rental basis and would require a payment to the Company every time the Series 8000 is used in a procedure. The Company commissioned market research in order to determine the viability of a per-procedure pricing strategy in the United States market. The results of this market research support the Company's belief that an integrated equipment and service package, including installation, in-service training, on-going technical support and system upgrades for a single procedure-based charge will maximize market penetration and accelerate roll-out of the product line.

    INCREASE THE SURGEON'S REAL-TIME ACCESS TO CRITICAL DATA. The surgeon's access to critical monitoring and diagnostic data, on demand, in real time and integrated with the anatomical image, enhances procedure performance. The Company's head-mounted display, incorporating picture-in-picture capability, is designed to give the surgeon this real-time access to critical information integrated with the anatomical images generated by the Company's camera systems.

    ENTER INTO STRATEGIC RELATIONSHIPS WHICH COMPLEMENT COMPANY RESOURCES. The Company intends to leverage its position in both technology and distribution by forming strategic alliances with partners. In November 1996, the Company and Medtronic, Inc. ("Medtronic"), a leading cardiac company, entered into a strategic alliance providing for the distribution and co-promotion of the Company's current and future visualization and information systems for cardiac surgery, including the Vista Systems. Medtronic will co-promote the product line in the United States and Canada and act as the Company's exclusive distributor in Europe, the Middle East (excluding Afghanistan and Pakistan) ("Middle East") and Africa. In February 1997, the Company entered into an agreement with Heartport, Inc. ("Heartport"), a leading company developing minimally invasive technology for heart surgery. Vista Medical will sell four Series 8000 systems to Heartport, for use in the Heartport Research and Training Center in Salt Lake City, Utah. The Company has also formed strategic partnerships with Cogent Light Technologies ("Cogent Light") and GDE Systems, Inc. ("GDE") to incorporate light source and information technologies, respectively, into its products. The Company expects to pursue additional strategic relationships.

ADVANCED VISUALIZATION PRINCIPLES AND PRODUCT PLATFORM

    Vista Medical's proprietary technology is based on the following principles which the Company believes are both essential in advancing the techniques of MIM and offer several key advantages over other visualization approaches:

    - 3-D VIEW. The surgeon's ability to view the principal anatomical image in 3-D provides the accurate depth perception necessary so that vital anatomical structures are accurately identified and located, thereby improving safety, precision and speed of the procedure.

    - HIGH RESOLUTION IMAGES. The availability of a high resolution image which can be electronically managed under the surgeon's control significantly enhances the surgeon's ability to differentiate critical tissues in a confined setting and perform intricate dissection and reconstruction as well as excision.

    - ACCESS. The surgeon benefits from miniaturization technology which allows for the direct insertion of a camera into the body cavities or organs and provides high quality images from an optimal anatomical orientation.

    - ERGONOMICS. Due to the complex and time consuming nature of MIM procedures, the surgeon requires an ergonomic display system which allows comfortable operating posture and maximizes hand-eye coordination without strain.

    - INFORMATION INTEGRATION. The surgeon's access to critical monitoring and diagnostic data, on demand, in real time and integrated with the anatomical image within the surgeon's visual field, enhances procedure performance.

    The Company has applied its proprietary technology by incorporating the above principles into its visualization product platform.

  HEAD-MOUNTED DISPLAY

    The head-mounted display ("HMD") was originally developed for mission critical applications in military aerospace by Kaiser Aerospace, one of the world's leading manufacturers of head-mounted displays for aviation applications. The HMD was determined by the Company to be the optimal solution to the display challenge of MIM. The fundamental technology and human factors experience incorporated in the Company's HMD was originally developed by Kaiser Aerospace and is the result of substantial investment in the technologies of advanced aerospace display systems and incorporates extensive human factors experience. This human factors knowledge, derived from many years of analysis into the display characteristics which enable pilots performing critical physical tasks to simultaneously absorb and react to crucial information, is a key element in the Company's HMD design. Kaiser's original know-how and technical knowledge have been transferred to the Company pursuant to the development agreement with Kaiser Electro-Optics, Inc. ("Kaiser Electro-Optics"), a subsidiary of Kaiser Aerospace. The Company has done significant additional development work, and has proprietary rights, in the surgical HMD design. The Vista Medical HMD, which the Company believes is the first specifically designed for surgical use, provides 3-D visualization of an endoscopic or microscopic image, has the capability of integrating relevant data and presents the images to a surgeon in an optically correct, intuitive and ergonomic way. Wearing the HMD, the microsurgeon can also perform surgery "in-line" -- the natural way people perform micro-critical tasks -- eyes, hands, instruments and subject in line. This is not the case when the surgeon is observing the anatomy on a remotely-positioned video monitor.

    The Company's HMD is a proprietary, lightweight, high resolution display designed to allow the surgeon to view information on demand, whether such information is generated from attached endoscopes, microscopes or monitoring equipment in the operating room. It is presently contemplated that further enhancements to the HMD will allow for voice-activated control and information display from other diagnostic equipment in the hospital or from remote locations via information networks. The video display in the HMD is fixed in relation to the surgeon's eyes, but his or her head may move into any position necessary for comfort. The HMD design allows the surgeon to have a constant view of the surgical anatomy required for the procedure as well as full awareness of the surroundings in the operating room. The HMD is designed to provide a true 3-D image by replicating the way the human visual system works -- left and right acquired images are delivered directly to left and right liquid crystal displays. The HMD is designed so that it can be worn with conventional surgical loupes.

  THREE-DIMENSIONAL IMAGE ACQUISITION

    Vista Medical believes that 3-D visualization capability is critical in MIM procedures such as cardiothoracic and neurosurgical procedures. The Company's technology for stereo visualization consists of the following proprietary elements: the optical system, the stereo camera and the stereo processor. The

3-D endoscopic optical system employed by Vista Medical was originally developed and patented by a noted optical designer, Mr. H. McKinley, and is licensed exclusively to the Company for medical applications. The system is designed to replicate the exact view that the surgeon would have if the procedures were being performed open and he or she had direct sight of the anatomy. The Company believes that the McKinley optical system will provide it with a significant and enduring competitive advantage because it provides natural depth perception, and it can be packaged with twin cameras in a very compact design. The twin cameras acquire the image in a manner analogous to a human's two eyes.

    Vista Medical's technology packages the twin cameras in two ways. In the first method, a micro-camera is attached to the end of a flexible or rigid guide which can then be inserted directly into the body cavity and organs. The image is directly captured by the camera chips without being transmitted through multiple rod lenses as in a conventional optical endoscope design. The elimination of optical surfaces produces several important advantages, including increased image quality, improved contrast, better reliability and improved ability to sterilize by autoclaving. Alternatively, for applications where a standard optical endoscope configuration remains preferable, a stereo micro-camera can be mounted externally on a stereo endoscope. The image acquired by either approach is then processed for display by control electronics developed exclusively by the Company. The controller will also include image management features which will contribute significantly to procedure performance, such as zoom control, dual image presentation and picture-in-picture.

  INFORMATION MANAGEMENT

    Medicine is an information rich discipline, but the provision of relevant information in real-time to surgeons has not been developed to the levels attained, for example, in military aviation. The HMD is designed to give the surgeon real-time access on demand to critical information, integrated with the anatomical images generated by the Company's camera systems. Therefore, the surgeon will be able to command the diagnostic and monitoring information relevant to the specific procedure while it is taking place. In addition to real-time display, the information can be managed (stored or transmitted) within the hospital or to remote locations for training, advisory or administrative purposes. The applications software to control this flow of information is a key element in Vista Medical's long-term product strategy, which positions visualization within the context of a total information service to the surgeon.

    The Company's data integration capability has been enhanced by the recent exclusive license from GDE which has added high speed image-based information processing and networking software to the Company's technology platform. The Company believes that its technology will demonstrate that real-time access to relevant information, along with enhanced visualization, is a critical requirement of performing MIM and other surgical procedures.

PRODUCT LINES

    Vista Medical develops products based on the Company's core technology and product platform described above, that are customized for the specific cardiothoracic and HNS procedures to which they are directed. The Company's product lines are as follows:

           SERIES 8000 ADVANCED VISUALIZATION AND INFORMATION SYSTEM

    The Company has developed the Series 8000 for minimally invasive and other procedures in cardiothoracic surgery. The components of the Series 8000 are individual modules, rack mounted in a custom console, and supplied as an integrated, upgradeable system.

      COMPONENT                                                DESCRIPTION
----------------------  ------------------------------------------------------------------------------------------
CardioView (1)          Head-mounted display (HMD) and information processing computer which integrates 3-D visualization of surgical anatomy and related diagnostic and monitoring data (up to four
                        HMDs may be used simultaneously with each Series 8000).

CardioCamera            2-D and 3-D miniature high resolution digital cameras. Cameras can be delivered directly into the surgical field by CardioGuide or externally by attachment to retractor systems.

CardioController        High resolution stereo image processor which drives all the CardioCameras in the cardiac operating room.

CardioLight             High power xenon light source incorporating micro-illuminated light delivery technology developed by Cogent Light.

CardioGuide             Flexible, steerable, disposable guidance system for CardioCamera.

CardioConsole           Console for rack mounting of all Series 8000 modules.

Cardio3DScope (2)       Small diameter, angled, rotatable Stereo Thoracoscope.

CardioRecorder (2)      3-D disk image recorder.

--------------

(1) The Company expects to introduce a voice-activated control feature for CardioView in future versions of the Series 8000.

(2) The Company expects to introduce the Cardio3DScope and the CardioRecorder in future versions of the Series 8000. The Cardio3DScope recently received 510(k) clearance to market from the FDA. The CardioRecorder is currently under development by an OEM supplier.

    Of the components listed in the table above, CardioView, CardioCamera, CardioController, CardioLight and CardioConsole are necessary for Series 8000 commercialization. 510(k) clearances to market the first four components have been received, and 510(k) clearance to market is not necessary for the CardioConsole component. The Company expects the Series 8000 to be commercially available later this year. The Company anticipates filing a required 510(k) pre-market notification for the CardioGuide in third quarter 1997.

                STEREOSITE SYSTEMS FOR MICROSCOPY AND ENDOSCOPY

    The Company is developing two systems, designed specifically for microscopic and endoscopic procedures in HNS Microsurgery, which will be marketed under the brand name of StereoSite.

      COMPONENT                                                DESCRIPTION
---------------------  -------------------------------------------------------------------------------------------
HMD/Processor          Head-mounted display and information processing computer which provides 3-D visualization of surgical anatomy and related diagnostic and monitoring data (up to four HMDs may be used simultaneously with each StereoSite system).

3-D Scope              Small diameter, angled, rotatable 3-D endoscope.

MSVA                   Micro-stereo video adapter ("MSVA") which retrofits to the surgical microscope to produce a
                       3-D video image to be displayed on the HMD. The MSVA incorporates twin endoscopic cameras.

Light Source           High power xenon light source incorporating micro-illuminated light delivery technology developed by Cogent Light.

    In the same manner as the Series 8000, the StereoSite systems incorporate advanced visualization principles and the Company's platform technology in application specific packages. The Company expects that its StereoSite system targeted at microscopy will incorporate the HMD and MSVA and expects that its StereoSite system targeted at microendoscopy will incorporate the HMD, the 3-D Scope and the light source. The Company currently has prototype clinical StereoSite systems available and placed at evaluation sites.

    The Company anticipates filing a required 510(k) pre-market notification for the processor component of the HMD for the StereoSite systems in third quarter 1997. The processor component will incorporate enhanced software capabilities. All other required 510(k) clearances to market for the StereoSite system have been received. The Company believes that there is a predicate device which can be relied upon for regulatory clearance of the HMD/Processor component, which predicate device was developed by the Company and Kaiser Aerospace. The Company expects the StereoSite systems to be commercially available in first quarter 1998, subject to receipt of required regulatory approvals.

  OTHER PRODUCTS

    RELATED CARDIOTHORACIC AND HNS PRODUCTS. The Company's CardioThoracic Surgery division is the exclusive North American distributor of instruments manufactured by Delacroix-Chevalier, a French corporation, and sutures manufactured by Peters, a French corporation, which are particularly appropriate for the minimally invasive approach. The Company's HNS Microsurgery division is the United States distributor of a line of hand instruments for functional endoscopic sinus surgery, including instruments developed by Dr. Hiroshi Moriyama of Jikei University, Tokyo.

    ENDOSCOPIC CAMERA. Endoscopic cameras are the state-of-the-art in two-dimensional endoscopic imaging. The Company currently manufactures a compact, high resolution endoscopic camera under its own label and for OEM customers and strategic partners. This product has historically accounted for a significant portion of the Company's revenues. The Company's endoscopic camera is also referred to as a three-chip camera. "Three-chip" refers to the allocation of a chip to each of the primary colors--red, green and blue. This results in superior color reproduction relative to a standard "single chip" camera, where one chip serves for all three primary colors.

    ELECTRONIC ZOOM LAPAROSCOPE (EZL). The EZL represents a new generation of laparoscopes in which the camera is placed on the distal end of the endoscope and then inserted inside the body. The EZL incorporates Vista Medical's unique proprietary zoom feature, which allows a surgeon to manipulate the image by zooming in and out at the touch of a button, while remaining in focus and without moving the scope. This capability is not available in any other currently marketed endoscope and the Company is currently seeking a strategic partner with distribution capability in laparoscopy. The Company may also utilize the zoom technology in future products for the CardioThoracic Surgery and HNS Microsurgery divisions.

STRATEGIC ALLIANCES

    The Company intends to leverage its position in both technology and distribution by forming strategic alliances with corporations and research institutions with respect to the development, regulatory approval and marketing of certain of its products. The Company has entered into strategic partnering arrangements as follows:

  MEDTRONIC

    In November 1996, Vista Medical and Medtronic, a leading cardiac company, entered into a strategic alliance providing for the distribution and co-promotion of the Company's current and future visualization and information systems for cardiac surgery, including the Series 8000 (the "Vista Systems"). The parties entered into a co-promotion agreement for the United States and Canada under which Medtronic will promote the Vista Systems in conjunction with Medtronic's own proprietary products for minimally invasive cardiac surgery. Vista Medical will be responsible for the sale and distribution of the Vista Systems to customers in the United States and Canada. The Company will be responsible for obtaining all regulatory clearances in the United States and Canada, will provide training and installation at its expense and will pay Medtronic a sales commission based on net revenues generated by the installation and use of the Vista Systems in the United States and Canada. During the term of the co-promotion agreement, Medtronic has agreed not to market or sell in the United States and Canada visualization products which are competitive with Vista Medical in cardiothoracic surgical procedures. Medtronic's right to co-promote will terminate in December 1999, subject to (i) earlier termination for Medtronic's failure to meet certain objectives or breach of material obligations by either party and (ii) automatic renewal if certain performance criteria are met.

    Medtronic will also act as Vista Medical's exclusive distributor for the Vista Systems for use in cardiothoracic surgical procedures in Europe, the Middle East and Africa. Medtronic will be responsible for obtaining all regulatory clearances other than the CE mark and will provide training and installation at its expense. Medtronic will purchase the Vista Systems for a transfer price to be adjusted each year. Medtronic's exclusive distributorship will terminate on the third anniversary of the initial commercial release of the Vista Systems in Europe, subject to earlier termination for Medtronic's failure to meet certain objectives or breach of material obligations by either party.

    The initial term of co-promotion and/or distributorship will be automatically renewed for an additional two-year term provided certain performance criteria are met. Vista Medical retains the worldwide right to distribute products based upon the technology incorporated in the Vista Systems for use in specialties other than cardiothoracic surgery. Vista Medical also retains the right to make the Vista Systems available worldwide (other than in Europe, the Middle East and Africa) for clinical and training programs organized by any company. Medtronic has the right of first refusal to obtain distribution rights for the Vista Systems in other areas of the world.


    In connection with entering into the co-promotion agreement, Medtronic made a $10 million equity investment in the Company and received 2,000,000 shares of Series C Preferred Stock, which will be automatically converted into 1,500,000 shares of Common Stock in connection with this Offering. In addition, Vista Medical and Medtronic entered into a Supplemental Rights Agreement in connection with entering into the co-promotion agreement, pursuant to which Medtronic received a first offer purchase right in certain proposed transactions and a right to designate an observer to attend meetings of the Board of Directors. Each of these rights terminate upon the closing of the Offering.

  HEARTPORT

    In February 1997, the Company entered into a Supply and Services Agreement with Heartport, a leading company developing minimally invasive technology for heart surgery. Vista Medical will sell four Series 8000 systems to Heartport, for use in the Heartport Research and Training Center in Salt Lake City, Utah. The four systems are scheduled to be delivered by approximately September 1997 or as soon as possible thereafter. Heartport has agreed to use the Series 8000 in its training centers, to promote that its training courses utilize the Series 8000 and to endorse the Series 8000 as the preferred 3-D video visualization and information solution for minimally invasive heart surgery. Until December 31, 1999, the Company will maintain and support the four systems at the Heartport Research and Training Center and will collaborate with Heartport with the goal of ensuring that the Series 8000 is compatible with technology used in the performance of Heartport's Port-Access procedures. During the period ending December 31, 2003, the Company has also agreed to provide the Vista Systems to hospitals, clinics or similar sites in North America whose surgeons have been trained at the Heartport Research and Training Center, without discrimination and on the best available terms and conditions the Company offers to any other similarly situated customers of the Company. In connection with the agreement, the Company issued to Heartport a warrant to purchase up to 100,000 shares of Common Stock, exercisable at any time after this Offering and prior to March 31, 2001, at a price per share equal to the initial public offering price. If an initial public offering is not completed by June 30, 1997, the price will be $6.67 per share.

  GDE SYSTEMS

    In February 1997, GDE, a leading military electronics and information management company, granted the Company an exclusive worldwide license to software, documentation and trademarks of GDE for use in the medical field. Since 1993, GDE's subsidiary, Healthcom, has been adapting the software licensed to Vista Medical to provide high-speed, image-based information processing and networking capabilities specifically for medical applications. In connection with the license, Vista Medical will issue to GDE Common Stock with a value (based on the initial public offering price) of $250,000 and will pay GDE a royalty on revenues derived from any products based upon or derived from the GDE software. Vista Medical has also agreed to make a non-refundable payment of at least $250,000 by December 31, 1998 as a combination of royalty payments earned through such date and a royalty advance creditable against future royalties due thereafter. Pursuant to the license agreement, Vista Medical has hired three of GDE's software development engineers. GDE has a right of first refusal to license Vista Medical improvements to the software for use in non-medical markets, subject to the payment of a royalty to Vista Medical. The parties also agreed to negotiate in good faith to enter into a services agreement which would provide Vista Medical with access to GDE consultancy services on a project-by-project basis, on terms to be mutually agreed upon.

  COGENT LIGHT

    The Company and Cogent Light formed a strategic alliance in March 1996, pursuant to a memorandum of understanding, to cooperate in the development of products for minimally invasive cardiac surgery which incorporate Cogent Light's proprietary light fiber delivery technology. Pursuant to the memorandum of understanding, Cogent Light is currently providing its single fiber and MicroBundle technologies exclusively for incorporation into the Series 8000, including CardioCamera, CardioLight and Cardio3DScope. The memorandum of understanding stipulates that Vista Medical will incorporate only a Cogent Light source in its cardiac surgical instrumentation, for example, CardioLight, provided such light source meets all of Vista Medical's performance requirements. The parties retain rights to their respective intellectual property, with new developments under the alliance being jointly owned and cross-licensed to each party.

  KAISER AEROSPACE

    The Company was founded as a wholly-owned subsidiary of Kaiser Aerospace in July 1993, and became an independent entity in July 1995 with the addition of several venture capital funds as investors. Substantially all of the shares originally issued to Kaiser Aerospace were subsequently transferred to Foster City Partners, a partnership which includes senior executives of Kaiser Aerospace, in June 1996. Foster City Partners remained a significant stockholder participating pro-rata in a further investment round in July 1996. See "Certain Transactions."

    In July 1995, the Company entered into a Technology Strategic Alliance:
Memorandum of Understanding (the "Technology Strategic Alliance") and a Manufacturing Supply Agreement with Kaiser Electro-Optics, a subsidiary of Kaiser Aerospace. The Technology Strategic Alliance provides that the Company and Kaiser Electro-Optics will cooperate in joint development programs related to the HMD as appropriate to be negotiated on an arms-length and project-by-project basis for an unspecified term. The Company contracts with Kaiser Electro-Optics for development and manufacturing services related to the Company's HMD, including initial production quantities for the HMD. The Manufacturing Supply Agreement provides that Kaiser Electro-Optics will be the Company's preferred supplier for a three-year period for not less than 75% of its requirements for the optical subassembly of the Company's HMD, provided that pricing and other terms are competitive and mutually agreed upon.

  UROHEALTH

    In December 1996, the Company and Urohealth Systems, Inc. ("Urohealth") entered into a license agreement under which the Company exclusively licensed visual instrument technology developed principally for the field of gynecology (the "Newman Technology") to Urohealth for use in gynecology, urology and general surgery on a worldwide basis. Vista Medical has a right of first refusal to manufacture Urohealth's requirements for the camera and light source equipment required for medical office use of the products derived from the Newman Technology for a specified period of time following the date of the agreement. Urohealth will pay to Vista Medical a sliding royalty based on sales of products incorporating the Newman Technology, subject to certain maximums and minimums. The agreement may be terminated in the event of an uncured material breach or insolvency by either party. In connection with the license agreement, the parties entered into a consulting agreement whereby Vista Medical agreed to use its reasonable efforts to provide the services of Allen Newman, the Company's Vice President and General Manager, HNS Microsurgery, as a consultant to Urohealth on a limited basis. The Company exclusively licensed the Newman Technology from Mr. Newman in September 1994. The Newman license agreement was amended in December 1996 to permit the Company to sublicense the Newman Technology to Urohealth. In connection with the amendment of the Newman license agreement, including the termination of royalty rights for camera systems, the Company paid Mr. Newman an additional sum of money and agreed to pay Mr. Newman a percentage of the royalties received from Urohealth for sales of disposable products manufactured under the sublicense.

MARKETING AND SALES

    The Company has organized its sales and marketing efforts by specialty-specific divisions: Vista CardioThoracic Surgery division ("VCS") and Vista HNS Microsurgery division ("VHNS"). The Company believes that this organizational structure provides the commitment and focus necessary to introduce and support new advanced technology to these two distinct markets. Each division, however, will follow similar strategic principles in developing its business.

    TRAINING. The introduction of new technology requires training for both surgeons and operating room personnel. VCS intends to begin training programs in the third quarter of 1997 and expects to be able to train up to 250 surgeons on an annual basis. VCS will also provide the visualization equipment for training programs organized by Medtronic, Heartport and other cardiac surgery companies. The VCS training format will involve one or two day sessions at selected locations where surgeons will have the opportunity to use the Series 8000 in a laboratory environment. Operating room personnel will receive in-service training from company representatives when equipment is installed. VHNS intends to utilize a similar format specifically designed for HNS surgeons. See "--Strategic Alliances."

    CLINICAL EVALUATION. VCS and VHNS product lines have been developed with frequent input from the Clinical Advisory Boards of each division. This evaluation phase will progress into a publication phase with the Company's advisors publishing results of their experience in leading publications and speaking at major clinical conferences. The Company supports such research, although it has no control over the content or timing of any publication or presentation, because impartial education of the general clinical audience is a key component in establishing procedure and equipment acceptance. As part of their strategy, VCS and VHNS also intend to continue to support seminars and symposiums and participate in industry trade shows.

    Since February 1997, Vista Medical's CardioThoracic Surgery division has exhibited the Series 8000 at two major cardiothoracic surgery meetings in the U.S. and at the World Congress on Minimally Invasive Cardiac Surgery in Paris. Surgeons attending these conferences expressed interest in the potential growth of minimally invasive surgeries and the importance of enabling technologies such as visualization. At these conferences, hundreds of surgeons participated in a hands-on demonstration of the Series 8000, expressed interest and requested additional information.

    SALES FORCE. VCS and VHNS will have separate sales forces, consisting of a combination of direct and independent sales representatives. VCS currently markets its products through four direct and 30 independent representatives and is in the process of hiring up to eight additional direct sales people to support the introduction of the Series 8000. In addition, Medtronic will co-promote the Series 8000 in conjunction with Medtronic's own proprietary products for minimally invasive cardiac surgery in the U.S. and Canada. VHNS will market its products through a similar combination of direct and independent sales representatives. VHNS currently has two sales managers, one based in the United States and the other in Europe.

    PATIENT EDUCATION. As the success of the Company's products is dependent on the adoption of MIM procedures, it must support the purchasers of its products in the introduction of these procedures to the local community. The Company has therefore engaged a national firm, specializing in medical communications, to provide public relations assistance to create patient awareness of the minimally invasive surgical options. Initial emphasis will be to support the launch of the Series 8000.

    INTERNATIONAL SALES. The Company markets its products internationally through independent distributors and has entered into a strategic relationship with Medtronic for the distribution of the Vista Systems in Europe, the Middle East and Africa. See "-- Strategic Alliances -- Medtronic."

MANUFACTURING

    The Company has established a manufacturing facility in Westborough, Massachusetts, which it believes generally meets the Good Manufacturing Practice ("GMP") standards set by the FDA. The Company believes this facility is adequate for the Company's near-term manufacturing requirements which are principally final assembly of sub-assemblies and components, including hardware and software. The Company has been manufacturing OEM camera systems in limited quantities for two years and has been developing the necessary procedures, systems and controls and hiring supervisory staff throughout this period. The Company believes that its current manufacturing facility will be adequate to meet its forecasted requirements through first quarter 1998 and that additional space will be available when required on reasonable commercial terms.

    The Company lacks experience in manufacturing its products under development, including the Series 8000, in the quantities that would be necessary to achieve significant commercial sales. The manufacture of the Company's products primarily involves the assembly of a number of sub-assemblies and components either by the Company directly or by contract manufacturers. Companies such as Vista Medical often encounter difficulties in scaling up manufacturing of products, which could include problems involving quality control and assurance, component and service availability, adequacy of control policies and procedures, lack of qualified personnel, compliance with FDA regulations and the need for further FDA review and possible approval of new manufacturing processes and facilities or other production constraints. There can be no assurance that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs. The Company will also require additional manufacturing facilities as production volumes increase; acquisition of new manufacturing facilities will likely involve relocation. Any of these factors could have a material adverse effect on the Company's business, financial condition and results of operation.

    The Company uses or relies on certain components and services used in its devices that are provided by sole source suppliers. The qualification of additional or replacement vendors for certain components or services is a lengthy process. In addition, the substitution of replacement vendors may entail re-engineering time and cost and could delay the supply of the Company's products. Any significant supply interruption would have a material adverse effect on the Company's ability to manufacture its products and, therefore, a material adverse effect on its business, financial condition and results of operations.

    The Company has, and will continue to consider as appropriate, the internal manufacture of sub-assemblies currently provided by third party subcontractors, as well as the implementation of new design and production processes which further reduce costs.

COMPETITION

    The medical device market is characterized by intensive development efforts and rapidly advancing technology. The future success of the Company will depend, in large part, upon its ability to anticipate and keep pace with advancing technology and competing innovations. There can be no assurance, however, that the Company will be successful in identifying, developing and marketing new products or enhancing its existing products.

    Although several companies compete with aspects of the Company's visualization product line, the Company believes there is no single company which offers a complete and integrated advanced visualization and information system specifically directed at minimally invasive microsurgical applications. In addition, the Company believes that no other head-mounted display has been cleared for marketing in surgical applications by the FDA. The Company believes that a number of large companies, with significantly greater financial, manufacturing, marketing, distribution and technical resources and experience than that of the Company, are focusing on the development of visualization products for MIM. Several companies are currently developing and marketing visualization products for MIM which could be applied to cardiac surgery. There can be no assurance that the Company will be successful in competing with any such companies.

    Technological advances in other therapies for heart disease such as drugs, interventional cardiology procedures or future innovations in cardiac surgery techniques could make such other therapies more effective or lower in cost than MIM surgical procedures and could render MIM cardiac surgery obsolete.

GOVERNMENT REGULATION

    The manufacture and sale of medical devices intended for commercial distribution are subject to extensive governmental regulation in the United States. Medical devices are regulated in the United States primarily by the FDA and, to a lesser extent, by certain state agencies. Generally, medical devices require pre-market clearance or pre-market approval prior to commercial distribution. In addition, certain material changes or modifications to, and changes in intended use of, medical devices also are subject to FDA review and clearance or approval. The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, storage, record keeping, promotion and distribution of medical devices in the United States and the export of unapproved medical devices from the United States to other countries.

Noncompliance with applicable requirements can result in failure of the government to grant pre-market clearance or approval for devices, withdrawal or suspension of approval, total or partial suspension of production, fines, injunctions, civil penalties, refunds, recall or seizure of products and criminal prosecution.

    In the United States, medical devices are classified into one of three classes, Class I, II or III, on the basis of the controls deemed by the FDA to be necessary to reasonably ensure their safety and effectiveness. The Company's products to date have either been classified as Class I or Class II devices.

    Class I devices are subject to general controls (e.g., establishment registration and product listing, labeling, adulteration and misbranding provisions and medical device reporting requirements and, unless exempt, to pre-market notification and adherence to GMP standards). Class II devices are subject to general controls and special controls (e.g., performance standards, post-market surveillance, patient registries and FDA guidelines). Generally, Class III devices are those that must receive pre-market approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable or new devices which have not been found to be substantially equivalent to legally marketed devices). Class III devices ordinarily require clinical testing to ensure safety and effectiveness and FDA approval prior to marketing and distribution. The FDA also has the authority to require clinical testing of Class I and Class II devices. A pre-market approval ("PMA") application must be filed if a proposed device is not substantially equivalent to a legally marketed predicate device or if it is a Class III device for which the FDA has called for such application. A PMA typically takes several years to be approved by the FDA.

    Generally, before a new device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance of a 510(k) notification or submission and approval of a PMA application. If a medical device manufacturer or distributor can establish that a device is "substantially equivalent" to a legally marketed Class I or Class II device, or to a Class III device for which the FDA has not called for a PMA, the manufacturer or distributor may market the device upon receipt of an FDA order determining such a device substantially equivalent to a predicate device. The 510(k) notification may need to be supported by appropriate performance, clinical or testing data establishing the claim of substantial equivalence. The FDA requires a rigorous demonstration of substantial equivalence.

    Following submission of the 510(k) notification, the manufacturer or distributor may not place the device into commercial distribution until an FDA substantial equivalence order permitting the marketing of a device is received by the person who submitted the 510(k) notification. At this time, the FDA typically responds to the submission of a 510(k) notification within 90 to 200 days. An FDA letter may declare that the device is substantially equivalent to a legally marketed device and allow the proposed device to be marketed in the United States. The FDA, however, may determine that the proposed device is not substantially equivalent or require further information, including clinical data, to make a determination regarding substantial equivalence. Such determination or request for additional information will delay market introduction of the product that is the subject of the 510(k) notification.

    The Company has received 510(k) clearance to market the following product lines in the United States: (i) 3-D video endoscope (April 1997); (ii) mini cameras (April 1997); (iii) illumination system (April 1997); (iv) head mounted display (September 1996); (v) additional cardiothoracic indications for the 3-D scope (July 1996); (vi) sinus telescopes (October 1995); (vii) video endoscope with zoom (January 1995); (viii) stereo viewing system (November 1994); (ix) dental camera (November 1994); (x) three-chip (endoscopic) video camera (June
1994); and (xi) 3-D scope (December 1992). All 510(k) clearances to market necessary for Series 8000 commercialization have been received. The Company anticipates filing a required 510(k) pre-market notification for the processor component of the HMD for the StereoSite systems in third quarter 1997. All other required 510(k) clearances to market for the StereoSite system have been received. Internationally, the Company's three-chip video camera and the zoom endoscope have qualified for the CE mark under the Electromagnetic Compatibility Directive for sale in Europe.

    All clinical investigations involving the use of an unapproved or uncleared device on humans to determine the safety or effectiveness of the device must be conducted in accordance with the FDA's IDE regulations. If the device presents a "significant risk," the manufacturer or distributor of the device is required to file an IDE application with the FDA prior to commencing human clinical trials. The IDE application must be supported by data, typically the result of animal and bench testing. If the IDE application is approved by the FDA, human clinical trials may begin at a specific number of investigational sites with a maximum number of patients, as approved by the FDA. If the device presents a "non-significant risk," approval by an Institutional Review Board prior to commencing human clinical trials is required, as well as compliance with labeling, record keeping, monitoring and other requirements. However, the FDA can disagree with a non-significant risk device finding.

    Any products manufactured or distributed by the Company are subject to continuing regulation by the FDA, which includes record keeping requirements, reporting of adverse experience with the use of the device, GMP requirements and post-market surveillance, and may include post-market registry and other actions deemed necessary by the FDA. A new 510(k), PMA or PMA supplement is also required when a medical device manufacturer makes a change or modification to a legally marketed device that could significantly affect the safety or effectiveness of the device, or where there is a major change or modification in the intended use of the device or a new indication for use of the device. When any change or modification is made to a device or its intended use, the manufacturer is expected to make the initial determination as to whether the change or modification is of a kind that would necessitate the filing of a new 510(k), PMA or PMA supplement.

    Sales of medical device products outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA clearance, and requirements for licensing may differ from FDA requirements. Failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. The current regulatory environment in Europe for medical devices differs significantly from that in the United States. Europe is currently in the transitional process of implementing the Medical Device Directive which was adopted on January 1, 1995 with a transition period through June 1998. After June 1998, all medical devices sold in the European Union must bear the CE mark. Devices are now classified by manufacturers according to the risks they represent with a classification system giving Class III as the highest risk devices and Class I as the lowest. Once the device has been classified, the manufacturer can follow one of a series of conformity assessment routes, typically through a registered quality system, and demonstrate compliance to a European Notified Body. After that, the CE mark may be applied to the device. Maintenance of the system is ensured through annual on-site audits by the Notified Body and a post-market surveillance system requiring the manufacturer to submit serious complaints to the appropriate governmental authority. With respect to the Series 8000, the Company is responsible for gaining, at its expense, the CE mark in Europe. Medtronic is responsible for obtaining, at its expense, all necessary regulatory and other approvals required for sale in the Middle East and Africa. See "--Strategic Alliances--Medtronic."

PATENTS AND PROPRIETARY RIGHTS

    Vista Medical relies on a combination of technical leadership, patent, trade secret, copyright and trademark protection and nondisclosure agreements to protect its proprietary rights. As of May 31, 1997, the Company had exclusive ownership rights to seven issued United States patents, 10 pending United States patent applications and eight pending foreign applications covering various aspects of its devices and systems. Furthermore, as of the same date, the Company had exclusive rights in the medical field to four issued United States patents, one pending United States patent application, three issued foreign patents and nine pending foreign applications covering various aspects of its devices and systems. The Company intends to file additional patent applications in the future. The failure for such patents to issue could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company has rights in the following trademarks: 3D
Scope-Registered Trademark-, Design of Cone and Vista Medical Technologies & Design. In addition, the Company has applied to register the following trademarks: MIM, StereoSite, CardioCamera, CardioZoom, Infomatix, CardioView, CardioController, CardioGuide, CardioConsole and CardioLight.

    The Company's future success will depend, in part, on its ability to continue to develop patentable products, enforce its patents and obtain patent protection for its products both in the United States and in other countries. The patent positions of medical device companies, including the Company, however, are generally uncertain and involve complex legal and factual questions. There can be no assurance that patents will issue from any patent applications owned by or licensed to the Company or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

    The Company has in-licensed certain aspects of its technology. In September 1995, McKinley granted to the Company a perpetual, exclusive, worldwide license in the medical field to make, have made, modify, use, lease, market, sell and otherwise distribute certain endoscopes and other medical products incorporating a stereo objective lens and/or a relay lens configuration. Under the terms of this license agreement, Vista Medical is obligated to pay McKinley an annual maintenance royalty, additional royalties upon the sale of certain numbers of systems incorporating the McKinley technology and royalties on net sales of products incorporating the McKinley technology. The exclusive license granted under this agreement becomes a non-exclusive license (or, under certain circumstances, the license terminates) in the event Vista Medical fails to pay any royalties following receipt of notice of such failure to pay. In addition, Vista Medical has the right to terminate the agreement with limited notice.

    In June 1996, Fuji granted to the Company a non-exclusive license to certain optical zoom technology for use in endoscopes. Vista Medical is obligated to pay royalties on net sales of products in the United States which incorporate Fuji's technology. Fuji may terminate the agreement if Vista Medical does not cure any violation of the agreement within a limited period of time. Failure of the Company to retain rights to these technologies could have a material, adverse effect on the Company's business, financial condition and results of operations.

    The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would result in substantial expense to the Company, may be necessary to enforce any patents issued or licensed to the Company and/or to determine the scope and validity of proprietary rights of third parties or whether the Company's products, processes or procedures infringe any such third-party proprietary rights. The Company may also have to participate in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial expense to the Company, to determine the priority of inventions covered by the Company's issued United States patents or pending patent applications. Furthermore, the Company may have to participate at substantial cost in International Trade Commission proceedings to enjoin importation of products which would compete unfairly with products of the Company. Any adverse outcome of any patent litigation (including interference proceedings) could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require the Company to cease using the technology in dispute.

    Patent applications in the United States are maintained in secrecy until a patent issues, and patent applications in foreign countries are maintained in secrecy for a period of time after filing. After such period of time, and usually before the grant of the patent, patent applications in foreign countries are published. While publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications, such publication may enable the Company's competitors to ascertain what areas of research or development the Company is engaged in prior to the Company's receipt of patent protection in the United States or foreign countries relating to such research or development.

    In general, the development of visualization and information systems and related surgical instruments and accessories is intensely competitive. Patents issued and patent applications filed relating to medical devices are numerous and there can be no assurance that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. There can also be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertions will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such parties. There can be no assurance that any such licenses would be available on terms acceptable to the Company, if at all. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could effectively block the Company's ability to make, use, sell or otherwise practice its intellectual property (whether or not patented or described in pending patent applications), or to further develop or commercialize its products in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could have a material adverse affect on the Company.

    The Company relies on unpatented trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire the same or substantially equivalent technologies or otherwise gain access to the Company's proprietary technology or disclose such technology or that the Company can ultimately protect its rights to such unpatented proprietary technology. No assurance can be given that third parties will not obtain patent rights to such unpatented trade secrets, which patent rights could be used to assert infringement claims against the Company. The Company also relies on confidentiality agreements with its collaborators, employees, advisors, vendors and consultants to protect its proprietary technology. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. In addition, the Company's agreements with its employees and consultants require disclosure to the Company of ideas, developments, discoveries or inventions conceived during employment or consulting, as the case may be, and assignment to the Company of proprietary rights to such matters related to the business and technology of the Company. The extent to which efforts by others will result in patents and the effect on the Company of the issuance of such patents is unknown. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations.

CLINICAL ADVISORY BOARDS

    The Company has established two Clinical Advisory Boards made up of leading surgeons, one focused on minimally invasive cardiac surgery, the other focused on HNS microsurgery and a number of other specialties. Members of the Clinical Advisory Boards consult with the Company exclusively in the field of visualization, but may also consult with other non-competing instrumentation companies and are employed elsewhere on a full-time basis. The Clinical Advisory Boards are intended to act as a clinical reference for the Company and to provide access to potential training sites for the Company's visualization products. The Clinical Advisory Boards and their members are as follows:

                CLINICAL ADVISORY BOARD: CARDIOTHORACIC SURGERY

                      ADVISOR (1)                                         INSTITUTION AND LOCATION
--------------------------------------------------------  --------------------------------------------------------
Delos M. Cosgrove III, M.D..............................  The Cleveland Clinic Foundation, Cleveland, OH
Federico Benetti, M.D...................................  Fundacion Benetti, Rosario, Argentina
Alain Carpentier, M.D...................................  Hopital Broussais, Paris, France
O. Howard Frazier, M.D..................................  Texas Heart Institute, Houston, TX
Laman Gray, M.D.........................................  University of Louisville, Louisville, KY
Renee S. Hartz, M.D.....................................  Illinois Masonic Hospital, Chicago, IL
Urban Lonn, M.D.........................................  University Hospital, Linkoping, Sweden
William Northrup, III, M.D..............................  Minneapolis Heart, Minneapolis, MN
M. Clive Robinson, M.D..................................  University of Kentucky, Lexington, KY
William Santamore, Ph.D.................................  University of Louisville, Louisville, KY
Meredith Scott, M.D.....................................  Florida Hospital, Orlando, FL
Hani Shennib, M.D.......................................  Montreal General Hospital, Montreal, Canada
Albert Starr, M.D.......................................  St. Vincent Hospital, Portland, OR
Gus J. Vlahakes, M.D....................................  Massachusetts General Hospital, Boston, MA
John Wain, M.D..........................................  Massachusetts General Hospital, Boston, MA

--------------

(1) Each of the listed advisors specializes in cardiac surgery, with the exceptions of Dr. John Wain, who specializes in thoracic surgery, and Dr. William Santamore, who is a cardiovascular researcher.

        CLINICAL ADVISORY BOARD: HNS MICROSURGERY AND OTHER SPECIALTIES

           ADVISOR                      ADVISORY FOCUS                       INSTITUTION AND LOCATION
------------------------------  -------------------------------  -------------------------------------------------
Desmond H. Birkett, M.D.        3-D endoscopic surgery           Lahey Clinic, Woburn, MA
Richard D. Bucholz, M.D.        Neuro-navigational surgery       St. Louis University School of Medicine, St.
                                                                  Louis, MO
James T. Caillouette, M.D.      Information Technology           Hoag Hospital, Newport Beach, CA
John Coller, M.D.               Telemedicine                     Lahey Clinic, Woburn, MA
John Diaz Day, M.D.             Skull base surgery               Allegheny General Hospital, Pittsburgh, PA
Michael Levy, M.D.              Neurosurgery                     University of California, Los Angeles, Los
                                                                  Angeles, CA
Douglas Olsen, M.D.             Spine surgery                    Vanderbilt University School of Medicine,
                                                                  Nashville, TN
John H. Payne, Jr., M.D.        Telemedicine                     Kaiser Permanente Hospital, Honolulu, HI
Stanley Shapshay, M.D.          ENT/Sinus surgery                New England Medical Center, Boston, MA

HUMAN RESOURCES

    As of May 31, 1997, the Company had 64 full-time employees, of whom 10 hold advanced degrees. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced work stoppages. The Company believes its relations with its employees are good.

FACILITIES

    The Company's facilities consist of approximately 6,500 square feet of office space located in Carlsbad, California, in which the Company's executive offices and the HNS Microsurgery division are located, pursuant to a lease which expires in November 1998. In addition, the Company maintains a facility of approximately 22,500 square feet in Westborough, Massachusetts in which the Company's development and manufacturing operations and the CardioThoracic Surgery division are located, pursuant to several leases which expire at various points in time beginning in May 1999 and ending in October 2001. The Company believes that suitable additional space will be available to it, when needed, on commercially reasonable terms.

LEGAL PROCEEDINGS

    As of the date of this Prospectus, the Company is not a party to any legal proceedings. Notwithstanding the foregoing, from time to time, Vista Medical may be involved in litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company as of May 31, 1997, are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
James C. Blair (1)...................................          58   Chairman of the Board and Director
John R. Lyon.........................................          51   President, Chief Executive Officer and Director
Koichiro (Ken) Hori..................................          61   Senior Vice President, Advanced Technology
Nancy M. Briefs......................................          42   Vice President and General Manager, CardioThoracic
                                                                     Surgery division
Allen Newman.........................................          46   Vice President and General Manager, Head, Neck &
                                                                     Spine Microsurgery division
Clifford F. Potocky..................................          50   Vice President and General Manager, Oktas division
Robert J. De Vaere...................................          39   Chief Financial Officer and Director of Finance and
                                                                     Administration
Olav B. Bergheim.....................................          47   Director
Nicholas B. Binkley (1)..............................          51   Director
Daniel J. Holland (2)................................          61   Director
Larry M. Osterink (2)................................          56   Director

--------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    JAMES C. BLAIR. Dr. Blair has served as Chairman of the Board and a Director of the Company since July 1995. Dr. Blair has been a General Partner of Domain Associates ("Domain"), a venture capital management company, since 1985. From 1969 to 1985, Dr. Blair was an officer of three investment banking and venture capital firms. Dr. Blair is a director of Amylin Pharmaceuticals, Inc., Aurora Biosciences Corp., CoCensys Inc., Dura Pharmaceuticals, Inc., Gensia Sicor, Inc. and Trega Biosciences Inc., all biopharmaceutical companies. Dr. Blair is a graduate of Princeton University and holds a Ph.D. from the University of Pennsylvania.

    JOHN R. LYON. Mr. Lyon co-founded the Company in July 1993 and has served as President since July 1993, as Chief Executive Officer since December 1996 and as a director of the Company since July 1995. Prior to co-founding Vista Medical, Mr. Lyon served for three years with Cooper Companies, as President of the International Division within Cooper's Health Care Group from January 1991 through December 1992, and as President of CooperSurgical, a manufacturer and distributor of minimally invasive surgical products, from January 1992 through January 1993. Mr. Lyon also was employed by Kaiser Aerospace in a business development role from February 1993 until the Company was founded in July 1993. Mr. Lyon holds a B.A. from the University of Durham, United Kingdom.

    KOICHIRO (KEN) HORI. Mr. Hori co-founded Vista Medical and served as Executive Vice President and Chief Technical Officer prior to being appointed Senior Vice President, Advanced Technology in December 1996. Mr. Hori also served as a director of the Company from July 1995 to December 1996. Prior to co-founding the Company, Mr. Hori served as President of Technology for Imaging, which was subsequently acquired by Bristol-Myers Squibb, from December 1985 to May 1992 and then founded Oktas, Inc. in November 1992 and served as its President until December 1996. Oktas, Inc. was a wholly-owned subsidiary of the Company from July 1995 through December 1996, when it was legally dissolved as a separate entity and its assets were transferred to the Company. Mr. Hori earned his B.S.E.E. from Tokyo's Nihon University College of Science and Engineering.

    NANCY M. BRIEFS. Ms. Briefs joined the Company as a consultant in May 1995 and has served as Vice President and General Manager of the Company's CardioThoracic Surgery division since December 1995. Prior to joining Vista Medical, from August 1993 through April 1995, Ms. Briefs served as Vice President of Marketing and Sales at American Surgical Technologies Corporation ("AST"), a company that developed and received approval for the first three-dimensional endoscope before its assets were acquired by Vista Medical in July 1995. Previously, Ms. Briefs served as Director of Worldwide Marketing and Corporate Accounts at Stryker Corp.'s Endoscopy Division from January 1990 through August 1992, where she was responsible for both the arthroscopy and laparoscopy business units. She holds a B.A. and B.S. from Emporia State University in Kansas and an M.B.A. in Marketing from Golden Gate University in San Francisco.

    ALLEN NEWMAN. Mr. Newman joined Vista Medical in June 1994 and served as the Company's Vice President, Business Development until being appointed Vice President and General Manager of the Company's Head, Neck & Spine Microsurgery division in December 1996. Prior to joining the Company, Mr. Newman served as president of Newman Medical, a medical consultancy, from October 1992 through June 1994. Previously, he served as Vice President of Business Development at Birtcher Medical Systems from March through October 1992 and in various sales and management positions at Karl Storz Endoscopy America from 1982 through February 1992, serving as Vice President, Sales and Marketing from 1989. Mr. Newman holds a B.A. from California State University (Sonoma) and graduated from the Medical Marketing Program of the John E. Anderson Graduate School of Business at the University of California, Los Angeles ("UCLA").

    CLIFFORD F. POTOCKY. Mr. Potocky joined Vista Medical in January 1996 and has served as the Company's Vice President and General Manager of its Oktas division since December 1996. Prior to joining Vista Medical, Mr. Potocky worked at Frigitronics from 1974 through October 1995, in a variety of positions, including Executive Vice President, Vice President-Director of Engineering and Product Manager/Product Engineer. Frigitronics, a subsidiary of Starr Surgical, Inc., was acquired and became CooperSurgical in 1990, specializing in cryosurgery and other minimally invasive medical devices. Mr. Potocky holds a B.S. from the University of Massachusetts.

    ROBERT J. DE VAERE. Mr. De Vaere has served as Chief Financial Officer since December 1996 and as Director of Finance and Administration for the Company since January 1996. From January 1991 until joining Vista Medical, Mr. De Vaere served in various financial roles at several of Kaiser Aerospace's business units, most recently as Director of Finance and Business Management at Kaiser Electro-Optics. Mr. De Vaere holds a B.S. from UCLA.

    OLAV B. BERGHEIM. Mr. Bergheim has served as a Director of the Company since August 1996. Mr. Bergheim has been a Venture Partner of Domain Associates since October 1995. From April to July 1995, Mr. Bergheim was Executive Vice-President of Coram Healthcare and from 1977 to 1995 served in various management capacities with Baxter Healthcare Corporation in Europe and the United States. From 1992 to 1995, Mr. Bergheim was President of Baxter's Cardiovascular Group. Mr. Bergheim is a director of Fusion Medical Technologies, Inc. Mr. Bergheim graduated from the University of Oslo with a Masters degree in Industrial Pharmacy.

    NICHOLAS B. BINKLEY. Mr. Binkley has served as a Director of the Company since July 1995. In June 1993, Mr. Binkley was one of the founding principals of Forrest Binkley & Brown L.P., the managing general partner of SBIC Partners, L.P., a private equity investment fund licensed as a small business investment company by the U.S. Small Business Administration. From 1977, Mr. Binkley served in a variety of senior executive positions at Security Pacific Corporation ("SPC"), including Chairman and Chief Executive Officer of Security Pacific Financial Services System, SPC's non-banking subsidiary, from 1981, and Vice Chairman of the Board of Directors of SPC from 1991. In April 1992, Mr. Binkley became Vice Chairman of the Board of Directors of BankAmerica Corporation ("BankAmerica"), following the merger of SPC into BankAmerica, serving in such capacity until his resignation in May 1993.

Mr. Binkley is a graduate of The Colorado College and holds a masters degree from Johns Hopkins School of Advanced International Studies.

    DANIEL J. HOLLAND. Mr. Holland has served as a Director of the Company since July 1995. Mr. Holland is a General Partner of One Liberty Fund III, a venture capital fund organized in 1995. He served as President of Morgan, Holland Ventures Corporation until 1995 when he was appointed Senior Officer of OneLiberty Ventures, Inc. (formerly Morgan, Holland Ventures Corporation). He has also served as a Managing General Partner of Morgan, Holland Fund and Morgan, Holland Fund II since 1981 and 1988, respectively. Mr. Holland holds a B.S. in mechanical engineering from The Massachusetts Institute of Technology and an MBA from Harvard Business School.

    LARRY M. OSTERINK. Dr. Osterink has been a Director of the Company since July 1995. Since 1993, Dr. Osterink has served as President of Medical Optics Inc., a subsidiary of Kaiser Aerospace. From 1984 to 1992, Dr. Osterink was President of Kaiser Electro-Optics Inc. and from 1979 to 1984 he was General Manager of the Industrial Laser Division of SpectraPhysics Inc. Dr. Osterink graduated from Michigan State University and holds a Ph.D. in Electrical Engineering from Stanford University.

    Members of the Board currently hold office and serve until the next annual meeting of the stockholders of the Company or until their respective successors have been elected. The Board is currently comprised of six directors. Under the Company's Restated Bylaws, beginning with the next annual meeting of stockholders the Company's Board will be classified into three classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of stockholders. The classification of directors has the effect of making it more difficult to change the composition of the Board. See "Description of Capital Stock -- Possible Anti-takeover Effect of Certain Charter Provisions."

    All executive officers are appointed annually by and serve at the discretion of the Board. All of the Company's executive officers are employed by the Company at will.

    Pursuant to the Company's 1997 Stock Option/Issuance Plan, which was adopted by the Board in February 1997 and approved by the Company's stockholders in February 1997, directors who are not officers or employees of the Company will receive periodic option grants beginning with the next annual meeting of stockholders. See "-- Benefit Plans."

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has a standing Compensation Committee currently composed of Dr. Blair and Mr. Binkley. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees of the Company, including salary and stock options. The Committee is also responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under the Company's existing incentive compensation plans. The Company also has a standing Audit Committee composed of Mr. Holland and Dr. Osterink. The Audit Committee assists in selecting the Company's independent auditors and in designating services to be performed by, and maintaining effective communication with, those auditors.

EXECUTIVE COMPENSATION

  SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the aggregate compensation paid by the Company to the President and Chief Executive Officer and to each of the most highly compensated executive officers who in 1996 earned over $100,000 (the "Named Executive Officers") for services rendered in all capacities to the Company for the year ended December 31, 1996:

                         SUMMARY COMPENSATION TABLE(1)

                                                                                   LONG-TERM COMPENSATION AWARDS
                                                                               -------------------------------------
                                                       ANNUAL COMPENSATION         SECURITIES
                                                     ------------------------      UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR     SALARY (2)    BONUS (3)    OPTIONS/SARS (#)     COMPENSATION
----------------------------------------  ---------  -----------  -----------  ------------------  -----------------
John R. Lyon ...........................       1996  $   149,510   $  75,000          246,000      $      --
  President, Chief Executive Officer and
  Director
Koichiro Hori ..........................       1996      129,754      32,400           75,000             --
  Senior Vice President,
  Advanced Technology
Allen Newman ...........................       1996      129,696      32,200          135,000             --
  Vice President and General
  Manager, HNS Microsurgery
  division
Nancy M. Briefs ........................       1996      118,582      32,000          135,000             --
  Vice President and General
  Manager, CardioThoracic
  Surgery division
Clifford F. Potocky ....................       1996       99,414      16,000           78,750              19,685(4)
  Vice President and General
  Manager, Oktas division

--------------

(1) Pursuant to Instruction to Item 402(b) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission"), information with respect to fiscal years prior to 1996 has not been included as the Company was not a reporting company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the information has not been previously reported to the Commission in response to a filing requirement.

(2) Includes amounts deferred pursuant to the Company's 401(k) Plan.

(3) Includes cash payments for bonuses accrued for and related to 1995 and 1996 services.

(4) Reimbursement for per diem and temporary living expenses.

  STOCK OPTIONS

    The following table sets forth information concerning stock option grants made to each of the Named Executive Officers for the year ended December 31, 1996. The Company granted no stock appreciation rights ("SARs") to Named Executive Officers during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                     INDIVIDUAL GRANTS                                          VALUE AT ASSUMED
--------------------------------------------------------------------------------------------    ANNUAL RATES OF
                                 NUMBER OF                                                        STOCK PRICE
                                SECURITIES     % OF TOTAL                                       APPRECIATION FOR
                                UNDERLYING   OPTIONS GRANTED                                    OPTION TERM (3)
                                  OPTIONS    TO EMPLOYEES IN  EXERCISE PRICE    EXPIRATION    --------------------
NAME                            GRANTED (1)    FISCAL YEAR     PER SHARE (2)       DATE          5%         10%
------------------------------  -----------  ---------------  ---------------  -------------  ---------  ---------
John R. Lyon..................      11,250            1.0%       $    0.80        12/12/2006  $   5,660  $  14,344
                                   234,750           20.0             0.20        05/21/2006     29,527     74,826
Koichiro Hori.................      75,000            6.4             0.20        05/21/2006      9,433     23,906
Allen Newman..................       7,500            0.6             0.80        12/12/2006      3,773      9,562
                                   127,500           10.9             0.20        05/21/2006     16,037     40,640
Nancy M. Briefs...............       7,500            0.6             0.80        12/12/2006      3,773      9,562
                                   127,500           10.9             0.20        05/21/2006     16,037     40,640
Clifford F. Potocky...........       3,750            0.3             0.80        12/12/2006      1,887      4,781
                                    45,000            3.8             0.20        05/21/2006      5,660     14,344
                                    30,000            2.6             0.20        02/15/2006      3,773      9,562

--------------

(1) In accordance with the terms of the 1995 Stock Option Plan under which these options were granted, 50% of the shares subject to each option will immediately vest in the event the Company is acquired by a merger or asset sale, unless the Company's repurchase rights with respect to those shares are transferred to the acquiring entity. The other 50% of the shares vest if employee is terminated without cause within two years of the merger or asset sale. The grant dates for the above options are as follows:

NAME                                                         OPTIONS GRANTED (#)   GRANT DATE
-----------------------------------------------------------  --------------------  -----------
John R. Lyon...............................................           11,250         12/12/96
                                                                     234,750         05/21/96
Koichiro Hori..............................................           75,000         05/21/96
Allen Newman...............................................            7,500         12/12/96
                                                                     127,500         05/21/96
Nancy M. Briefs............................................            7,500         12/12/96
                                                                     127,500         05/21/96
Clifford F. Potocky........................................            3,750         12/12/96
                                                                      45,000         05/21/96
                                                                      30,000         02/15/96

(2) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Board, considering all relevant factors. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or a combination of cash or shares or any other form of consideration approved by the Board. After the effective date of the Registration Statement of which this Prospectus is a part, the fair market value of shares of Common Stock will be determined in accordance with certain provisions of the Plan based on the closing selling price per share of a share of Common Stock on the date in question on the primary exchange or national market system on which the Company's common stock is listed or reported. If shares of the Common Stock are not listed or admitted to trading on any stock exchange nor traded on the Nasdaq National Market, then the fair market value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission. The price used for computing this appreciation is the exercise price of the options, not the price of Common Stock in this Offering. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level.

  OPTION EXERCISES AND HOLDINGS

    The following table provides information concerning option exercises during 1996 by the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of December 31, 1996. No SARs were exercised during 1996 or outstanding as of December 31, 1996.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES UNDERLYING
                                                                  UNEXERCISED OPTIONS AT DECEMBER
                                       SHARES                                 31, 1996
                                    ACQUIRED ON       VALUE       --------------------------------
NAME                                EXERCISE (#)   REALIZED (1)   EXERCISABLE (2)   UNEXERCISABLE
----------------------------------  ------------   ------------   ---------------   --------------
John R. Lyon......................    168,750           $0            246,000              0
Koichiro Hori.....................     --            --                75,000              0
Allen Newman......................     75,000            0            135,000              0
Nancy M. Briefs...................     75,000            0            135,000              0
Clifford F. Potocky...............     --            --                78,750              0


                                     VALUE OF UNEXERCISED IN-THE-
                                             MONEY OPTIONS
                                       AT DECEMBER 31, 1996 (3)
                                    -------------------------------
NAME                                EXERCISABLE (2)   UNEXERCISABLE
----------------------------------  ---------------   -------------
John R. Lyon......................     $140,850            $0
Koichiro Hori.....................       45,000             0
Allen Newman......................       76,500             0
Nancy M. Briefs...................       76,500             0
Clifford F. Potocky...............       45,000             0

--------------

(1) "Value realized" is calculated on the basis of the fair market value of the Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

(2) The options are immediately exercisable; however, any shares purchased upon exercise may be subject to rights of repurchase on the part of the Company which lapse at various times over the next five years.

(3) "Value" is defined as fair market price of the Common Stock at fiscal year-end ($0.80) less exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended December 31, 1996, the Compensation Committee of the Company's Board established the levels of compensation for the Company's executive officers. The members of the Company's Compensation Committee are Dr. Blair and Mr. Binkley. See "Certain Transactions." Mr. Lyon, the Company's President and Chief Executive Officer, participated in the deliberations of the Compensation Committee regarding executive compensation that occurred during 1996, but did not take part in the deliberations regarding his own compensation.

EMPLOYMENT ARRANGEMENTS

    The Company has not entered into any employment contracts or arrangements with any of its Named Executive Officers.

    Fifty percent of the unvested shares subject to options outstanding to the Company's executive officers will immediately vest if the Company is acquired by a merger or asset sale, unless the Company's repurchase rights with respect to those shares are transferred to the acquiring entity. The other 50% of the shares vest if the employee is terminated without cause within two years of the merger or asset sale. See "Benefit Plans -- 1997 Stock Option/Stock Issuance Plan."

DIRECTOR COMPENSATION

    The Company reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. Directors are not currently compensated for serving on the Board. However, under the 1997 Stock Option/Issuance Plan, as amended, (the "Plan") which was adopted in February 1997 and amended in March and May 1997, beginning with the first annual meeting of stockholders following this Offering, each non-employee director who is first elected to the Board will automatically receive an option to purchase 15,000 shares of Common Stock for the first year of the director's Board term and 5,000 shares of Common Stock for each additional year remaining on the director's Board term following the automatic option grant. Each director who is currently serving on the Board will receive an option to purchase 5,000 shares of Common Stock for each additional year for which he is elected as a director. These options will have an exercise price equal to 100% of the fair market value of the Common Stock on the grant date. The grant of 15,000 shares will become exercisable in equal monthly installments over four years of Board service completed by the director following such grant, and the grants of 5,000 shares will become exercisable at the end of one year of Board service completed by the director following the date of grant. See "-- Benefit Plans -- 1997 Stock Option/Issuance Plan."

    Under the Company's 1995 Stock Option Plan (the "Predecessor Plan"), each non-employee director received a fully vested option to purchase 4,500 shares of Common Stock in December 1996, and Mr. Lyon received an option to purchase 11,250 shares of Common Stock of the Company. The option grant to Mr. Lyon vests over five years, subject to acceleration upon a change of control. Fifty percent of the shares subject to Mr. Lyon's option will immediately vest in the event the Company is acquired by a merger or asset sale, unless the Company's repurchase rights with respect to those shares are transferred to the acquiring entity. The other 50% of the shares will immediately vest if Mr. Lyon is terminated without cause within two years of the merger or asset sale.

BENEFIT PLANS

  1997 STOCK OPTION/STOCK ISSUANCE PLAN

    The Plan serves as the successor equity incentive program to the Predecessor Plan. The Plan became effective on February 28, 1997 upon adoption by the Board and approval by the stockholders. 2,820,000 shares of Common Stock have been authorized for issuance under the Plan. This share reserve is comprised of (i) the shares that remain available for issuance under the Predecessor Plan, including the shares subject to outstanding options thereunder, plus (ii) an additional increase of 1,417,489 shares. However, in no event may any one participant in the Plan receive option grants or direct stock issuances for more than 300,000 shares in the aggregate per calendar year.

    Outstanding options under the Predecessor Plan were incorporated into the Plan upon its adoption, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator (described below) elects to extend one or more features of the Plan to those options. However, except as otherwise noted below, the outstanding options under the Predecessor Plan contain substantially the same terms and conditions summarized below for the Discretionary Option Grant Program in effect under the Plan.

    The Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers and other employees, non-employee Board members and independent consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

    The Board or a committee appointed by the Board (the "Plan Administrator") will administer the Discretionary Option Grant and Stock Issuance Programs. The Plan Administrator, subject to the provisions of the plan, will have complete discretion to determine which eligible individuals will receive option grants or stock issuances, the time or times at which such option grants or stock issuance are to be made, the number of shares subject to each such grant or issuance, the vesting schedule to be in effect for the option grant or stock issuance, the maximum term for which any granted option is to remain outstanding and whether an option will be granted as an incentive stock option or a non-statutory stock option under the Federal tax laws. The administration of the Automatic Option Grant Program will be self-executing in accordance with the express provisions of such Program and no Plan Administrator will exercise any discretionary functions with respect to any option grants or stock issuances made under the Program.

    Under the Automatic Option Grant Program, at each Annual Stockholders Meeting, beginning with the next Annual Stockholders Meeting, each individual who (i) is elected or re-elected to serve as a non-employee Board member or (ii) was appointed as a non-employee Board member since the last Annual Stockholders Meeting (and whose Board term does not expire at such Meeting) will receive an option grant to purchase shares of Common Stock. The number of shares subject to the option will be equal to 15,000 shares for the first year that the optionee is elected to the Board and 5,000 shares for each additional year served by such optionee following the automatic option grant. Each option granted pursuant to the Automatic Option Grant Program will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. The grant of 15,000 shares will vest in successive equal monthly installments over forty-eight months of Board service completed by the optionee measured from the date the optionee is first elected to the Board of Directors, and the grants of 5,000 will vest at the end of each additional year of Board service completed by the optionee. In addition, the option shares will become fully vested upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member. The automatic options may only be exercised to the extent vested.

    Payment of the exercise price for the shares of Common Stock subject to option grants made under the Plan may be made in cash or in shares of Common Stock valued at fair market value on the exercise date. The optionee may elect to make payment for the option shares upon exercise through a same-day sale program, which enables the optionee to purchase the option shares without making any cash payment. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in full payment of the exercise price and associated withholding taxes incurred in connection with such exercise.

    In the event that the Company is acquired by merger or asset sale, the unvested portion of each outstanding option under the Discretionary Option Grant Program that is not to be assumed by the successor corporation will automatically vest in full. Similarly, unless the Company assigns the repurchase rights associated with any unvested shares under the Stock Issuance Program to the successor corporation, such unvested shares will vest in full. Any outstanding options assumed by the successor corporation and shares that remain subject to repurchase rights assigned to the successor corporation will not vest immediately, but will vest in accordance with their original vesting schedule. The Plan Administrator will have the authority under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed 18 months) following (i) a merger or asset sale in which those options are assumed or those repurchase rights are assigned, (ii) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members or (iii) the sale, transfer or disposition of all or substantially all of the Company's assets (each a "Corporate Transaction"). The Plan Administrator will also have the discretion to provide for the automatic acceleration of options and the lapse of any repurchase rights upon (i) a hostile change in control of the Company effected by a successful tender offer for more than 50% of the Company's outstanding voting stock or by proxy contest for the election of Board members or (ii) the termination of the individual's service, whether involuntarily or through a resignation for good reason, within a specified period (not to exceed 18 months) following such a hostile change in control. The unvested portion of the options currently outstanding under the Predecessor Plan will accelerate and such options will terminate and cease to be exercisable upon an acquisition of the Company by merger or asset sale, unless those options are assumed by the acquiring entity. The unvested portion of any options assumed by the successor corporation will automatically accelerate upon the involuntary termination of the optionee's service within 18 months following the occurrence of a Corporate Transaction in which the options are assumed or replaced by the successor corporation.

    Stock appreciation rights may be issued in tandem with option grants made under the Discretionary Option Grant Program. The holders of these rights will have the opportunity to elect between the exercise of their outstanding stock options for shares of Common Stock or the surrender of those options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. The appreciation distribution may be made in cash or in shares of Common Stock. There are currently no outstanding stock appreciation rights.

    The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

    The Board may amend or modify the Plan at any time. The Plan will terminate 10 years from its effective date unless otherwise terminated by the Board prior to such date.

  EMPLOYEE STOCK PURCHASE PLAN

    The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board on February 19, 1997 and was subsequently approved by the stockholders on February 20, 1997. The Purchase Plan is designed to allow eligible employees of the Company to purchase shares of Common Stock, at semi-annual intervals, through periodic payroll deductions under the Purchase Plan. A reserve of 200,000 shares of Common Stock has been established for this purpose.

    The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period under the Purchase Plan will commence on the effective date of a Registration Statement on Form S-8 covering the shares of Common Stock issuable under the Purchase Plan (which the Company intends to file on the effective date of this Offering) and will terminate no later than the last business day in March 1999.

    Individuals who are eligible employees on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (April 1 or October 1 each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that period.

    Payroll deductions may not exceed 10% of the participant's base salary for each semi-annual period of participation, and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day of March and September each year, with the first purchase date to occur on the last business day of September 1997) at a purchase price per share not less than 85% of the LOWER of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value of the Common Stock on the semi-annual purchase date. Should the fair market value of the Common Stock on any semi-annual purchase date be less than the fair market value of the Common Stock on the first day of the offering period, then the current offering period will automatically end and a new 24-month offering period will begin, based on the lower fair market value.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Second Restated Certificate of Incorporation eliminates, subject to certain exceptions, directors' personal liability to the Company or its stockholders for monetary damages for breaches of fiduciary duties. The Second Restated Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derived an improper personal benefit.

    The Company's Restated Bylaws provide that the Company shall indemnify its directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its directors and officers. The indemnification agreements contain provisions that require the Company, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. The Company has obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions.

                              CERTAIN TRANSACTIONS

    Since its formation in July 1993, the Company has issued, in private placement transactions, shares of its Preferred Stock as follows (not adjusted for the three-for-four reverse stock split): 8,094,340 shares of Series A-1 Preferred Stock at a price of $1.325 per share in July 1995; 154,581 shares of Series A-3 Preferred Stock at a price of $1.325 per share in September 1995; 1,325,331 shares of Series B Preferred Stock at a price of $4.00 per share in July 1996; and 2,000,000 shares of Series C Preferred Stock at a price of $5.00 per share in November 1996. The purchasers of Preferred Stock include, among others, the following executive officers and holders of more than five percent of the Company's outstanding stock and their respective affiliates (all shares of Preferred Stock are convertible into Common Stock on a three-for-four basis):

                                                               PREFERRED STOCK
    EXECUTIVE OFFICERS, DIRECTORS AND 5%       ------------------------------------------------      TOTAL
                STOCKHOLDERS                   SERIES A-1   SERIES A-3   SERIES B    SERIES C    CONSIDERATION
---------------------------------------------  -----------  -----------  ---------  -----------  --------------
Funds advised by Domain Associates (1).......    2,113,207      32,215     326,341      --       $    4,148,048
SBIC Partners, L.P. (2)......................    1,886,792      --         291,375      --            3,665,499
Foster City Partners (3).....................    1,792,453      --         276,807      --            3,482,228
Biotechnology Investments Limited............    1,056,604      15,875     163,170      --            2,073,715
One Liberty Fund III, L.P. (4)...............      747,170      --         115,385      --            1,451,540
Koichiro Hori................................      264,151      --           8,244      --              382,976
Nancy M. Briefs..............................      --           --          50,000      --              200,000
Medtronic Asset Management, Inc. (5).........      --           --          --        2,000,000      10,000,000

--------------

(1) Includes Domain Partners III, L.P., DP III Associates, L.P. and Domain Partners II, L.P., associated with Dr. Blair.

(2) Associated with Mr. Binkley.

(3) Includes shares of Series A-1 Preferred Stock originally issued to Kaiser Aerospace and subsequently transferred to Foster City Partners in June 1996. Does not include 750 shares of Common Stock held by Kaiser Aerospace.

(4) Associated with Mr. Holland.

(5) A wholly-owned subsidiary of Medtronic.

    Holders of Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued or issuable upon conversion thereof. See "Description of Capital Stock -- Registration Rights."

    Vista Medical was founded as a wholly-owned subsidiary of Kaiser Aerospace in July 1993. Kaiser Aerospace financed the initial operations of the Company through cash advances aggregating $5.4 million.

    In July 1995, the Company raised approximately $8 million from various venture capital funds, including funds which are principal stockholders of the Company and/or are affiliated with directors of the Company, in a private placement of its Series A-1 Preferred Stock. The Company repaid its indebtedness to Kaiser Aerospace by permitting Kaiser Aerospace to cancel $2.4 million of indebtedness owed by the Company as payment for shares of Series A-1 Preferred Stock and by repaying an additional $3 million debt owed to Kaiser Aerospace with funds received pursuant to the private placement transaction. See "Business -- Strategic Alliances -- Kaiser Aerospace." As part of this Series A-1 Preferred Stock financing, the Company also acquired Oktas, Inc. as its wholly-owned subsidiary pursuant to the receipt of all of the outstanding shares of Oktas, Inc. as payment for shares of Series A-1 Preferred Stock received by Mr. Koichiro Hori, the founder and sole shareholder of Oktas, Inc. and currently an executive officer of the Company.

    In July 1995, the Company entered into a Technology Strategic Alliance and a Manufacturing Supply Agreement with Kaiser Electro-Optics, a subsidiary of Kaiser Aerospace. The Technology Strategic Alliance provides that the Company and Kaiser Electro-Optics will cooperate in joint development programs related to the HMD as appropriate to be negotiated on an arms-length and project-by-project basis for an unspecified term. The Company contracts with Kaiser Electro-Optics for development and manufacturing services related to the Company's HMD, including initial production quantities for the HMD. The Manufacturing Supply Agreement provides that Kaiser Electro-Optics will be the Company's preferred supplier for a three-year period for not less than 75% of its requirements for the optical subassembly of the Company's HMD, provided that pricing and other terms are competitive and mutually agreed upon.

    In July 1996, the Company raised approximately $4.3 million in cash from Foster City Partners, various venture capital funds, including funds which are principal stockholders of the Company and/or affiliated with directors of the Company, and other accredited investors in a private placement of its Series B Preferred Stock. The Company repaid its indebtedness to certain of the venture capital funds by permitting such funds to cancel approximately $0.8 million of indebtedness owed by the Company as consideration for shares of Series B Preferred Stock.

    In September 1995, the Company purchased substantially all of the assets of AST, which was engaged in the business of designing, developing, marketing and supporting stereoscopic endoscopes. The purchase price for such assets consisted of $25,000 and 154,581 shares of Series A-3 Preferred Stock of Vista Medical, which is non-voting stock. Pursuant to its rights under the purchase agreement, AST assigned its rights to receive the consideration payable by Vista Medical to various venture capital funds, including funds which are principal stockholders of the Company and/or are affiliated with directors of the Company. The Company's acquisition of the assets of AST was accounted for using the purchase method of accounting with the assets being recorded at their estimated fair values at the date of acquisition.

    In September 1994, the Company entered into a license agreement with Allen Newman, currently an executive officer of the Company, under which Mr. Newman granted the Company an exclusive license to use the Newman Technology. In December 1996, the Company and Urohealth entered into a license agreement under which the Company exclusively sublicensed the Newman Technology to Urohealth for use in gynecology, urology and general surgery on a worldwide basis. In connection with the license agreement, the parties entered into a consulting agreement whereby Vista Medical agreed to use its reasonable efforts to provide the services of Mr. Newman as a consultant. The Newman license agreement was amended in December 1996 to permit the Company to sublicense the Newman Technology to Urohealth. In connection with the amendment of the Newman license agreement, the Company paid Mr. Newman $200,000 and agreed to pay Mr. Newman 50% of the royalties received from Urohealth. Previously, the Company made advance royalty payments of $37,500 to Mr. Newman in connection with the execution of the initial license agreement.


    In November 1996, Vista Medical and Medtronic entered into a strategic alliance providing for the distribution and co-promotion of the Vista Systems. In connection with entering into a co-promotion agreement, Medtronic made a $10 million equity investment in the Company and received 2,000,000 shares of Series C Preferred Stock, which will be automatically converted into 1,500,000 shares of Common Stock in connection with this Offering. In addition, Vista Medical and Medtronic entered into a Supplemental Rights Agreement in connection with entering into the co-promotion agreement, pursuant to which Medtronic received a first offer purchase right in certain proposed transactions and a right to designate an observer to attend meetings of the Board of Directors. Each of these rights terminate upon the closing of the Offering.


    In May 1996, the Company loaned certain officers of the Company an aggregate of $63,750 in connection with the exercise of certain stock options by such officers.

    All of the Company's officers are employed by the Company at will. The Company has entered into indemnification agreements with each of its directors and executive officers. See "Management -- Limitations on Liability and Indemnification Matters."

    The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company expects that all future transactions between the Company and its officers, directors and principal stockholders and their affiliates will be approved in accordance with the Delaware General Corporation Law by a majority of the Board, as well as by a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of May 31, 1997, and as adjusted to reflect the sale of the shares of the Common Stock offered hereby by the Company, by (i) all those known by the Company to be beneficial owners of more than 5% of its outstanding Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers of the Company and (iv) all directors and executive officers of the Company as a group.

                                                                                               PERCENTAGE
                                                                                         BENEFICIALLY OWNED (2)
                                                                     NUMBER OF   --------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                SHARES (1)    PRIOR TO OFFERING    AFTER OFFERING
------------------------------------------------------------------  -----------  -------------------  -----------------
Funds advised by Domain Associates (3) ...........................    1,873,320           20.1%               14.6%
 One Palmer Square
 Princeton, NJ 08542
SBIC Partners, L.P. ..............................................    1,633,625           17.6%               12.8%
 201 Main Street, Suite 2302
 Fort Worth, TX 76102
Foster City Partners .............................................    1,551,944           16.7%               12.1%
 950 Tower Lane, Suite 800
 Foster City, CA 94404
Medtronic Asset Management, Inc. .................................    1,500,000           16.1%               11.7%
 7000 Central Avenue NE
 Minneapolis, MN 55432
Biotechnology Investments Limited (B.I.L.). ......................      926,736           10.0%                7.2%
 Post Office Box 58
 St. Julian's Court
 St. Peter Port
 Guernsey, Channel Islands
One Liberty Fund III, L.P. .......................................      646,915            7.0%                5.1%
 1 Liberty Square, 2nd Floor
 Boston, MA 02109
James C. Blair (3)................................................    1,873,320           20.1%               14.6%
John R. Lyon (4)..................................................      414,750            4.3%                3.2%
Olav B. Bergheim (5)..............................................       19,500           *                   *
Nicholas B. Binkley (6)...........................................    1,640,125           17.6%               12.8%
Daniel J. Holland (7).............................................      666,415            7.2%                5.2%
Larry Osterink (8)................................................    1,692,194           18.2%               13.2%
Koichiro Hori (9).................................................      279,296            3.0%                2.2%
Nancy M. Briefs (10)..............................................      247,500            2.6%                1.9%
Allen Newman (11).................................................      210,000            2.2%                1.6%
Clifford F. Potocky (12)..........................................       78,750           *                   *
All directors and executive officers as a group (11 persons)
 (13).............................................................    7,185,600           71.8%               53.2%

----------------
*   Less than 1%

 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Share ownership in each case includes shares issuable upon exercise of certain outstanding options as described in the footnotes below. The address for those individuals for which an address is not otherwise indicated is: 5451 Avenida Encinas, Suite A, Carlsbad, California 92008.

 (2) Percentage of ownership is calculated pursuant to Commission Rule 13d-3(d)(1).

 (3) Includes 1,767,787 shares beneficially owned by Domain Partners III, L.P., 24,161 shares beneficially owned by Domain Partners, II L.P., 61,872 shares beneficially owned by DP III Associates, L.P. and 19,500 shares beneficially owned by Domain Associates. Dr. Blair is a general partner of One Palmer Square Associates, II, L.P., which is the general partner of Domain Partners II, L.P., and he is also a general partner of One Palmer Square Associates, III, L.P., the general partner of Domain Partners III, L.P. and DP III Associates. Dr. Blair has an indirect beneficial ownership of these shares. Dr. Blair is a general partner of Domain Associates. Excludes 926,736 shares beneficially owned by BIL. Pursuant to a contractual agreement, Domain Associates is the U.S. venture capital advisor to BIL. Domain Associates has neither voting nor investment power over BIL and Dr. Blair and Domain Associates disclaim beneficial ownership of the BIL shares.

 (4) Includes 246,000 shares issuable upon exercise of options exercisable within 60 days of May 31, 1997.

 (5) Mr. Bergheim is employed by Domain Associates as a Venture Partner. Mr. Bergheim has no beneficial ownership of any of the shares owned by funds advised by Domain Associates.

 (6) Includes 1,500 shares issuable upon exercise of options exercisable within 60 days of May 31, 1997. Also includes 5,000 shares beneficially owned by The Binkley Family Trust, of which Mr. Binkley is a trustee, and 1,633,625 shares beneficially owned by SBIC Partners, L.P., a Texas limited partnership ("SBIC Partners"). SBIC Partners is the beneficial owner of all shares of the Company's Common Stock registered in its name. Forrest Binkley & Brown L.P., a Texas limited partnership ("FBB"), is the managing general partner of SBIC Partners, and Forrest Binkley & Brown Venture Co., a Texas corporation ("Venture Co."), is the sole general partner of FBB. Mr. Binkley is a limited partner of FBB, and is an executive officer, director and shareholder of Venture Co. Mr. Binkley disclaims beneficial ownership with respect to all shares of Common Stock owned by SBIC Partners, except to the extent of his pecuniary interest therein.

 (7) Includes 19,500 shares issuable upon exercise of options exercisable within 60 days of May 31, 1997. Also includes 646,915 shares beneficially owned by One Liberty Fund III, L.P. Mr. Holland is a general partner of One Liberty Partners III, L.P., which is a general partner of One Liberty Fund III, L.P. Mr. Holland disclaims beneficial ownership with respect to all shares of Common Stock owned by One Liberty Fund III, L.P.

 (8) Includes 19,500 shares issuable upon exercise of options exercisable within 60 days of May 31, 1997. Also includes 1,551,944 shares beneficially owned by Foster City Partners and 750 shares beneficially owned by Kaiser Aerospace. Dr. Osterink, president of a subsidiary of Kaiser Aerospace, disclaims beneficial ownership of the shares owned by Foster City Partners and Kaiser Aerospace.

 (9) Includes 75,000 shares issuable upon exercise of options exercisable within 60 days of May 31, 1997.

(10) Includes 135,000 shares issuable upon exercise of options exercisable within 60 days of May 31, 1997. Also includes 37,500 shares beneficially owned by Delaware Charter Guarantee & Trust TTEE FBO Nancy Briefs (the "Briefs Trust"). Ms. Briefs is a beneficiary of the Briefs Trust.

(11) Includes 135,000 shares issuable upon exercise of options exercisable within 60 days of May 31, 1997.

(12) Includes 78,750 shares issuable upon exercise of options exercisable within 60 days of May 31, 1997.

(13) Includes 714,000 shares issuable upon exercise of options exercisable within 60 days of May 31, 1997. See also footnotes 3, 6, 7 and 8.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of the Offering, the Company will be authorized to issue 35,000,000 shares of Common Stock, $.01 par value per share, of which 12,797,528 shares will be issued and outstanding, and 5,000,000 shares of undesignated Preferred Stock, $.01 par value per share, of which no shares will be issued and outstanding.

COMMON STOCK

    At May 31, 1997, there were 9,297,528 shares of Common Stock outstanding and held of record by approximately 74 stockholders. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available. See "Dividend Policy." All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

    After completion of the Offering, the Board will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, priorities, preferences, qualifications, limitations and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of such series, which could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock and may adversely affect the voting and other rights of the holders of Common Stock.

WARRANTS

    In February 1997, in connection with the agreement with Heartport, the Company issued to Heartport a warrant to purchase up to 100,000 shares of Common Stock, exercisable at any time after the closing of this Offering and prior to March 31, 2001 at a price per share equal to the initial public offering price. If an initial public offering is not completed by June 30, 1997, the exercise price will be $6.67 per share. The warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications or consolidations. The holder of the warrant is entitled to certain registration rights with respect to the Common Stock issued or issuable upon exercise thereof. See "-- Registration Rights."

REGISTRATION RIGHTS

    The holders of approximately 8,780,679 shares of Common Stock or their permitted transferees (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of agreements between the Company and such Holders, if the Company proposes to register any of its securities under the Securities Act for its own account, such Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, Holders of at least 40% of approximately 8,780,679 shares of Common Stock with demand registration rights may require the Company to prepare and file a registration statement under the Securities Act with respect to the shares entitled to demand registration rights, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. The Company is not obligated to effect more than two of these stockholder-initiated registrations nor to effect such a registration within 90 days following an offering of the Company's securities, including the Offering made hereby. The Holders of approximately 8,780,679 shares of Common Stock may also request the Company to register such shares on Form S-3 provided the shares registered have an aggregate market value of at least $7.5 million. The Company is not obligated to effect more than two of these registrations pursuant to Form S-3 per year. Generally, the Company is required to bear the expense of all such registrations. The registration rights of the Holders expire on the seventh anniversary of the effective date of this Offering or, if earlier, for an individual Holder, at such time after the Offering as all shares held by such Holder can be sold within any three-month period pursuant to Rule 144. All rights of the Holders to require registration of the resale of their shares in connection with this Offering have been waived.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

  SECOND RESTATED CERTIFICATE OF INCORPORATION AND RESTATED BYLAWS

    The Company's Second Restated Certificate of Incorporation authorizes the Board to establish one or more series of undesignated Preferred Stock, the terms of which can be determined by the Board at the time of issuance. See "-- Preferred Stock." The Second Restated Certificate of Incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. The Company's Restated Bylaws provide that the Company's Board will be classified into three classes of directors beginning at the next annual meeting of stockholders. See "Management -- Executive Officers and Directors." In addition, the Restated Bylaws do not permit stockholders of the Company to call a special meeting of stockholders; only the Company's Chief Executive Officer, President, Chairman of the Board or a majority of the Board are permitted to call a special meeting of stockholders. The Restated Bylaws also require that stockholders give advance notice to the Company's secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting and require a supermajority vote of members of the Board and/or stockholders to amend certain Bylaw provisions. These provisions of the Second Restated Certificate of Incorporation and the Restated Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions may also have the effect of preventing changes in the management of the Company.

  DELAWARE TAKEOVER STATUTE

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;
(iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
(v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Boston EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering, the Company will have 12,797,528 shares of Common Stock outstanding (assuming no exercise of options or other convertible securities or issuances of Common Stock subsequent to March 31, 1997). The 3,500,000 shares sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally be sold only in compliance with certain of the limitations of Rule 144 described below.

    The remaining approximately 9,298,000 shares of Common Stock are deemed "Restricted Shares" under Rule 144. Of the Restricted Shares, approximately 750 shares may be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k) under the Securities Act. Approximately 7,548,000 additional Restricted Shares may be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. The holders of approximately 7,514,000 of these Restricted Shares have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. Goldman, Sachs & Co. may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

    Upon expiration of the lock-up agreements 180 days after the date of this Prospectus, approximately 9,489,000 shares of Common Stock (including shares issued or issuable upon the exercise of vested options and warrants outstanding as of May 31, 1997) will become available for sale in the public market; the remaining 100,000 shares will become eligible for sale under Rule 144 at various dates thereafter as the holding period provisions of Rule 144 are satisfied.

    In general, under Rule 144 as recently amended, beginning approximately 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 127,000 immediately after the Offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

    Securities issued in reliance on Rule 701 (such as shares of Common Stock that may be acquired pursuant to the exercise of certain options granted prior to this Offering) are also restricted securities and, beginning 90 days after the date of this Prospectus, may be sold by stockholders other than an Affiliate of the Company subject only to the manner of sale provisions of Rule 144 and by an Affiliate under Rule 144 without compliance with its one-year holding period requirement.

    Prior to this Offering, there has been no public market for the Common Stock. No prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

    In addition, the Company intends to register on the effective date of this Offering a total of 2,820,000 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1997 Stock Option/Stock Issuance Plan and 200,000 shares of Common Stock reserved for issuance under its 1997 Employee Stock Purchase Plan. Further, upon expiration of such lock-up agreements, holders of approximately 8,780,679 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Common Stock.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Diego, California. Partners of such firm own 7,500 shares of the Common Stock. Certain legal matters will be passed upon for the Underwriters by McDermott, Will & Emery.

                                    EXPERTS

    The consolidated financial statements of Vista Medical Technologies, Inc. at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission the Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respect by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all of any part thereof may be obtained at prescribed rates from the Commission's Public Reference Section at such addresses. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Upon approval of the Common Stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information also can be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                        VISTA MEDICAL TECHNOLOGIES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors.....................................        F-2

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets at December 31, 1995 and 1996 and at March 31, 1997
 (unaudited)..........................................................................        F-3

Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and
 1996 and the three months ended March 31, 1996 (unaudited) and 1997 (unaudited)......        F-4

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1994,
 1995 and 1996 and the three months ended March 31, 1997 (unaudited)..................        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and
 1996 and the three months ended March 31, 1996 (unaudited) and 1997 (unaudited)......        F-6

Notes to Consolidated Financial Statements............................................        F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Vista Medical Technologies, Inc.

    We have audited the accompanying consolidated balance sheets of Vista Medical Technologies, Inc. as of December 31, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vista Medical Technologies, Inc. at December 31, 1995 and 1996 and the results of its consolidated operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
January 30, 1997,
except for Note 9, as to which the date is March 3, 1997

                        VISTA MEDICAL TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                                           PRO FORMA
                                                                                                         STOCKHOLDERS'
                                                                                                           EQUITY AT
                                                                DECEMBER 31,              MARCH 31,        MARCH 31,
                                                      --------------------------------       1997            1997
                                                           1995             1996         (UNAUDITED)      (UNAUDITED)
                                                      ---------------  ---------------  --------------  ---------------
Current assets:
  Cash and cash equivalents.........................  $     3,234,175  $    10,119,529  $    5,679,477
  Short-term investments............................          165,000          165,000         165,000
  Accounts receivable...............................          568,854          526,119         770,344
  Inventories.......................................          685,456        1,212,825       1,729,892
  Other current assets..............................           70,445          136,400         479,763
                                                      ---------------  ---------------  --------------
Total current assets................................        4,723,930       12,159,873       8,824,476
Property and equipment, net.........................          187,874        1,082,103       1,341,136
Patents and other assets............................          296,083        1,073,741       1,060,112
                                                      ---------------  ---------------  --------------
TOTAL ASSETS........................................  $     5,207,887  $    14,315,717  $   11,225,724
                                                      ---------------  ---------------  --------------
                                                      ---------------  ---------------  --------------

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $       350,058  $       607,639  $      674,183
  Accrued compensation..............................          147,410          226,543         183,663
  Accrued liabilities...............................            2,970          520,584         413,079
                                                      ---------------  ---------------  --------------
Total current liabilities...........................          500,438        1,354,766       1,270,925
Commitments
Stockholders' equity:
  Convertible preferred stock, $.01 par value:
    Authorized shares--18,000,000 actual (5,000,000
      pro forma)
    Issued and outstanding shares-- 8,248,921 in
      1995, 11,574,252 in 1996 and March 1997 (no
      shares pro forma).............................           82,490          115,742         115,742              --
    Preference in liquidation--$26,231,145..........
  Common stock, $.01 par value:
    Authorized shares--25,000,000 actual (35,000,000
      pro forma)....................................
    Issued and outstanding shares-- 148,875 in 1995,
      538,224 in 1996 and 616,849 in March 1997
      (9,297,528 shares pro forma)..................            1,489            5,382           6,168          92,975
  Additional paid-in capital........................       10,834,428       28,615,223      29,412,801      29,441,736
  Notes receivable from stockholders................          (29,625)         (93,375)        (93,375)        (93,375)
  Deferred compensation.............................        --              (2,061,549)     (2,547,994)     (2,547,994)
  Accumulated deficit...............................       (6,181,333)     (13,620,472)    (16,938,543)    (16,938,543)
                                                      ---------------  ---------------  --------------  ---------------
Total stockholders' equity..........................        4,707,449       12,960,951       9,954,799   $   9,954,799
                                                      ---------------  ---------------  --------------  ---------------
                                                                                                        ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..........  $     5,207,887  $    14,315,717  $   11,225,724
                                                      ---------------  ---------------  --------------
                                                      ---------------  ---------------  --------------

                            See accompanying notes.

                        VISTA MEDICAL TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         THREE MONTHS ENDED MARCH 31,
                                                   YEARS ENDED DECEMBER 31,
                                        ----------------------------------------------  ------------------------------
                                             1994            1995            1996            1996            1997
                                        --------------  --------------  --------------  --------------  --------------
                                                                                                 (UNAUDITED)
Sales.................................  $       59,362  $    1,719,223  $    2,243,756  $      241,043  $      829,218

Costs and expenses:
  Cost of sales.......................          43,123       1,272,010       2,252,509         184,481         826,027
  Research and development............       1,327,608       1,903,618       3,880,069         532,726       1,513,868
  Sales and marketing.................         291,169         834,518       2,056,767         312,930         744,661
  General and administrative..........         757,877       1,034,434       3,103,256         399,358       1,164,221
                                        --------------  --------------  --------------  --------------  --------------
Total cost and expenses...............       2,419,777       5,044,580      11,292,601       1,429,495       4,248,777
                                        --------------  --------------  --------------  --------------  --------------

Loss from operations..................      (2,360,415)     (3,325,357)     (9,048,845)     (1,188,452)     (3,419,559)

Minority interest in net loss of
 consolidated partnership.............         269,706              --              --              --              --
License income........................              --              --       1,493,000              --              --
Interest income.......................              --          51,407         116,706          34,869         101,488
                                        --------------  --------------  --------------  --------------  --------------

Net loss..............................  $   (2,090,709) $   (3,273,950) $   (7,439,139) $   (1,153,583) $   (3,318,071)
                                        --------------  --------------  --------------  --------------  --------------
                                        --------------  --------------  --------------  --------------  --------------

Pro forma net loss per share..........                                  $        (0.86)                 $        (0.37)
                                                                        --------------                  --------------
                                                                        --------------                  --------------

Shares used in computing pro forma net
 loss per share.......................                                       8,626,898                       9,079,976
                                                                        --------------                  --------------
                                                                        --------------                  --------------

                            See accompanying notes.

                        VISTA MEDICAL TECHNOLOGIES, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY

                                    CONVERTIBLE PREFERRED                                         NOTES
                                            STOCK              COMMON STOCK      ADDITIONAL    RECEIVABLE
                                    ---------------------  --------------------    PAID-IN        FROM          DEFERRED
                                      SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL    STOCKHOLDERS    COMPENSATION
                                    ----------  ---------  ---------  ---------  -----------  -------------  --------------
BALANCE AT DECEMBER 31, 1993......          --  $      --        750  $       8  $       992    $      --     $         --
  Net loss........................          --         --                                 --           --               --
                                    ----------  ---------  ---------  ---------  -----------  -------------  --------------
BALANCE AT DECEMBER 31, 1994......          --         --        750          8          992           --               --
  Issuance of Series Aconvertible
   preferred stock for cash.......   6,037,736     60,377         --         --    7,897,585           --               --
  Issuance of Series A convertible
   preferred stock to retire
   debt...........................   1,792,453     17,925         --         --    2,357,075           --               --
  Issuance of Series A convertible
   preferred stock for the
   assets.........................     154,581      1,546         --         --      203,274           --               --
  Issuance of Series A convertible
   preferred stock for minority
   partnership interest...........     264,151      2,642         --         --      347,358           --               --
  Exercise of stock options.......                           148,125      1,481       28,144      (29,625)              --
  Net loss........................          --         --         --         --           --           --               --
                                    ----------  ---------  ---------  ---------  -----------  -------------  --------------
BALANCE AT DECEMBER 31, 1995......   8,248,921     82,490    148,875      1,489   10,834,428      (29,625)              --
  Issuance of Series B convertible
   preferred stock for cash.......   1,279,331     12,792         --         --    5,065,848           --               --
  Issuance of Series B convertible
   preferred stock for assets.....      46,000        460         --         --      183,540           --               --
  Issuance of Series C convertible
   preferred stock for cash.......   2,000,000     20,000         --         --    9,948,619           --               --
  Exercise of stock options for
   cash...........................          --         --    389,349      3,893       73,977      (63,750)              --
  Deferred compensation...........          --         --         --         --    2,508,811           --       (2,508,811)
  Amortization of deferred
   compensation...................          --         --         --         --           --           --          447,262
  Net loss........................          --         --         --         --           --           --               --
                                    ----------  ---------  ---------  ---------  -----------  -------------  --------------
BALANCE AT DECEMBER 31, 1996......  11,574,252    115,742    538,224      5,382   28,615,223      (93,375)      (2,061,549)
  Exercise of stock options for
   cash...........................          --         --     75,625        756       35,098           --               --
  Issuance of stock for services
   rendered.......................          --         --      3,000         30       19,980           --               --
  Deferred compensation...........          --         --         --         --      742,500           --         (742,500)
  Amortization of deferred
   compensation...................          --         --         --         --           --           --          256,055
  Net loss........................          --         --         --         --           --           --               --
                                    ----------  ---------  ---------  ---------  -----------  -------------  --------------
BALANCE AT MARCH 31, 1997
 (Unaudited)......................  11,574,252  $ 115,742    616,849  $   6,168  $29,412,801    $ (93,375)    $ (2,547,994)
                                    ----------  ---------  ---------  ---------  -----------  -------------  --------------
                                    ----------  ---------  ---------  ---------  -----------  -------------  --------------


                                     ACCUMULATED
                                       DEFICIT        TOTAL
                                    -------------  -----------
BALANCE AT DECEMBER 31, 1993......   $  (816,674)  $  (815,674)
  Net loss........................    (2,090,709)   (2,090,709)
                                    -------------  -----------
BALANCE AT DECEMBER 31, 1994......    (2,907,383)   (2,906,383)
  Issuance of Series Aconvertible
   preferred stock for cash.......            --     7,957,962
  Issuance of Series A convertible
   preferred stock to retire
   debt...........................            --     2,375,000
  Issuance of Series A convertible
   preferred stock for the
   assets.........................            --       204,820
  Issuance of Series A convertible
   preferred stock for minority
   partnership interest...........            --       350,000
  Exercise of stock options.......            --            --
  Net loss........................    (3,273,950)   (3,273,950)
                                    -------------  -----------
BALANCE AT DECEMBER 31, 1995......    (6,181,333)    4,707,449
  Issuance of Series B convertible
   preferred stock for cash.......            --     5,078,640
  Issuance of Series B convertible
   preferred stock for assets.....            --       184,000
  Issuance of Series C convertible
   preferred stock for cash.......            --     9,968,619
  Exercise of stock options for
   cash...........................            --        14,120
  Deferred compensation...........            --            --
  Amortization of deferred
   compensation...................            --       447,262
  Net loss........................    (7,439,139)   (7,439,139)
                                    -------------  -----------
BALANCE AT DECEMBER 31, 1996......   (13,620,472)   12,960,951
  Exercise of stock options for
   cash...........................            --        35,854
  Issuance of stock for services
   rendered.......................            --        20,010
  Deferred compensation...........            --            --
  Amortization of deferred
   compensation...................            --       256,055
  Net loss........................    (3,318,071)   (3,318,071)
                                    -------------  -----------
BALANCE AT MARCH 31, 1997
 (Unaudited)......................   $(16,938,543) $ 9,954,799
                                    -------------  -----------
                                    -------------  -----------

                            See accompanying notes.

                        VISTA MEDICAL TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              THREE MONTHS ENDED MARCH
                                                             YEARS ENDED DECEMBER 31,                   31,
                                                       -------------------------------------  ------------------------
                                                          1994         1995         1996         1996         1997
                                                       -----------  -----------  -----------  -----------  -----------
                                                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net loss.............................................  $(2,090,709) $(3,273,950) $(7,439,139) $(1,153,582) $(3,318,071)
Adjustments to reconcile net loss to net cash used
 for operating activities:
  Depreciation and amortization......................       20,328       36,138      351,256       32,796      107,747
  Issuance of stock for services rendered............           --           --           --           --       20,010
  Amortization of deferred compensation..............           --           --      447,262           --      256,055
  Acquired in-process research and development.......           --      350,000           --           --           --
  Write-off of non recoverable patent costs..........           --       28,733           --           --           --
  Minority interest in partnership...................     (269,706)          --           --           --           --
  Common stock received in exchange for license
    agreement........................................           --           --     (693,000)          --           --
  Changes in operating assets and liabilities, net of
   effect of acquisitions:
    Accounts receivable..............................       38,353     (568,264)     126,752      243,508     (244,225)
    Inventories......................................      (17,755)    (472,579)    (405,706)    (661,157)    (517,067)
    Other current assets.............................          976      (30,846)     (64,105)      (6,003)    (343,363)
    Accounts payable.................................       12,544      255,192      171,714     (155,226)      66,544
    Accrued compensation.............................       14,841      108,750       79,133           --      (42,880)
    Accrued liabilities..............................        3,394         (424)     488,591       96,553     (107,505)
                                                       -----------  -----------  -----------  -----------  -----------
Net cash flows used for operating activities.........   (2,287,734)  (3,567,250)  (6,937,242)  (1,603,111)  (4,122,755)
INVESTING ACTIVITIES
Purchase of short-term investments...................           --     (165,000)          --           --           --
Increase in patent and other assets..................      (37,500)     (51,975)     (17,895)          --           --
Purchase of property and equipment...................      (56,509)     (80,954)  (1,220,888)     (92,029)    (353,151)
                                                       -----------  -----------  -----------  -----------  -----------
Net cash flows used for investing activities.........      (94,009)    (297,929)  (1,238,783)     (92,029)    (353,151)
FINANCING ACTIVITIES
Advances from a related party........................    1,949,508    2,136,000           --           --           --
Repayment of advances to arelated party..............           --   (3,004,000)          --           --           --
Issuance of common stock.............................           --           --       14,120        3,000       35,854
Issuance of convertible preferred stock, net.........           --    7,957,962   15,047,259           --           --
                                                       -----------  -----------  -----------  -----------  -----------
Net cash flows provided by financing activities......    1,949,508    7,089,962   15,061,379        3,000       35,854
Net (decrease) increase in cash and cash
 equivalents.........................................     (432,235)   3,224,783    6,885,354   (1,692,140)   4,440,052
Cash and cash equivalents at beginning of year.......      441,627        9,392    3,234,175    3,234,175   10,119,529
                                                       -----------  -----------  -----------  -----------  -----------
Cash and cash equivalents at end of year.............  $     9,392  $ 3,234,175  $10,119,529  $ 1,542,035  $ 5,679,477
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest...............................  $        --  $     1,711  $       183  $        --  $        70
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
Debt obligation to related party converted to Series
 A convertible preferred stock.......................  $        --  $ 2,375,000  $        --  $        --  $        --
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
Exercise of stock options for stockholder notes
 receivable..........................................  $        --  $    29,625  $    63,750  $        --  $        --
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
Common stock received in exchange for license
 agreement...........................................  $        --  $        --  $   693,000  $        --  $        --
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
ISSUANCE OF CONVERTIBLE PREFERRED STOCK IN
 CONJUNCTION WITH ACQUISITIONS:
Oktas, Inc. (Series A)...............................  $        --  $   350,000  $        --  $        --  $        --
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
American Surgical Technologies, Inc. (Series A)......  $        --  $   204,820  $        --  $        --  $        --
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------
Promedica, Inc. (Series B)...........................  $        --  $        --  $   184,000  $        --  $        --
                                                       -----------  -----------  -----------  -----------  -----------
                                                       -----------  -----------  -----------  -----------  -----------

                            See accompanying notes.

                        VISTA MEDICAL TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997

    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND BUSINESS ACTIVITY

    Vista Medical Technologies, Inc. ("the Company") was founded in July 1993 as a wholly-owned subsidiary of Kaiser Aerospace and Electronics Corporation ("Kaiser Aerospace") to develop an advanced technology business concentrated on visualization products for minimally invasive surgery. In July 1995, equity securities were sold to outside investors, thereby reducing Kaiser Aerospace's ownership of the Company. (See Note 6.)

  BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Oktas, Inc. In 1993, the Company acquired a 65% interest in a partnership established to perform further research and development related to certain of the Company's technology. This partnership is included in the consolidated financial statements and because the Company provided all the financial resources to the partnership, the Company has recorded all losses in excess of the minority partners original contribution. In 1995, the minority partner, Oktas, Inc., was acquired by issuing shares of Series A convertible preferred stock. On December 31, 1996, the partnership was dissolved. The Company charged the $350,000 value of the preferred stock to expense as acquired research and development. Significant intercompany accounts and transactions have been eliminated.

  USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Actual results could differ from those estimates.

  INTERIM FINANCIAL INFORMATION (UNAUDITED)

    The financial statements for the three month periods ended March 31, 1996 and 1997 include all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair statement of the financial position at such dates and the operating results and cash flows for the periods. Results for interim periods are not necessarily indicative of results for the entire year or any future periods.

  REVENUE RECOGNITION

    Revenue is recognized upon shipment of product.

  CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Cash equivalents and short-term investments consist of money market funds and a certificate of deposit. The Company considers all highly liquid investments with maturities when purchased of three months or less to be cash equivalents. The Company evaluates the financial strength of institutions at

                        VISTA MEDICAL TECHNOLOGIES, INC.

                               DECEMBER 31, 1996

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997

    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) which significant investments are made and believes the related credit risk is limited to an acceptable level.

    The Company has adopted Statement of Financial Accounting Standards No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES, and has classified its cash equivalents and short-term investments as available-for-sale in accordance with that standard. Available-for-sale securities are carried at fair value, with unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. At December 31, 1996, the cost of cash equivalents and short-term investments was equal to estimated fair value. Accordingly, there were no unrealized gains or losses.

  CONCENTRATION OF CREDIT RISK

    The Company provides credit, in the normal course of business, to commercial entities that meet specified credit requirements. The Company's principal customers consist of original equipment manufacturers in the United States and Asia. The Company provides for losses from uncollectible accounts and such losses have not exceeded management's expectations.

  INVENTORIES

    Inventories are stated at lower of cost (determined on a first-in, first-out basis) or market.

  PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. The Company provides for depreciation on property and equipment using the straight-line method over the estimated useful lives of the assets, generally five to seven years. Marketing demonstration equipment is amortized over a one-year useful life.

  PATENTS

    Capitalized patent costs are amortized over the lesser of the remaining useful life of the related technology or the remaining patent life, commencing on the date the patent is issued. The Company reviews its patents for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value of the asset would not be recoverable. If the sum of expected future net cash flows of an individual asset would be less than the carrying amount of the asset, an impairment loss would be recognized.

  STOCK OPTIONS

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which is effective for the year ending December 31, 1996. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of Accounting Principles Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), but requires pro forma disclosure in the footnotes to the financial statements as if

                        VISTA MEDICAL TECHNOLOGIES, INC.

                               DECEMBER 31, 1996

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997

    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the measurement provisions of SFAS No. 123 had been adopted. The Company has continued accounting for its stock-based compensation in accordance with the provisions of APB 25.

  ASSET IMPAIRMENT

    In March 1995, the FASB issued SFAS No.121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the estimated undiscounted cash flows to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted the provisions of SFAS No. 121 effective January 1, 1996. There was no effect of such adoption on the Company's financial position or results of operations.

  NEW ACCOUNTING STANDARD

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the calculation of fully diluted earnings per share, if applicable, for these periods is not expected to be material.

  NET LOSS PER SHARE

    Historical net loss per share is calculated using the weighted average number of common shares outstanding and common stock equivalents outstanding during the periods presented. Common equivalent shares result from stock options and preferred stock. For loss periods, common equivalent shares are excluded from the computation as their effect would be antidilutive, except that the Securities and Exchange Commission requires common and common share equivalents issued during the twelve-month period prior to the initial filing of a proposed public offering, to be included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and the assumed initial public offering price).

    Historical net loss per share information is as follows:

                                                                           THREE MONTHS ENDED MARCH 31,
                                       YEARS ENDED DECEMBER 31,
                              -------------------------------------------  ----------------------------
                                  1994           1995           1996           1996           1997
                              -------------  -------------  -------------  -------------  -------------
                                                                                   (UNAUDITED)
Net loss per share..........  $       (0.91) $       (1.39) $       (3.05) $       (0.46) $       (1.15)
                              -------------  -------------  -------------  -------------  -------------
                              -------------  -------------  -------------  -------------  -------------
Shares used in computing net
 loss per share.............      2,292,382      2,356,502      2,440,507      2,489,176      2,893,585
                              -------------  -------------  -------------  -------------  -------------
                              -------------  -------------  -------------  -------------  -------------

                        VISTA MEDICAL TECHNOLOGIES, INC.

                               DECEMBER 31, 1996

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997

    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PRO FORMA NET LOSS PER SHARE AND UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

    Pro forma net loss per share has been computed as described above and also gives effect to the conversion of the preferred stock, which will automatically convert to common stock immediately prior to the completion of the Company's initial public offering, using the as converted method from the original date of issuance.

    If the offering contemplated by the Prospectus is consummated, all of the convertible preferred stock outstanding as of the closing date will automatically be converted into 8,680,679 shares of common stock. Unaudited pro forma stockholders' equity at March 31, 1997, as adjusted for the conversion of preferred stock, is disclosed in the accompanying balance sheet.

2. BALANCE SHEET COMPONENTS

    Inventories consists of the following:

                                                            DECEMBER 31,
                                                     --------------------------    MARCH 31,
                                                        1995          1996           1997
                                                     -----------  -------------  -------------
                                                                                  (UNAUDITED)
Parts and supplies.................................  $   325,899  $     567,707  $   1,176,951
Work in process....................................      127,307        286,099        228,287
Finished goods.....................................      232,250        359,019        324,654
                                                     -----------  -------------  -------------
                                                     $   685,456  $   1,212,825  $   1,729,892
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------

    Property and equipment consists of the following:

                                                            DECEMBER 31,
                                                     --------------------------    MARCH 31,
                                                        1995          1996           1997
                                                     -----------  -------------  -------------
                                                                                  (UNAUDITED)
Machinery and equipment............................  $    63,610  $     271,747  $     430,428
Office computers, furniture and equipment..........      121,068        352,911        448,235
Marketing demonstration equipment..................       64,216        776,420        845,370
Leasehold improvements.............................      --              68,704         98,900
                                                     -----------  -------------  -------------
                                                         248,894      1,469,782      1,822,933
Less: accumulated depreciation.....................      (61,020)      (387,679)      (481,797)
                                                     -----------  -------------  -------------
                                                     $   187,874  $   1,082,103  $   1,341,136
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------

                        VISTA MEDICAL TECHNOLOGIES, INC.

                               DECEMBER 31, 1996

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997

    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

2. BALANCE SHEET COMPONENTS (CONTINUED)
    Patents and other assets consists of the following:

                                                            DECEMBER 31,
                                                     --------------------------    MARCH 31,
                                                        1995          1996           1997
                                                     -----------  -------------  -------------
                                                                                  (UNAUDITED)
Investment in common stock.........................  $        --  $     693,000  $     693,000
Patents and other intangible assets, net...........      258,583        323,241        309,612
Prepaid royalties..................................       37,500         57,500         57,500
                                                     -----------  -------------  -------------
                                                     $   296,083  $   1,073,741  $   1,060,112
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------

3. MAJOR CUSTOMERS

    Sales to individual customers exceeding 10% or more of revenues for the years ended December 31, 1994, 1995 and 1996 and the three months ended March 31, 1996 and 1997 were as follows: during 1994, two customers accounted for 82% and 18% of revenues; during 1995, one customer accounted for 85% of revenues; during 1996, three customers accounted for 30%, 27% and 25% of revenues; for the three months ended March 31, 1996, three customers accounted for 62%, 20% and 12% of revenues; for the three months ended March 31, 1997, four customers accounted for 27%, 18%, 17% and 10% of revenues.

4. COMMITMENTS

    The Company leases its corporate facilities and certain equipment under operating leases that expire on various dates through 2001. Annual future minimum lease payments as of December 31, 1996 are as follows:

YEAR ENDING DECEMBER 31,
---------------------------------------------------------------------------------
1997.............................................................................  $   306,000
1998.............................................................................      307,000
1999.............................................................................      152,000
2000.............................................................................      110,000
2001.............................................................................       95,000
                                                                                   -----------
                                                                                   $   970,000
                                                                                   -----------
                                                                                   -----------

    Rent expense was approximately $55,000, $75,000, $183,000, $28,000 and
$76,000 for the years ended December 31, 1994, 1995, 1996, and the three months ended March 31, 1996 and 1997, respectively.

5. LICENSE INCOME

    In December 1996, the Company granted to Urohealth Systems Inc. ("Urohealth") a perpetual license to certain of its technology and patents unrelated to the Company's main products and markets.

                        VISTA MEDICAL TECHNOLOGIES, INC.

                               DECEMBER 31, 1996

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997

    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

5. LICENSE INCOME (CONTINUED)
In exchange for the license, the Company received $1,000,000 in cash and 110,000 shares of common stock valued at $693,000. The common stock received is restricted stock of a publicly traded company with restrictions on the sale of the stock for two years from the date of the agreement in accordance with the provisions of Rule 144 under the Securities Act of 1933, as amended. No other technology is being developed with the purpose of being licensed and the Company does not anticipate any future licensing arrangements of any of its core technology for medical applications. The license to Urohealth Systems, Inc. ("Urohealth") was a unique, non-recurring transaction that involved a license of only that component of the Company's technology that it did not want to pursue. For this reason, the license fees were treated as non-operating income. The Company has recorded these shares at their estimated fair value to reflect the trading restrictions. The licensed technology and patent rights were obtained by the Company through a perpetual license and royalty agreement with an officer of the Company. In connection with the license agreement with Urohealth, the Company amended an existing license agreement with the officer to make its terms consistent with the licensing agreement with Urohealth in exchange for $200,000.

6. STOCKHOLDERS' EQUITY

  CHANGES IN CAPITALIZATION

    In November 1996, the Company reincorporated in the State of Delaware which was accomplished through a merger between the California corporation and its wholly-owned Delaware subsidiary. Each share of convertible preferred stock was exchanged for one share of convertible preferred stock of the Delaware corporation. Each share of common stock in the California corporation was exchanged for one share of common stock of the Delaware corporation.

  CONVERTIBLE PREFERRED STOCK

    In November 1996, the Company issued 2,000,000 shares of Series C convertible preferred stock at $5.00 per share for net proceeds to the Company of $9,968,619. The purchaser of the Series C convertible preferred stock entered into a three year sales and distribution agreement with the Company for certain of the Company's cardiovascular products.

    Convertible preferred stock is as follows:

                                                         SHARES ISSUED AND OUTSTANDING
                                                   -----------------------------------------
                      AGGREGATE                           DECEMBER 31,           MARCH 31,
                     LIQUIDATION     DESIGNATED    --------------------------  -------------
SERIES                PREFERENCE       SHARES         1995          1996           1997
------------------  --------------  -------------  -----------  -------------  -------------
A-1...............  $   10,725,001      8,300,000    8,094,340      8,094,340      8,094,340
A-3...............         204,820        500,000      154,581        154,581        154,581
B.................       5,301,324      3,100,000           --      1,325,331      1,325,331
C.................      10,000,000      2,000,000           --      2,000,000      2,000,000
                    --------------  -------------  -----------  -------------  -------------
                    $   26,231,145     13,900,000    8,248,921     11,574,252     11,574,252
                    --------------  -------------  -----------  -------------  -------------
                    --------------  -------------  -----------  -------------  -------------

                        VISTA MEDICAL TECHNOLOGIES, INC.

                               DECEMBER 31, 1996

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997

    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

6. STOCKHOLDERS' EQUITY (CONTINUED)
    Each share of the convertible preferred stock is convertible at the option of the holder into three quarters of a share of common stock. Conversion is mandatory upon the closing of an underwritten public offering in which the aggregate gross proceeds received by the Company are at least $15,000,000 with a per share price of no less than $5.00. The conversion ratio is subject to certain anti dilution adjustments, and the holders of each share of Series A-1, B and C convertible preferred stock are entitled to one vote for each share of common stock into which it would convert. Series A-3 convertible preferred stock has no voting rights until the Series A-3 convertible preferred stock converts to common stock.

    The holders of convertible preferred stock are entitled to receive non-cumulative dividends when and as declared by the Board of Directors at the rate of 8% per annum. No dividends have been declared to date.

  STOCK OPTION PLAN

    The Company has reserved 2,015,610 shares of common stock under the 1995 Stock Option Plan ("the 1995 Plan") for issuance to eligible employees, officers, directors, advisors and consultants. The 1995 Plan provides for the grant of incentive and nonstatutory stock options. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors, subject to the provisions of the 1995 Plan. Options granted by the Company generally vest over four to five years and are exercisable from the date of grant for a period of ten years. The exercise price of the incentive stock options must equal at least the fair market value of the stock on the date of grant. The exercise price of the incentive stock options must equal at least the fair market value of the stock on the date of grant. The exercise price of nonstatutory stock options must equal at least 85% of the fair market value of the stock on the date of grant. The Company has the option, in the event of termination of employment to repurchase unvested shares issued under the 1995 Plan at the original issue price.

    The Company recorded $2,508,811 of deferred compensation for options granted during the year ended December 31, 1996, representing the difference between the option exercise price and the deemed value for financial statement presentation purposes. The Company is amortizing the deferred compensation over the vesting period of the options. The Company recorded $447,262 of compensation expense during the year ended December 31, 1996.

    The Company recorded $743,000 of additional deferred compensation representing the difference between the option exercise price and the deemed value for financial statement presentation purposes for stock options granted in January and February 1997.

                        VISTA MEDICAL TECHNOLOGIES, INC.

                               DECEMBER 31, 1996

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997

    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

6. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes stock option activity under the Plan:

                                                                                    WEIGHTED
                                                                                     AVERAGE
                                                       NUMBER OF     PRICE PER      PRICE PER
                                                        SHARES         SHARE          SHARE
                                                      -----------  --------------  -----------
Balance at December 31, 1994........................           --  $           --   $      --
Granted.............................................      655,322  $          .20   $     .20
                                                                                        -----
Exercised...........................................     (148,125) $          .20   $     .20
                                                                                        -----
Canceled............................................           --              --   $      --
                                                      -----------  --------------       -----
Balance at December 31, 1995........................      507,197  $          .20   $     .20
Granted.............................................    1,173,888  $   .20 - $.80   $     .33
Exercised...........................................     (389,349) $          .20   $     .20
Canceled............................................      (45,935) $          .20   $     .20
                                                      -----------  --------------       -----
Balance at December 31, 1996........................    1,245,801  $   .20 - $.80   $     .32
Granted.............................................      112,500  $  .80 - $4.00   $    2.93
Exercised...........................................      (75,625) $   .20 - $.80   $     .50
Canceled............................................           --  $           --   $      --
                                                      -----------  --------------       -----
Balance at March 31, 1997 (Unaudited)...............    1,282,676  $  .20 - $4.00   $     .54
                                                      -----------  --------------       -----
                                                      -----------  --------------       -----

    At December 31, 1996, 157,806 options to purchase common shares were vested and 232,335 options were available for future grant. At March 31, 1997, 195,309 options to purchase common shares were vested and 1,537,324 options were available for future grant.

    The weighted-average fair value of options granted during the year ended December 31, 1996 and the three months ended March 31, 1997 was $0.09 and $0.76, respectively. The weighted-average remaining contractual life at December 31, 1996 and March 31, 1997 is 9.24 and 9.04 years, respectively.

    Adjusted pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the "minimal value" method for option pricing with the following weighted-average assumptions: risk-free interest rate range of 5.5% to 6.0%; dividend yield of 0%; and a weighted-average expected life of the option of 2.5 to 5 years.

    For purposes of adjusted pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of applying SFAS 123 for purposes of providing

                        VISTA MEDICAL TECHNOLOGIES, INC.

                               DECEMBER 31, 1996

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997

    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

6. STOCKHOLDERS' EQUITY (CONTINUED)
pro forma disclosures is not likely to be representative of the effects on reported net income for future years. The Company's pro forma information is as follows:

                                                                                 THREE MONTHS
                                                                                    ENDED
                                                   YEARS ENDED DECEMBER 31,       MARCH 31,
                                                ------------------------------  --------------
                                                     1995            1996            1997
                                                --------------  --------------  --------------
Adjusted pro forma net loss...................  $   (3,279,659) $   (7,451,220) $   (3,326,605)
                                                --------------  --------------  --------------
                                                --------------  --------------  --------------
Adjusted pro forma net loss per share.........  $        (0.66) $        (0.86) $        (0.37)
                                                --------------  --------------  --------------
                                                --------------  --------------  --------------

  COMMON STOCK RESERVED

    At December 31, 1996 and March 31, 1997, a total of 10,158,815 and 11,621,512 shares, respectively, of the Company's common stock have been reserved for the conversion of preferred stock, the exercise of stock options and warrants, for stock options available for future grant and for shares to be issued in connection with the GDE license agreement at the initial public offering price.

7. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1996 are shown below. A valuation allowance has been recognized to offset the deferred tax assets, as realization of such assets is uncertain.

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1995           1996
                                                                  ------------  --------------
Deferred tax liabilities:
  Depreciation..................................................  $     (6,000) $      (51,000)
Deferred tax assets:
  Net operating loss carryforwards..............................       529,000       3,197,000
  Research and development credits..............................        14,000         229,000
  Other, net....................................................        15,000          32,000
                                                                  ------------  --------------
Total deferred tax assets.......................................       558,000       3,458,000
Valuation allowance for deferred tax assets.....................      (552,000)     (3,407,000)
                                                                  ------------  --------------
Net deferred tax assets.........................................         6,000          51,000
                                                                  ------------  --------------
Net deferred taxes..............................................  $         --  $           --
                                                                  ------------  --------------
                                                                  ------------  --------------

    As the Company was part of a consolidated group prior to the change in ownership in July 1995, all tax loss and tax credit carryforwards up to the date of change in ownership have been reported by the

                        VISTA MEDICAL TECHNOLOGIES, INC.

                               DECEMBER 31, 1996

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997

    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

7. INCOME TAXES (CONTINUED)
previous consolidated group. All tax loss and tax credit carryforwards reflected in the accompanying financial statements reflect activity only for the seventeen-month period ending December 31, 1996.

    At December 31, 1996, the Company has federal and state tax net loss carryforwards of approximately $8,494,000 and $5,146,000, respectively. The federal and state tax loss carryforwards will expire in 2010 and 2000, respectively, unless previously utilized. The Company also has federal and state research tax credit carryforwards of approximately $135,000 and $143,000 respectively, which will expire in 2010 unless previously utilized.

    In accordance with Sections 382 and 383 of the Internal Revenue Code, a change in ownership of greater than 50 percent of a corporation within a three-year period will place an annual limitation on the Company's ability to utilize its existing tax loss and tax credit carryforwards.

8. TRANSACTIONS WITH RELATED PARTIES

    Kaiser Aerospace financed the initial operations of the Company through cash advances. In 1995 upon the closing of the Series A convertible preferred stock, total advances by Kaiser Aerospace aggregated $5,379,000 which were settled in full with cash payments of $3,004,000 and the issuance of Series A convertible preferred stock valued at $2,375,000.

    The Company has a technology strategic alliance and a manufacturing supply agreement with a Kaiser Aerospace Subsidiary for the development and manufacturing of certain of the Company's proprietary products. Under the terms of the agreements, which expire in July 1998, Kaiser Aerospace will provide development and consulting services and a minimum of 75% of certain of the Company's product requirements provided certain competitive criteria are met. Payments made to Kaiser under these arrangements totaled approximately $292,000, $1,205,000 and $259,310 for the years ending December 31, 1995 and 1996, and the three months ended March 31, 1997, respectively. At December 31, 1996 and March 31, 1997, the Company had approximately $1,335,000 and $1,641,000 in purchase commitments to Kaiser under these agreements.

9. SUBSEQUENT EVENTS

  REVERSE STOCK SPLIT

    In February 1997, the Company's stockholders approved a three-for-four reverse stock split of the Company's common stock. All share data has been retroactively restated to reflect the reverse stock split.

  INCREASE IN CAPITALIZATION

    In February 1997, the Board of Directors approved an amendment to the Articles of Incorporation increasing the number of authorized shares of common stock to 35,000,000 shares and the authorized preferred stock to 5,000,000 shares.

                        VISTA MEDICAL TECHNOLOGIES, INC.

                               DECEMBER 31, 1996

 (INFORMATION SUBSEQUENT TO DECEMBER 31, 1996 AND PERTAINING TO MARCH 31, 1997

    AND THE THREE MONTH PERIODS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

9. SUBSEQUENT EVENTS (CONTINUED)
  REGISTRATION STATEMENT

    In January 1997, the Board of Directors approved filing a registration statement with the Securities and Exchange Commission to sell 3,500,000 shares of the Company's Common Stock to the public. If the Offering is consummated under the proposed terms, the Company's outstanding shares of Series A, B and C convertible preferred stock will automatically convert into shares of its Common Stock. This conversion has been reflected in the accompanying pro forma stockholders' equity as of March 31, 1997.

  1997 STOCK OPTION PLAN/ STOCK ISSUANCE PLAN

    In February 1997, the Company adopted the 1997 Stock Option Plan/Stock Issuance Plan (the "1997 Plan") and reserved 2,820,000 shares for issuance thereunder. The 1997 Plan incorporates the outstanding options under the 1995 Plan and no further options will be granted under the 1995 Plan.

  1997 EMPLOYEE STOCK PURCHASE PLAN

    In February 1997, the Company adopted the 1997 Employee Stock Purchase Plan ( the "Purchase Plan") and reserved 200,000 shares for issuance, thereunder. The Purchase Plan permits eligible employees of the Company to purchase shares of Common Stock, at semi-annual intervals, through periodic payroll deductions. Payroll deductions may not exceed 10% of the participant's base salary, and the purchase price per share will not be less than 85% of the lower of the fair market value of the common stock at either the beginning or the end of the semi-annual intervals.

  NEW AGREEMENTS

    In February 1997, the Company entered into an agreement with Heartport, Inc. whereby the Company will sell four visualization and information systems used for minimally invasive cardiothoracic surgery for use in Heartport's training centers. In connection with the agreement the Company issued a warrant to purchase up to 100,000 shares of common stock, exercisable until March 31, 2001 for a price per share equal to the initial public offering price. If an initial public offering is not completed by June 30, 1997, the price will be $6.67 per share. The Company will record a charge to cost of sales for the value of the warrant upon shipment of the units.

    In February 1997, the Company entered into an agreement whereby the Company will receive an exclusive worldwide license to certain software, documentation and trademarks of GDE Systems, Inc. In connection with the agreement, the Company will issue to GDE Systems, Inc. $250,000 of the Company's common stock valued at the initial public offering price. The Company is required to pay future minimum royalties of $250,000 payable by December 31, 1998.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for which Goldman, Sachs & Co. and Salomon Brothers Inc are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite its name below:

                                                                                  NUMBER OF
                                                                                  SHARES OF
                                 UNDERWRITER                                    COMMON STOCK
-----------------------------------------------------------------------------  ---------------
Goldman, Sachs & Co..........................................................
Salomon Brothers Inc.........................................................
                                                                               ---------------
    Total....................................................................
                                                                               ---------------
                                                                               ---------------

    Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $    per share. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $    per share to certain
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 525,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,500,000 shares of Common Stock offered in the Offering.

    The Company has agreed that it will not, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock, without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered in connection with the Offering. Certain directors, officers and stockholders of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of any of such securities held thereby for a period of 180 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co.

    The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed 5% of the total number of shares of Common Stock offered thereby.

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    In connection with the Offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "VMTI."

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                               INSIDE BACK COVER

    Background: Blue

    Center: Vista Medical's HMD for surgery against a background of the clinical specialities and procedures in which the Company is involved.

    Text on bottom of page: Vista Medical believes that the management of information under surgeon control is a key component in the development of advanced visualization systems for minimally invasive microsurgery (MIM). The HMD is designed to facilitate the display of critical diagnostic and monitoring data integrated in real-time with the anatomical images generated by the Company's camera systems. This capability will be enhanced by the recent addition of high speed image-based information processing and networking software to the Company's technology portfolio.

    The Series 8000 product has been cleared to market in the U.S. by the FDA with expected commercial availability later this year. The StereoSite systems are under development, have not been cleared to market in the U.S. by the FDA and are not commercially available.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
The Company...............................................................   20
Use of Proceeds...........................................................   22
Dividend Policy...........................................................   22
Capitalization............................................................   23
Dilution..................................................................   24
Selected Financial Data...................................................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   26
Business..................................................................   31
Management................................................................   50
Certain Transactions......................................................   60
Principal Stockholders....................................................   63
Description of Capital Stock..............................................   65
Shares Eligible for Future Sale...........................................   68
Legal Matters.............................................................   69
Experts...................................................................   69
Additional Information....................................................   69
Index to Financial Statements.............................................  F-1
Underwriting..............................................................  U-1

                                 --------------

    THROUGH AND INCLUDING              , 1997 (THE 25TH DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,500,000 SHARES

                                 VISTA MEDICAL
                               TECHNOLOGIES, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                              -------------------

                                     [LOGO]

                              -------------------

                              GOLDMAN, SACHS & CO.

                              SALOMON BROTHERS INC

                      REPRESENTATIVES OF THE UNDERWRITERS

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates, except for the registration fee, the Nasdaq National Market filing fee and the NASD fee.

Registration fee.................................................  $  15,857
Nasdaq National Market fee.......................................     49,297
NASD fee.........................................................      5,733
Blue Sky fees and expenses.......................................     10,000
Printing and engraving expenses..................................    125,000
Legal fees and expenses..........................................    250,000
Accounting fees and expenses.....................................    150,000
Transfer Agent and Registrar fees................................      5,000
Miscellaneous expenses...........................................     89,113
                                                                   ---------
    TOTAL........................................................  $ 700,000
                                                                   ---------
                                                                   ---------

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of the Company under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

    Article VII, Section (1) of the Restated Bylaws of the Company provides that the Company shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the Company's request as a director or officer of another corporation) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized by the relevant section of the Delaware General Corporation Law.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article V, Section (A) of the Company's Second Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

    The Company has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Company (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Company or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Company to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Company copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

    The Company intends to purchase directors' and officers' liability insurance.

    The Underwriting Agreement (Exhibit 1.1 hereto) contains provisions by which the Underwriters have agreed to indemnify the Company, each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each director of the Company, and each officer of the Company who signs this Registration Statement, with respect to information furnished in writing by or on behalf of the Underwriters for use in the Registration Statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since February 15, 1994, the Company has sold and issued the following unregistered securities (which numbers have not been adjusted for the reverse stock split effected in February 1997):

       (1)
     From February 15, 1994 to February 15, 1997, the Company issued an aggregate of 2,527,701 options to purchase shares of Common Stock with exercise prices ranging from $0.15 to $3.00 per share under the Predecessor Plan and an aggregate of 817,466 shares of Common Stock were issued through the exercise of options granted under the Predecessor Plan for an aggregate exercise price of $145,045. For additional information concerning these transactions, reference is made to the information contained under the caption "Management -- Benefit Plans" in the form of the Prospectus included herein.

       (2)
     On July 19, 1993, the Company issued an aggregate of 1,000 shares of Common Stock to Kaiser Aerospace for an aggregate consideration of $1000.00.

       (3)
     On July 27, 1995, the Company issued an aggregate of 6,207,548 shares of Series A-1 Preferred Stock to various venture capital funds and certain other investors for an aggregate consideration of $8,225,001.10.

       (4)
     On August 1, 1995, the Company issued an aggregate of 1,886,792 shares of Series A-1 Preferred Stock to a certain venture capital fund for an aggregate consideration of $2,499,999.40.

       (5)
     On September 19, 1995, the Company issued an aggregate of 154,581 shares of Series A-3 Preferred Stock to certain venture capital funds and other institutional investors in consideration for substantially all of the assets of AST.

       (6)
     On July 12, 1996, the Company issued an aggregate of 1,269,331 shares of Series B Preferred Stock to various venture capital funds and certain other investors for an aggregate consideration of $5,077,324.00.

       (7)
     On July 26, 1996, the Company issued an aggregate of 56,000 shares of Series B Preferred Stock to various venture capital funds and certain other investors for an aggregate consideration of $224,000.00.

       (8)
     On November 27, 1996, the Company issued an aggregate of 2,000,000 shares of Series C Preferred Stock to Medtronic Asset Management, Inc. for an aggregate consideration of $10,000,000.00.

       (9)
     On February 22, 1997, the Company issued a warrant to purchase 100,000 shares of Common Stock at an exercise price per share equal to the initial public offering price of the Common Stock offered hereby (or, if not completed by June 30, 1997, with an exercise price of $6.67 per share) to Heartport in consideration of Heartport entering into a certain Supply and Services Agreement with the Company.

      (10)
     On February 28, 1997, the Company entered into a License Agreement with HealthCom, Inc. and GDE, pursuant to which the Company is obligated to issue 27,778 shares of Common Stock to GDE within ten business days of the close of this Offering, assuming an initial public offering price of $9.00 per share (the midpoint of the range set forth on the cover page of this Prospectus).

      (11)
     On March 3, 1997, the Company issued an aggregate of 3,000 shares of Common Stock to certain employees of the Company in consideration for past services rendered to the Company.

    The sales and issuances of securities in the above transactions were deemed to be exempt under the Act by virtue of Section 4(2) thereof and/or Regulation D and Rule 701 promulgated thereunder as transactions not involving any public offering. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. Similar representations of investment intent were obtained and similar legends imposed in connection with any subsequent transfers of any such securities. The Company believes that all recipients had adequate access, through employment or other relationships, to information about the Company to make an informed investment decision.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits.


 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
   1.1++   Form of Underwriting Agreement.

   3.1++   Amended and Restated Certificate of Incorporation of the Company.

   3.2++   Form of Second Restated Certificate of Incorporation of the Company to become effective immediately prior to the Offering.

   3.3++   Bylaws of the Company, as amended.

   3.4++   Form of Restated Bylaws of the Company to be effective upon completion of the Offering.

   4.1++   Form of Certificate for Common Stock.

   5.1++   Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.

  10.1++   Asset Purchase Agreement between the Company and AST, dated September 15, 1995.

  10.2++   Asset Purchase Agreement between the Company, ProMedica Distribution, Inc. (ProMedica) and certain stockholders of ProMedica, dated July 26, 1996.

  10.3++   Series A-1 Preferred Stock Purchase Agreement among the Company and the purchasers listed on Schedule A thereto, dated July 27, 1995.

  10.4++   Series B Preferred Stock Purchase Agreement among the Company and the investors listed on Schedule A thereto, dated July 12, 1996.

  10.5++   Series C Preferred Stock Purchase Agreement between the Company and Medtronic Asset Management, Inc., dated November 27, 1996.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
  10.6++   Common Stock Purchase Warrant between the Company and Heartport, Inc. (Heartport), dated February 22,
            1997.

  10.7*    International Distribution Agreement between AST and AMCO, Inc., dated September 20, 1994.

  10.8*++  Manufacturing Supply Agreement between the Company and Kaiser Electro-Optics, Inc., dated July 19, 1995.

  10.9*    U.S.A. and Canada Distribution Agreement between the Company and Delacroix-Chevalier Inc., dated July
            11, 1996.

  10.10*   Distributor Agreement between the Company and Peters, dated July 15, 1996.

  10.11*   Sales Agreement between the Company and Medtronic, Inc., dated November 27, 1996.

  10.12*   Supply and Services Agreement between the Company and Heartport, dated February 22, 1997.

  10.13*   Supplemental Rights Agreement between the Company and Medtronic, Inc., dated November 27, 1996.

  10.14++  Amended and Restated Investors' Rights Agreement between the Company and the stockholders listed on
            Schedule A thereto, dated November 27, 1996.

  10.15++  Amendment to the Amended and Restated Investors' Rights Agreement between the Company, Heartport and the stockholders listed on Exhibit A thereto, dated February 22, 1997.

  10.16++  Letter Agreement regarding Investment Representations and Registration Rights between the Company and
            Urohealth Systems, Inc. (Urohealth), dated December 13, 1996.

  10.17*   Consulting Agreement between the Company and Harry R. McKinley, dated September 15, 1995, as amended.

  10.18*   Consulting Agreement between the Company and Urohealth, dated December 13, 1996.

  10.19++  Form of Professional Services Agreement.

  10.20++  Form of Non-Disclosure Agreement for Proprietary or Business Confidential Information.

  10.21++  Non-Competition, Non-Disclosure and Patent and Inventions Assignment Agreement among Harry R. McKinley,
            McKinley Optics, Inc. ("MOI") and AST, dated December 18, 1991.

  10.22*   License and Development Agreement among Harry R. McKinley, MOI and AST, dated December 18, 1991, as amended on June 28, 1994.

  10.23*   License Agreement between the Company and Allen Newman, dated September 2, 1994, as amended December 13,
            1996.

 10.24*++  Agreement to Amend License and Development Agreement between Harry R. McKinley, MOI and the Company, dated September 15, 1995.

  10.25*   License Agreement between the Company and Kaiser Aerospace, dated July 19, 1995.

 10.26*++  Technology Strategic Alliance: Memorandum of Understanding between the Company and Kaiser Electro
            Optics, Inc., dated July 19, 1995.

  10.27*   Non-Exclusive License Agreement between the Company, Fuji Photo Film Co., Ltd. and Fuji Photo Film
            Optical Co., Ltd., dated June 25, 1996.

  10.28++  Memorandum of Understanding between the Company and Cogent Light Technologies, dated March 27, 1996.

 EXHIBIT
 NUMBER                                                  DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
  10.29*   License Agreement between the Company and Urohealth, dated December 13, 1996.

  10.30*   License Agreement between the Company, HealthCom, Inc. and GDE Systems, Inc., dated February 28, 1997.

  10.31++  Lease dated April 14, 1994, as amended by a certain First Amendment to Lease dated March 29, 1996 and a certain Second Amendment to Lease dated October 22, 1996 between the Company and Robert F. Tambone, as
            Trustee of MAT Realty Trust, u/d/t dated June 4, 1986.

  10.32++  Standard Sublease between the Company and Quintiles Pacific, Inc., dated January 23, 1996.

  10.33++  Standby Letter of Credit from Silicon Valley Bank, dated August 9, 1996.

  10.34++  1995 Stock Option Plan.

  10.35++  1995 Stock Option Plan Form of Notice of Grant.

  10.36++  1995 Stock Option Plan Form of Stock Option Agreement.

  10.37++  1995 Stock Option Plan Form of Stock Purchase Agreement.

  10.38    1997 Stock Option/Stock Issuance Plan, as amended.

  10.39++  1997 Stock Option/Stock Issuance Plan Form of Notice of Grant.

  10.40++  1997 Stock Option/Stock Issuance Plan Form of Stock Option Agreement.

  10.41++  1997 Stock Option/Stock Issuance Plan Form of Stock Purchase Agreement.

  10.42++  1997 Employee Stock Purchase Plan.

  10.43++  Form of Indemnification Agreement between the Company and each of its directors.

  10.44++  Form of Indemnification Agreement between the Company and each of its officers.

  10.45++  Form of Waiver of Registration Rights, dated February 28, 1997.

  10.46++  1997 Stock Option/Stock Issuance Plan Form of Stock Issuance Agreement.

  10.47++  Stock Issuance Agreement dated March 3, 1997 between the Company and those purchasers set forth in
            Schedule A.

  11.1++   Statement re: Computation of Per Share Data.

  23.1++   Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).

  23.2     Consent of Ernst & Young LLP, Independent Auditors.

  24.1++   Power of Attorney.

  27.1++   Financial Data Schedule.


--------------

         +
     To be filed by amendment.

        ++
     Previously filed.

         *
     Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

    (b) Financial Statement Schedules included separately in the Registration Statement.

    All other schedules are omitted because they are not required, are not applicable or the information is included in the Financial Statements or Notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 1st day of July, 1997.


                                VISTA MEDICAL TECHNOLOGIES, INC.

                                By:               /s/ JOHN R. LYON
                                     -----------------------------------------
                                                    John R. Lyon
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
       /s/ JOHN R. LYON          Officer and Director
------------------------------   (Principal Executive          July 1, 1997
        (John R. Lyon)           Officer)

                                Director of Finance and
    /s/ ROBERT J. DE VAERE       Administration and Chief
------------------------------   Financial Officer             July 1, 1997
     (Robert J. De Vaere)        (Principal Financial and
                                 Accounting Officer)

              *
------------------------------  Chairman of the Board and      July 1, 1997
       (James C. Blair)          Director

              *
------------------------------  Director                       July 1, 1997
      (Olav B. Bergheim)

              *
------------------------------  Director                       July 1, 1997
    (Nicholas B. Binkley)

              *
------------------------------  Director                       July 1, 1997
     (Daniel J. Holland)

              *
------------------------------  Director                       July 1, 1997
     (Larry M. Osterink)

By: /s/ JOHN R. LYON
------------------------------
John R. Lyon, Attorney-in-fact

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                              DESCRIPTION                                                PAGE
---------  ------------------------------------------------------------------------------------------------     -----
   1.1++   Form of Underwriting Agreement.

   3.1++   Amended and Restated Certificate of Incorporation of the Company.

   3.2++   Form of Second Restated Certificate of Incorporation of the Company to become effective immediately prior to the Offering.

   3.3++   Bylaws of the Company, as amended.

   3.4++   Form of Restated Bylaws of the Company to be effective upon completion of the Offering.

   4.1++   Form of Certificate for Common Stock.

   5.1++   Opinion of Brobeck, Phleger & Harrison LLP with respect to the Common Stock being registered.

  10.1++   Asset Purchase Agreement between the Company and AST, dated September 15, 1995.

  10.2++   Asset Purchase Agreement between the Company, ProMedica Distribution, Inc. (ProMedica) and
            certain stockholders of ProMedica, dated July 26, 1996.

  10.3++   Series A-1 Preferred Stock Purchase Agreement among the Company and the purchasers listed on
            Schedule A thereto, dated July 27, 1995.

  10.4++   Series B Preferred Stock Purchase Agreement among the Company and the investors listed on
            Schedule A thereto, dated July 12, 1996.

  10.5++   Series C Preferred Stock Purchase Agreement between the Company and Medtronic Asset Management,
            Inc., dated November 27, 1996.

  10.6++   Common Stock Purchase Warrant between the Company and Heartport, Inc. (Heartport), dated
            February 22, 1997.

  10.7*    International Distribution Agreement between AST and AMCO, Inc., dated September 20, 1994.

  10.8*++  Manufacturing Supply Agreement between the Company and Kaiser Electro-Optics, Inc., dated July
            19, 1995.

  10.9*    U.S.A. and Canada Distribution Agreement between the Company and Delacroix-Chevalier Inc., dated
            July 11, 1996.

  10.10*   Distributor Agreement between the Company and Peters, dated July 15, 1996.

  10.11*   Sales Agreement between the Company and Medtronic, Inc., dated November 27, 1996.

  10.12*   Supply and Services Agreement between the Company and Heartport, dated February 22, 1997.

  10.13*   Supplemental Rights Agreement between the Company and Medtronic, Inc., dated November 27, 1996.

  10.14++  Amended and Restated Investors' Rights Agreement between the Company and the stockholders listed on Schedule A thereto, dated November 27, 1996.

  10.15++  Amendment to the Amended and Restated Investors' Rights Agreement between the Company, Heartport and the stockholders listed on Exhibit A thereto, dated February 22, 1997.

  10.16++  Letter Agreement regarding Investment Representations and Registration Rights between the
            Company and Urohealth Systems, Inc. (Urohealth), dated December 13, 1996.

 EXHIBIT
 NUMBER                                              DESCRIPTION                                                PAGE
---------  ------------------------------------------------------------------------------------------------     -----
  10.17*   Consulting Agreement between the Company and Harry R. McKinley, dated September 15, 1995, as amended.

  10.18*   Consulting Agreement between the Company and Urohealth, dated December 13, 1996.

  10.19++  Form of Professional Services Agreement.

  10.20++  Form of Non-Disclosure Agreement for Proprietary or Business Confidential Information.

  10.21++  Non-Competition, Non-Disclosure and Patent and Inventions Assignment Agreement among Harry R.
            McKinley, McKinley Optics, Inc. and AST, dated December 18, 1991.

  10.22*   License and Development Agreement among Harry R. McKinley, McKinley Optics, Inc. ("MOI") and
            AST, dated December 18, 1991, as amended on June 28, 1994.

  10.23*   License Agreement between the Company and Allen Newman, dated September 2, 1994, as amended
            December 13, 1996.

 10.24*++  Agreement to Amend License and Development Agreement between Harry R. McKinley, MOI and the
            Company, dated September 15, 1995.

  10.25*   License Agreement between the Company and Kaiser Aerospace, dated July 19, 1995.

 10.26*++  Technology Strategic Alliance: Memorandum of Understanding between the Company and Kaiser
            Electro Optics, Inc., dated July 19, 1995.

  10.27*   Non-Exclusive License Agreement between the Company, Fuji Photo Film Co., Ltd. and Fuji Photo
            Film Optical Co., Ltd., dated June 25, 1996.

  10.28++  Memorandum of Understanding between the Company and Cogent Light Technologies, dated March 27,
            1996.

  10.29*   License Agreement between the Company and Urohealth, dated December 13, 1996.

  10.30*   License Agreement between the Company, HealthCom, Inc. and GDE Systems, Inc., dated February 28,
            1997.

  10.31++  Lease dated April 14, 1994, as amended by a certain First Amendment to Lease dated March 29,
            1996 and a certain Second Amendment to Lease dated October 22, 1996 between the Company and
            Robert F. Tambone, as Trustee of MAT Realty Trust, u/d/t dated June 4, 1986.

  10.32++  Standard Sublease between the Company and Quintiles Pacific, Inc., dated January 23, 1996.

  10.33++  Standby Letter of Credit from Silicon Valley Bank, dated August 9, 1996.

  10.34++  1995 Stock Option Plan.

  10.35++  1995 Stock Option Plan Form of Notice of Grant.

  10.36++  1995 Stock Option Plan Form of Stock Option Agreement.

  10.37++  1995 Stock Option Plan Form of Stock Purchase Agreement.

  10.38    1997 Stock Option/Stock Issuance Plan, as amended.

  10.39++  1997 Stock Option/Stock Issuance Plan Form of Notice of Grant.

  10.40++  1997 Stock Option/Stock Issuance Plan Form of Stock Option Agreement.

  10.41++  1997 Stock Option/Stock Issuance Plan Form of Stock Purchase Agreement.

 EXHIBIT
 NUMBER                                              DESCRIPTION                                                PAGE
---------  ------------------------------------------------------------------------------------------------     -----
  10.42++  1997 Employee Stock Purchase Plan.

  10.43++  Form of Indemnification Agreement between the Company and each of its directors.

  10.44++  Form of Indemnification Agreement between the Company and each of its officers.

  10.45++  Form of Waiver of Registration Rights, dated February 28, 1997.

  10.46++  1997 Stock Option/Stock Issuance Plan Form of Stock Issuance Agreement

  10.47++  Issuance Agreement dated March 3, 1997 between the Company and those purchasers set forth in
            Schedule A.

  11.1++   Statement re: Computation of Per Share Data.

  23.1++   Consent of Brobeck, Phleger & Harrison LLP (contained in their opinion filed as Exhibit 5.1).

  23.2     Consent of Ernst & Young LLP, Independent Auditors.

  24.1++   Power of Attorney.

  27.1++   Financial Data Schedule.

--------------

  ++ Previously filed.

  * Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.